UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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8x8, Inc.

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TO OUR STOCKHOLDERS:
Thank you for your continued support and investment in our company.
In fiscal 2023 we achieved record service and total revenue, improved our margins, and increased our cash flow. We also completed the integration of Fuze operations, extended the global coverage of our communications platform, and introduced platform-wide integration of generative AI from OpenAI. As we reflect on the past year, our progress delivering value to our customers, partners, and employees brings both pride for the hard work that has gone into making substantial changes, and enthusiasm for where we are headed. Although our stock price is not yet registering the strides we made in fiscal 2023, we believe our focused investments in innovation and commitment to increasing operating leverage and cash flow will be reflected in our valuation over time as investors become more familiar with the foundation we have established this year. We are well on the way to building an innovation engine capable of delivering durable long term growth and operating leverage. Nothing takes a higher priority than earning the trust of all our stakeholders. To that end we are leveraging our technology to enable an agile workplace, empower employees to deliver better customer experiences, and harness the power of artificial intelligence, all of which deliver value to our bottom line and to our shareholders.
In today's business landscape, organizations are recognizing the importance of customer retention alongside customer acquisition. The traditional view of the contact center as merely a cost center is shifting. After years of cost optimization, “customer-obsessed” organizations are allocating resources to improving their customers’ experiences as a means to drive higher satisfaction and loyalty, and ultimately revenue and profits. This shift presents a significant market opportunity for us.
Surveys of IT and contact center professionals reveal that the most challenging aspects to modernizing customer care are connecting user experiences across all channels – digital, human, and hybrid – and incorporating real-time data-derived insights into user facing apps. As a leader in both unified communications as a service (UCaaS) and contact center as a service (CCaaS), 8x8 is uniquely positioned to help our customers overcome these challenges.
As organizations chart their omnichannel, customer-centric experience strategy, they first need a scalable, high-availability communications infrastructure that spans all employees within an organization. We have honed our expertise in this area with tens of thousands of customers, millions of users, and an extensive portfolio of intellectual property.
They also need to extend contact center-like tools and data to all customer-facing employees. More than half of all customer interactions occur outside the traditional contact center. We are empowering these “crossover users” in areas such as billing, technical support, and sales with training, tools, and customer data that enable organizations to enhance customer satisfaction, increase employee productivity, and drive their revenue growth.
Finally, organizations must exploit the power of artificial intelligence and machine learning (AI/ML) for speedy, accurate responses to simple queries; intelligent routing of more complex issues; and effective, well-informed cost management.
We have dedicated our engineering resources to creating a unified, modern platform that allows our customers to successfully implement an AI-enhanced omnichannel customer experience strategy. With our unified UCaaS/CCaaS platform - which we brand as XCaaS – organizations can simplify administration, increase data security and governance, and most importantly tailor functionality based on users’ customer engagement profiles with ease and flexibility. Further, our microservices-based architecture enables deep integration of best-in-class, purpose-built AI solutions from our growing ecosystem of industry-leading technology partners.
The result for customers is a fully orchestrated customer experience with higher first contact resolution, improved customer and employee satisfaction, and increased return on investment through higher retention and increased sales. This is our mission, our vision, and our daily commitment because we firmly believe this is the future of customer engagement.
What follows is several financial highlights from the past year. Our service revenue experienced a substantial 18% increase, reaching $710 million. Overall, our total revenue increased by 17% to $744 million showcasing the resilience and strength of our business as the economy slowed. These results include revenue from Fuze customers, which we acquired in January 2022.

The acquisition of Fuze increased our engineering resources, expanded our enterprise customer base, and was accretive to our operating results in fiscal 2023. With the increased scale that resulted from the acquisition, combined with our continued focus on managing the cost of delivering our services, we improved our GAAP and non-GAAP gross margin by 6 percentage points. This resulted in a year-over-year increase in GAAP gross profit of 29%.
We made the decision in early 2023 to prioritize increased operating profits and cash flow by narrowing our focus to mid-market and enterprise customers who are most likely to realize value from our XCaaS solutions. This focus drove notable progress in optimizing our sales and marketing expenses during the year. The combined effect of increased gross profits and slower growth in operating expenses (compared to revenue growth) resulted in a significant 57% decline in reported GAAP operating loss, and an increase of nearly 500% in non-GAAP operating profit. Cash flow generated by operations increased 41% from fiscal 2022, even after absorbing restructuring, severance, and acquisition costs.
Our improved financial profile allowed us to successfully complete an exchange transaction that retired the majority of our 2024 Notes in August 2022. We subsequently repurchased an additional $33 million in aggregate principal value. We believe our cash and investments balance of $139 million at year-end, combined with anticipated cash flow from operations in fiscal 2024, will be more than sufficient to repay the remaining $63 million in 2024 Notes that will mature in February 2024, while maintaining our liquidity target of at least $100 million in cash and investments.
As impressive as our fiscal 2023 financial accomplishments are, we know that future operating leverage must come from revenue growth. To drive growth in the future, we have significantly increased our investment in innovation, allocating 15% (on a non-GAAP basis)1 of our total revenue to research and development. By investing in innovation, we are establishing the foundation for durable growth in the future. These investments are already yielding results with the introduction of new solutions such as our AI-based Intelligent Customer Assistant and the expansion of our global coverage to 58 countries.
Looking ahead, we remain committed to delivering exceptional value to all our stakeholders. We will continue to innovate as our market evolves and strive to exceed expectations as we strengthen our position as a leader in the industry.
I am indebted to all the 8x8 employees who come to work every day intent on achieving our vision. They translate opportunity into action where it counts most, and I am inspired by their creativity, dedication and results. I also appreciate our 8x8 community of partners and customers whose continued trust and support transform our goals into reality. Now it’s time to make sure that being an 8x8 shareholder is as satisfying as being a team8, partner, and customer. Thank you to all of our investors - new, old, and potential - for your time today. We look forward to all the potential this partnership has for mutual success and hope it is clear that we are firmly on that path.
Sincerely,
Samuel C. Wilson
Chief Executive Officer

1 A reconciliation of GAAP to Non-GAAP metrics is provided in Appendix A. For a detailed discussion of our non-GAAP metrics, please refer to the 8x8, Inc. Fourth Quarter and Fiscal 2023 Financial Results filed on Form 8-K with the SEC on May 11, 2023.

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS
The 2023 Annual Meeting of Stockholders of 8x8, Inc. (“8x8” or the “Company”), a Delaware corporation, will be held virtually at the date and time indicated below.
MEETING INFORMATION
JULY 28, 2023
9:00 a.m. Pacific Time
All stockholders are cordially invited to virtually attend the 2023 Annual Meeting. We will be hosting the Annual Meeting via live webcast on the Internet. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/8x82023. Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet. You will not be able to attend the Annual Meeting in person. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/8x82023. However, to ensure your representation at the 2023 Annual Meeting, you are urged to vote as promptly as possible. Any stockholder of record virtually attending the 2023 Annual Meeting may vote even if he or she has previously returned a proxy. The items of business are summarized below and are described in more detail in the Proxy Statement accompanying this notice.

ITEMS OF BUSINESS

1.
To elect seven directors to hold office until the 2024 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Jaswinder Pal Singh, Samuel Wilson, Monique Bonner, Todd Ford, Alison Gleeson, Eric Salzman and Elizabeth Theophille.

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024.

3.	To approve, through an advisory vote, the Company’s executive compensation for the fiscal year ended March 31, 2023.

4.	To approve, through an advisory vote, the frequency of the Company’s future advisory votes to approve executive compensation.

RECORD DATE
Stockholders of record at the close of business on Friday, June 2, 2023 are entitled to notice of and to vote at the 2023 Annual Meeting or at any adjournments or postponements thereof.
STOCKHOLDER LIST
A list of stockholders entitled to vote will be available for 10 days prior to the Annual Meeting at our headquarters, 675 Creekside Way, Campbell, California 95008. If you would like to view the stockholder list, please contact our Investor Relations department at (408) 495-2524 to schedule an appointment or for alternative arrangements to the extent office access is impracticable. In addition, a list of stockholders of record will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/8x82023.
By Order of the Board of Directors,
Jaswinder Pal Singh
Campbell, California
June 15, 2023

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include but are not limited to: changing industry trends, operational and economic impacts of the COVID-19 pandemic, new product innovations and integrations, market demand for our products, channel and e-commerce growth, sales and marketing activities, strategic partnerships, business strategies, improved customer acquisition and support costs, customer churn, future operating performance and efficiencies, financial outlook, revenue growth, and profitability, reducing unit costs and improving gross profit margin, driving sustainable growth and increasing profitability and cash flow, new debt and interest expense, hiring of employees, general and administrative expenses in future periods, and the impact of foreign currency exchange rate and interest rate fluctuations. You should not place undue reliance on such forward-looking statements. Actual results could differ materially from historical results and those projected in forward-looking statements depending on a variety of factors, including, but not limited to: the impact of economic downturns on us and our customers, including the impacts of the COVID-19 pandemic; the impact of cost increases and general inflationary pressures on our operating expenses, including for bandwidth and labor; the ongoing volatility and conflict in the political and economic environment, including the impact of Russia’s invasion of Ukraine and any macro-economic impact that may have; customer cancellations and rate of customer churn; customer acceptance and demand for our new and existing cloud communication and collaboration services and features, including voice, contact center, video, messaging, and communication application programming interfaces (“APIs”); competitive market pressures, and any changes in the competitive dynamics of the markets in which we compete; the quality and reliability of our services; our ability to scale our business; customer acquisition costs; our reliance on a network of channel partners to provide substantial new customer demand; timing and extent of improvements in operating results from increased spending in marketing, sales, and research and development; the amount and timing of costs associated with recruiting, training, and integrating new employees and retaining existing employees; our reliance on infrastructure of third-party network service providers; risk of failure in our physical infrastructure; risk of defects or bugs in our software; risk of cybersecurity breaches; our ability to maintain the compatibility of our software with third-party applications and mobile platforms; continued compliance with industry standards and regulatory and privacy requirements, globally; introduction and adoption of our cloud software solutions in markets outside of the United States; risks relating to the acquisition and integration of businesses we have acquired or may acquire in the future, including most recently, Fuze, Inc.; risks related to fluctuations in the value of the United States Dollar and other currencies that underlie our business transactions; risks related to our remaining convertible senior notes due 2024 and the related capped call transactions, including the timing of any future repayment; and potential future intellectual property infringement claims and other litigation that could adversely impact our business and operating results.
For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s report on Forms 10-K, as well as other reports that 8x8, Inc. files from time to time with the U.S. Securities and Exchange Commission (the “SEC”). All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
GARTNER DISCLAIMER
The Gartner content described herein (the "Gartner Content") represent(s) research opinion or viewpoints published as part of a syndicated subscription service by Gartner, Inc. ("Gartner") and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this proxy statement) and the opinions expressed in the Gartner Content are subject to change without notice.
Gartner does not endorse any vendor, product or service depicted in our research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

PROXY SUMMARY
The following is a summary of certain key information in our Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the full Proxy Statement and our Annual Report on Form 10-K for the year ended March 31, 2023. In this Proxy Statement, we refer to 8x8, Inc. as “8x8,” the “Company,” “we” or “us,” and we refer to our fiscal year ended March 31, 2023 as “fiscal 2023” or “F2023.” Please note that the information on, or accessible through, our website is expressly not incorporated by reference in this Proxy Statement.
ELIGIBILITY TO VOTE
Stockholders of record at the close of business on Friday, June 2, 2023 are entitled to notice of and to vote at the 2023 Annual Meeting or at any adjournments or postponements thereof.
HOW TO VOTE
You may vote using any one of the following methods. In all cases, you should have your 16-Digit Control Number from your proxy card available and follow the instructions. Voting will be accepted until 11:59 p.m. (EDT) on July 27, 2023:

Online at www.proxyvote.com	By Telephone at 1-800-690-6903

Online using your mobile device by scanning the QR Code	By mail by voting, signing and timely mailing your Proxy Card

MEETING INFORMATION

Time and Date:	Friday, July 28, 2023 at 9:00 a.m. Pacific
Virtual Meeting Address:	www.virtualshareholdermeeting.com/8x82023
VOTING MATTERS AND BOARD RECOMMENDATIONS
The table below includes a brief description of each matter to be voted upon at the Annual Meeting, along with the voting recommendation of our board of directors, or “Board.”

Description of Proposals		Board Vote Recommendation	Page Reference

1.	To elect seven directors to hold office until the 2024 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Jaswinder Pal Singh, Samuel Wilson, Monique Bonner, Todd Ford, Alison Gleeson, Eric Salzman and Elizabeth Theophille.	FOR each Company Nominee	26

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024.	FOR	33

3.	To approve, through an advisory vote, the Company’s executive compensation for the fiscal year ended March 31, 2023.	FOR	72

4.	To approve, through an advisory vote, the frequency (every one, two or three years) of the Company’s future advisory votes to approve executive compensation.	FOR 1 year	73

8x8, Inc. | PROXY STATEMENT 1

PROXY SUMMARY
DIRECTOR NOMINEES
In Proposal One, our stockholders are asked to vote on the election of the seven individuals nominated by the Board, each of whom is currently serving as a director. The tables below set forth basic information concerning each nominee individually and highlight certain qualifications, areas of expertise and attributes of our nominees collectively.

Name	Age	Director Since	Principal Occupation	Independent
Jaswinder Pal Singh(1)	58	2013	Professor of Computer Science, Princeton University	Yes
Samuel Wilson	54	2023	Chief Executive Officer, 8x8, Inc.	No
Monique Bonner	52	2018	Board Director and Advisor	Yes
Todd Ford	56	2019	Board Director and Advisor	Yes
Alison Gleeson	57	2021	Board Director and Advisor	Yes
Eric Salzman	56	2012	Chief Executive Officer, Safeguard Scientifics, Inc.	Yes
Elizabeth Theophille	56	2019	Board Director and Advisor	Yes
(1)Dr. Singh has served as Chairman of the Board since December 10, 2020.
BOARD OF DIRECTORS SNAPSHOT
Ensuring the Board is composed of directors who bring diverse perspectives, experience and backgrounds to effectively represent the long-term interests of stockholders is a key priority of our Board. In this regard, the Board believes that conducting regular, periodic assessments of its composition and size is an important aspect of an effective governance structure. The Board seeks a balance between retaining directors with deep knowledge of our Company and our industry, while adding directors who bring new perspectives. Since the beginning of fiscal 2019, we have added four new Board members while taking steps to increase the Board’s breadth and depth of experience and diversity. In fiscal 2021, we appointed Dr. Singh from Lead Independent Director to Chairman of the Board.

■ <5 years ■ 5-10 years ■ +10 years	■ Independent ■ Non-Independent	■ Non-Diverse ■ Diverse
2 8x8, Inc. | PROXY STATEMENT

PROXY SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS (page 8)
We are committed to the highest standards of corporate governance. Our Governance and Nominating Committee monitors new and changing trends and best practices in corporate governance, considers whether we should make changes in light of these trends, and makes recommendations to the Board. The table below sets forth some highlights of our corporate governance programs and policies.

Board and Committees	Management	Stockholders Rights and Engagement

•Separate Chairman and CEO roles.	•Robust executive and Board member stock ownership requirements, including a 6X ownership requirement for our CEO (ratio of value of equity ownership to base salary).	•We have a single-class share capital structure. Each issued and outstanding share of our stock is entitled to one vote per share on all matters submitted to the stockholders for a vote.

▪Six of our seven director nominees are independent, including all members of our four standing committees.	▪We do not allow short sales, hedging or pledging of stock ownership positions, or transactions involving derivatives of our stock, by employees, management or Board members.	▪We do not have a classified board structure or multi-year directorships. All of our directors are elected on an annual basis.

▪Our Board and each of its four standing committees conduct a formal assessment of its performance on an annual basis. In fiscal year 2024, we established the Technology & Cybersecurity Committee to advise the Board on technology strategy, innovation, R&D, and assess significant business risks and opportunities related to data privacy, information and cybersecurity, further strengthening our governance framework.
	▪Related party transactions involving management or a member of our Board require prior approval of the Audit Committee.	▪Our capital structure and organizational documents do not reflect any “poison pill” provisions.

▪Regular executive sessions are conducted by the independent directors without management present, overseen by our independent Chairman of the Board.	▪Executive compensation is reviewed by the Compensation Committee annually, with advice and data (including a benchmark analysis) provided by an independent compensation consultant.	▪None of our officers or directors (nor any of their affiliates) has a controlling interest in our stock. Our officers and directors as a group hold less than 5% of our outstanding common stock.

▪Our Board adopted a CEO Absence Event Management Process in 2016, which was reviewed by the Governance and Nominating Committee in 2020 as part of our ongoing succession planning.
▪A significant portion of each executive’s annual compensation is “at risk” and a significant portion of long-term equity incentive compensation depends on our stock performance relative to either the Russell 2000 index or the S&P Software and Services index.
▪We do not have a super-majority approval requirement to amend any of our organizational documents.

▪Director compensation is reviewed by our Compensation Committee at least once every two years, per our Corporate Governance Principles, with advice and data provided by an independent compensation consultant.
	▪We have clawback rights under our expired 2012 equity incentive plan and our 2022 equity incentive plan that permit us to recover long-term gains under specified circumstances.	▪We have an active and ongoing stockholder outreach and engagement program.

▪Our Board has adopted a majority voting policy requiring (and each nominee for director has agreed) that if the nominee fails to receive more votes cast “FOR” his or her selection than “WITHHELD,” the nominee shall tender his or her resignation from the Board.

8x8, Inc. | PROXY STATEMENT 3

PROXY SUMMARY
FISCAL 2023 BUSINESS HIGHLIGHTS
Digital transformation continues to drive increased adoption of cloud-based technologies. The migration from on-premise to cloud-based solutions for telephony and contact center software creates a large and expanding market opportunity for 8x8. We address this opportunity with our XCaaS solution, combining enterprise-grade unified communications as a service (UCaaS) and CCaaS (contact center as a service) on a unified, cloud-native platform. We believe continued innovation on our platform and XCaaS solutions is crucial to generating durable growth and long-term value for our customers, employees and shareholders.
In fiscal 2023, we achieved record service and total revenue, completed the integration of Fuze operations, extended the global coverage of our communications platform, and introduced platform-wide integration of generative AI from Open AI.
Our commitment to improving margins and generating cash flow, while increasing our investment in innovation, led us to refine our XCaaS strategy in fiscal 2023. During the year, we restructured our business to target the market and customer segments where we believe we have the strongest competitive advantage. We also focused on improving efficiency in our operations, especially sales and marketing, and increasing customer retention. As a result, we reduced sales and marketing programs targeting small businesses, increased our investment in customer success initiatives, and centered our innovation investments on platform capabilities to enable AI-based contact center solutions and tailored user experiences. We also reduced our total headcount by approximately 14 percent in two separate actions in September and January.
We believe our discipline in focusing our investments and managing our costs sets the stage for durable growth and margin expansion in the future. Below are highlights of the year:
•We continued to expand annual recurring subscription and usage revenue (ARR)2, with growth led by increased adoption of our XCaaS solutions by enterprise customers.
◦Year-end ARR was $703 million, an increase of 2% from year-end 2022.
◦Enterprise customers accounted for 58% of total ARR, compared to 57% of ARR at the end of fiscal 2022 and 49% at the end of fiscal 2021.3
◦ARR from our XCaaS solutions increased 17% year-over-year and accounted for approximately 40% of total ARR, compared to 35% at the end of fiscal 2022 and 31% at the end of fiscal 2021.
•We achieved record service and total revenue, growing revenue significantly more than costs and expenses, resulting in increased gross profit, operating margin, and cash flow generated by operations.4
◦Total revenue increased by 17% year-over-year to $744 million, including $111 million from Fuze customers. Service revenue grew by 18% year-over-year to $710 million, including $110 million from Fuze customers.
◦GAAP gross profit increased 29% year-over-year to $502 million, or approximately 68% of revenue. Non-GAAP gross profit increased 28% year-over-year to $527 million, or approximately 71% of revenue. The improvement in both GAAP and non-GAAP profits reflected multi-year initiatives to reduce the cost of delivering our cloud-based services worldwide.
◦GAAP operating loss was $66 million, a significant improvement from the GAAP operating loss of $154 million in fiscal 2022.
◦Non-GAAP operating profit increased 488% year-over-year to $62 million, or approximately 8% of revenue, compared to $11 million or approximately 2% of revenue in fiscal 2022.
◦Cash generated by operations increased 41% year-over-year to $49 million.
•We improved our capital structure, maintaining sufficient liquidity to manage our operations while extending the maturity of the majority of our convertible debt.4
◦Year-end cash and investments, excluding restricted cash, totaled $138 million compared to $139 million at the end of fiscal 2022.
◦We extinguished approximately $404 million of the $500 million in aggregate principal amount of our 2024 Senior Convertible Notes due in February 2024 through an exchange transaction and subsequent repurchases, extending the average maturity of our debt and increasing our flexibility to reduce our total leverage through early repayments of principal.
◦As part of the initial exchange transaction for the 2024 Notes in August 2022, we repurchased 10.7 million shares of common stock for approximately $60 million.
◦Subsequent to the initial exchange transaction, we used cash generated from operations to repurchase an additional principal amount of the 2024 Notes in a few privately negotiated transactions, reducing the total amount of principal maturing in February 2024 to $63 million.
2 We define ARR as the sum of the most recent month of (i) recurring subscription amounts and (ii) platform usage charges for all CPaaS customers (subject to a minimum billings threshold for a period of at least six consecutive months), multiplied by 12.
3 Enterprise ARR is defined as ARR from customers that generate >$100,000 ARR. Mid-market ARR is defined as ARR from customers that generate $25,000 to $100,000 ARR. Small business ARR is defined as ARR from customers that generate <$25,000 ARR.
4 A reconciliation of non-GAAP measures to the most directly comparable GAAP measures is provided in Appendix A.
4 8x8, Inc. | PROXY STATEMENT

PROXY SUMMARY
•We continued to expand the features and distribution of our industry-leading integration with Microsoft Teams, resulting in nearly 100% growth in users year-over-year, to more than 300,000.
◦We introduced 8x8 XT Direct Routing as a Service offering, enabling cost reduction and improved productivity for enterprises adopting Microsoft Teams.
◦We created the 8x8 phone app for Microsoft Teams.
•We accelerated the pace of innovation on our XCaaS platform across four crucial vectors: User Interface/Experience (UX/UI), data and analytics, AI integration, and high availability (HA)/scalability.
◦We infused deep AI/ML and natural language understanding models across the 8x8 XCaaS platform, launching 8x8 Intelligent Customer Assistant for Contact Center and integrating OpenAI Whisper services for transcription across the platform.
◦Enhanced customer experience analytics, expanding access to digital channel details and attachments in 8x8 Quality Management and Speech Analytics.
◦Improved agent, supervisor and administrators experiences with a new Mobile Admin composed experience, deeper integrations with Microsoft Dynamics 365 Customer Service and Salesforce Sales Engagement software, and a new 8x8 Supervisor Workspace.
◦Released thousands of updates utilizing Continuous Integration/Continuous Deployment (CI/CD) methods, achieving high XCaaS platform uptime with minimal defects.
◦Expanded cloud PSTN support to 58 countries.
•We were recognized worldwide for our industry leadership, completeness of vision, ability to execute, and innovation including:
◦A Leader in the 2022 Gartner® Magic Quadrant™ for Unified Communications as a Service, Worldwide5 for the eleventh consecutive year.
◦Inclusion in the 2022 Gartner Magic Quadrant for Contact Center as a Service6 for the eighth consecutive year.
◦Recognition for strong cybersecurity practices with the Cyber Trust mark certification from Singapore's Cyber Security Agency (CSA).
◦Multiple additional awards and recognition: Computing’s DevOps Excellence for Best Automation Project; Metrigy MetriStar Top Provider for CCaaS Platform, Conversation AI, Agent Assist Software and Cloud Phone Systems; the CRN Tech Innovator for Conversation IQ; Gold Stevie for Customer Service Executive; Comms Council UK for Best ITSP Large Enterprise and Best Innovation; UC Today UC Partner for Best Channel Ecosystem; Telarus Best Overall Supplier for Canada; and Avant Top International Vendor and UK Vendor of the Year.
•We refined our processes for customer feedback and increased our investment in customer satisfaction and success.
◦We exited the year with customer retention at a multi-year high. Retention of acquired Fuze customers continued to exceed our original expectations as we pledged to continue to support the Fuze platform until upgrades are completed.
◦We achieved a CSAT score >90% from enterprise customers for our customer support.
•We successfully managed senior leadership transitions while meeting or exceeding our financial objectives.
◦Samuel C. Wilson was appointed as interim Chief Executive Officer following the termination of Dave Sipes in November 2022. Mr. Wilson was subsequently appointed CEO and joined the 8x8 Board of Directors on May 31, 2023. Kevin Kraus was appointed interim Chief Financial Officer following Mr. Wilson’s appointment as interim CEO and subsequently promoted to Chief Financial Officer on June 5, 2023.
◦Laurence Denny was promoted to Chief Legal Officer and Corporate Secretary from Deputy General Counsel.
◦Dr. Jeanette Winters joined the Company as Chief Human Resources Officer.
•We expanded our corporate governance framework and began the process of building out a comprehensive, structured Environmental Social and Governance (ESG) program and disclosures.
◦Recognizing the importance of data privacy, cybersecurity, and emerging technologies to our success, we established a separate Technology and Cybersecurity Committee to oversee and advise the Board and management on matters involving the Company’s overall strategy and significant business risks and opportunities in the areas of technology, innovation, cybersecurity and data privacy;
5 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide, Rafael Benitez, Megan Fernandez, Christopher Trueman, Pankil Sheth, November 28, 2022. This Magic Quadrant report name has changed from 2015 onwards- 2015-2021: Magic Quadrant for Unified Communications as a Service, Worldwide, 2014: Magic Quadrant for Unified Communications as a Service, North America With Additional Regional Presence, 2012-2013: Magic Quadrant for Unified Communications as a Service, North America.
6 Gartner Magic Quadrant for Contact Center as a Service, Drew Kraus, Steve Blood, Pri Rathnayake, Pankil Sheth, August 22, 2022. This Magic Quadrant report name has changed from 2015-2019: Magic Quadrant for Contact Center as a Service, North America.
8x8, Inc. | PROXY STATEMENT 5

PROXY SUMMARY
◦We formalized ESG oversight at the Board level under the Nominating and Governance committee and appointed a Global ESG Coordinator to track our regional ESG initiatives. We also engaged outside consultants to assess materiality and assist us in defining a multi-year roadmap for our ESG programs.
◦To support enhanced disclosure on ESG issues, we evaluated and began implementation of software that allows us to collect, track, report, and audit ESG related metrics including community engagement, diversity, equity and inclusion (DEI) initiatives, and climate-related metrics. The software also enables us to align our disclosures to the most relevant global frameworks, including those from the Sustainability Accounting Standards Board (SASB), the Task Force on Climate-related Financial Disclosures (TCFD), and the EU Corporate Sustainability Reporting Directive (CSRD).
◦Committed to Net Zero carbon emissions by 2050 in our UK operations, in compliance with UK Procurement Policy Note (PPN) 06/21.

The graphs below illustrate our performance on key financial metrics:

Annual Revenue
$744
$638
$532
$446
$750
$500
$250
$0
Millions
30%
25%
20%
15%
10%
5%
0%
Year-over-Year % Growth
FY'20
FY'21
FY'22
FY'23
Service Revenue
Other Revenue
Year-over-Year % Growth

ARR
Millions
$750
$500
$250
$0
$426
$518
$687
$703
FY'20
FY'21
FY'22
FY'23
Annual Subscription and Usage Revenue (ARR)*

Non-GAAP Operating Income
Millions
% of Revenue
$75
$50
$25
$—
$(25)
$(50)
$(75)
15%
10%
5%
—%
(5)%
(10)%
(15)%
$(61)
$(11)
$11
$62
FY'20
FY'21
FY'22
FY'23
Non-GAAP Operating Profit
As a % of Revenue

Cash Flow from Operations
Millions
$50
$25
$0
$(25)
$(50)
$(75)
$(100)
$(125)
$(94)
$(14)
$35
$49
FY'20
FY'21
FY'22
FY'23
Cash Flow from Operations

*We define ARR as the sum of the most recent month of (i) recurring subscription amounts and (ii) platform usage charges for all CPaaS customers (subject to a minimum billings threshold for a period of at least six consecutive months), multiplied by 12.

6 8x8, Inc. | PROXY STATEMENT

PROXY SUMMARY
EXECUTIVE COMPENSATION HIGHLIGHTS (page 35)
We have designed our executive compensation program to:
▪Attract, develop, motivate and retain top talent and focus our executive officers on goals that increase long-term stockholder value;
▪Ensure executive compensation is aligned with our corporate strategies and business objectives;
▪Provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of sustainable stockholder value;
▪Ensure fairness among our executives by recognizing the contributions each executive officer makes to our success, as well as his or her compensation history and experience level; and
▪Provide an incentive for long-term continued employment with us.
The table below lists some specific elements that our program possesses and avoids in turn.

What We Have	What We Don’t Have

▪An executive compensation program based on our “pay for performance” philosophy and aligned with peer compensation policies.	▪No pension arrangements or non-qualified deferred compensation plans for our executive officers.
▪Stock ownership guidelines for named executive officers and non-employee directors.	▪No special health or welfare plans for our executive officers.
▪100% independence of Compensation Committee members.	▪No single-trigger acceleration of compensation or benefits for our executive officers in connection with a change-in-control.
▪Regular review of executive target total direct compensation and long-term incentive compensation relative to peer companies of similar size, market capitalization, and operating characteristics.	▪No “gross-ups” or other tax reimbursement payments on any severance or change-in-control payments or benefits for our executives.
•Engagement of an independent compensation consultant to monitor compensation trends and advise the Compensation Committee.	•No “evergreen” provision in our 2022 Equity Incentive Plan.
•A substantial portion of the total value of annual equity awards granted to our executives is “at risk” and tied to stock performance.	•No guaranteed incentive compensation or excessive severance payments.
•The long-term equity incentives granted to our named executive officers vest or are earned over multi-year periods, consistent with current market practice and our pay-for-performance and retention objectives.
•No repricing of option awards without shareholder approval (except in connection with certain corporate events where a repricing is necessary for equitable treatment).
8x8, Inc. | PROXY STATEMENT 7

CORPORATE GOVERNANCE
GOVERNANCE FRAMEWORK
As stated in our Corporate Governance Principles, our Board is the ultimate decision-making body of the Company, except with respect to matters reserved to the stockholders. The Board selects the Chief Executive Officer, who is charged with the conduct of the Company’s business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The fundamental objective of the Board is to build long-term sustainable growth in stockholder value for the Company.
In furtherance of this mission, we have adopted a comprehensive corporate governance framework designed to enable the Board, among other things, to:
▪provide effective oversight of the senior management team in connection with its conduct of the Company’s business and affairs;
▪allow the Board to make decisions independent of management;
▪align the interests of the Board and management with those of our stockholders; and
▪maintain compliance with the requirements of the Nasdaq Stock Market LLC (the “Nasdaq”) and applicable law.
The framework helps determine our policies and practices with respect to Board composition, Board independence, Board and committee evaluations, executive compensation, stockholder engagement, risk oversight and more.
Copies of our current corporate governance documents and policies, including our Code of Business Conduct and Ethics, Corporate Governance Principles and committee charters, are available on the Investor Relations section of our website at http://investors.8x8.com. The Board reviews these corporate governance documents and policies at least every two years, and revises them when the Board determines it would serve the interests of the Company and its stockholders to do so, such as in response to changing governance practices or legal requirements.
BOARD COMPOSITION
CRITERIA FOR EVALUATING CANDIDATES. The Board, with input from the Governance and Nominating Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. Among other factors considered in the selection of each candidate, the Governance and Nominating Committee considers the following attributes, criteria and qualifications:
▪knowledge, experience, skills and expertise, particularly in areas critical to understanding the Company and its business;
▪ethnic and gender diversity;
▪personal and professional integrity and character;
▪business judgment;
▪time availability in light of other commitments, particularly service on the boards of other publicly-held companies;
▪dedication; and
▪conflicts of interest.
While the Governance and Nominating Committee has not established specific minimum qualifications for directors, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who:
▪have strong integrity;
▪have qualifications that will enhance the overall effectiveness of the Board;
▪have the highest professional and personal ethics and values, and will conduct themselves consistently with our Code of Business Conduct and Ethics (the “Code of Ethics”);
▪will comply with our corporate governance, conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines, and all other codes of conduct, policies and guidelines, as well as any relevant securities and other laws, rules, regulations and listing standards, in each case as applicable to members of the Board; and
▪satisfy other relevant standards that may be required by applicable rules and regulations, such as financial literacy or financial expertise with respect to prospective Audit Committee members.
As a matter of policy, the Board believes that a substantial majority of the directors should be independent within the meaning of the rules of the Nasdaq and the applicable independence requirements of the federal securities laws and regulations. The Board also believes that it is important to strike the right balance in its composition to ensure that there is an appropriate range and mix of expertise, diversity and knowledge.
8 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
DIVERSITY. In identifying candidates for the Board, the Governance and Nominating Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Governance and Nominating Committee and the Board endeavor to have a Board composed of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided that such individuals should all have a high level of management and/or financial experience. While the Company has no formal diversity policy that applies to the consideration of director candidates, the Governance and Nominating Committee has determined that diversity should be an important consideration in the selection of candidates, and that the Board should be comprised of members who reflect diversity not only in race and gender, but also in viewpoints, experiences, backgrounds, skills and other qualities and attributes.
Consistent with commitments we made to our stockholders in connection with our 2018 annual meeting, the Board has since added three female members and increased ethnic diversity.
The members of our Board have provided the diversity information below. Each of the categories listed in the table below has the meaning as it is used in Nasdaq rule 5605(f).
Board Diversity Matrix

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Average Tenure	3	4	0	0
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+*	—
Did Not Disclose Demographic Background	1
* Three members of our Board did not disclose LGBTQ+ affiliation.
REFRESHMENT OF THE BOARD. Since our 2022 annual meeting, we have streamlined our Board composition by reducing its size from eight members to seven, following the resignations of two directors and the appointment of Samuel Wilson, 8x8’s Chief Executive Officer. Six of our seven Board members, including the Chairman of the Board, are independent within the meaning of the rules of the Nasdaq and the applicable independence requirements of the federal securities laws and regulations. Since our 2018 annual meeting, six members of our Board have departed — Vikram Verma, Major General Guy L. Hecker, Ian Potter, Bryan Martin, David Sipes, Vladimir Jacimovic — and we welcomed five new members, each of whom is nominated for re-election at the 2023 Annual Meeting. Notably, since our 2018 annual meeting, the average tenure of our Board members has decreased from 9.1 to 5.1, gender diversity has increased from 0% to 43%, and ethnic diversity has also increased. These changes reflect the Board’s commitment to bringing in fresh perspectives and increasing ethnic and gender diversity. The table below compares the composition of our board in 2018 to its current state:
Board Composition Metrics

	2018	2023
Average Tenure	9.1 years	5.1 years
Independence	71%	86%
Gender Diversity	—	43%
Ethnic Diversity	29%	29%
8x8, Inc. | PROXY STATEMENT 9

CORPORATE GOVERNANCE
These changes to our Board and its three standing committees are explained in more detail below.

CHANGES OVER THE LAST 5 YEARS
MAY 26, 2023: Samuel Wilson appointed as permanent new CEO and as a new director.
▪Mr. Wilson, who served as interim CEO since the resignation of Mr. Sipes, was appointed as permanent CEO and as a new director.
APRIL 18, 2023: Establishment of new Technology & Cybersecurity Committee of the Board.
▪In fiscal 2024, the Board established the Technology & Cybersecurity Committee to oversee strategy, risks, and opportunities in technology, innovation, R&D, cybersecurity, data privacy, and internal controls, while considering emerging trends and their potential impact on our performance, growth, and competitive position.

▪The initial members of the Technology & Cybersecurity Committee are Dr. Singh, Mr. Salzman, Ms. Gleeson and Ms. Theophille. Ms. Theophille was named as the Chair of the Technology & Cybersecurity Committee.

NOVEMBER 30, 2022: Mr. Sipes resigned from the Board.
▪Mr. Sipes resigned from the Board as of November 30, 2022 as he was no longer serving as CEO.
SEPTEMBER 14, 2022: Vladimir Jacimovic stepped down from the Board.
▪After serving on the Board for more than eight years, Mr. Jacimovic resigned from the Board.
AUGUST 5, 2021: Alison Gleeson appointed as a new director.
▪Ms. Gleeson appointed to the Board based on her extensive enterprise sales and go-to-market experience, filling a vacancy left by Bryan Martin when he did not stand for re-election at the 2021 annual meeting.

▪Ms. Gleeson appointed as a member of the Compensation Committee.
DECEMBER 10, 2020: David Sipes appointed as CEO and director, replacing Vikram Verma; Dr. Singh appointed as Chairman.
▪Mr. Sipes appointed as CEO and to the Board based on his high-growth cloud and SaaS industry experience, replacing Mr. Verma, who stepped down from the Board when he resigned as CEO in December 2020.
▪Our Lead Independent Director Dr. Singh appointed as Chairman of the Board, replacing Mr. Martin, who did not stand for re-election at the 2020 annual meeting.
JUNE 19, 2019: Elizabeth Theophille appointed as a new director.
▪Ms. Theophille appointed to the Board based on her experience with digital transformation in cloud-based solutions and European market expertise, filling a future vacancy that would be created by Mr. Potter when he did not stand for re-election at the 2019 annual meeting.

▪Ms. Theophille appointed as a member of the Governance and Nominating Committee.
▪Board size increased temporarily from eight to nine members and reverted to eight members concurrently with election of directors at the 2019 annual meeting.
JUNE 1, 2019: Todd Ford appointed as a new director, succeeding Major General Guy L. Hecker, Jr.
▪Mr. Ford appointed to the Audit Committee based on his financial experience in SaaS business models and adjacent markets, filling a vacancy left by Gen. Hecker’s departure, and named Chair of Audit Committee, succeeding Mr. Potter in that role.

▪Mr. Ford appointed as a member of the Compensation Committee, increasing its size from three to four members.
MAY 6, 2019: Major General Guy L. Hecker, Jr. retired from the Board.
▪Dr. Singh appointed as Lead Independent Director, succeeding Gen. Hecker in that role.
▪Dr. Singh appointed as a member of the Compensation Committee, filling a vacancy left by Gen. Hecker’s departure.
▪Dr. Singh appointed as a member of the Governance and Nominating Committee, filling a vacancy left by Gen. Hecker’s departure.
▪Ms. Bonner was appointed Chair of the Governance and Nominating Committee, filling a vacancy left by Gen. Hecker’s departure.
▪Board size increased from seven to eight directors.
▪Ms. Bonner appointed as a member of the Audit Committee, replacing Dr. Singh.
▪Ms. Bonner appointed as a member of the Governance and Nominating Committee, increasing its size from two to three members.
10 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
The Board has not established term limits in the belief that compulsory retirement from the Board could cause the Board to lose the valuable contributions of directors who have developed unique perspectives and insight into the Company. As an alternative to term limits, the Governance and Nominating Committee reviews each director’s continuing contribution to the Board as part of the annual assessment process and whenever a director experiences a change in professional responsibilities. These regular reviews ensure that the collective skills and experience of our Board members continue to match the needs of the Company and best serve the interests of our diverse community of stakeholders. Every Board member is expected to ensure that he or she devotes the time necessary to discharge his or her duties as a director effectively and that other existing and planned future commitments do not materially interfere with his or her service.

STEP 1	è	STEP 2	è	STEP 3	è	STEP 4

Identify optimum board profile to drive corporate growth, including experience, skills, expertise, diversity, personal and professional integrity, and business judgement.		Review suitability for continued board service for each board member based on optimum board profile.		Identify, recruit and interview potential candidates to board positions, including candidates recommended by stockholders.		Recommend to the board the director nominees for election to the board.

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES. The Board is responsible for selecting and nominating candidates for election by the stockholders and for filling vacancies on the Board. The Governance and Nominating Committee recommends to the Board (a) first-time nominees for election, based on the need for new Board members as identified by the Governance and Nominating Committee and the Chairman or other Board members, as well as (b) incumbent directors for re-election, as appropriate.
The Governance and Nominating Committee reviews the composition of the Board at least annually with the Board as a whole and, if necessary, recommends measures to be taken so that the Board (a) reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole to continue to provide effective oversight and otherwise fulfill its fiduciary and other duties, and (b) contains at least the minimum number of independent directors and diversity requirements established by the Nasdaq and any other applicable law, rule or regulation.
In selecting individuals for nomination, the Governance and Nominating Committee seeks the input of the Chairman of the Board and other Board members and may use a third-party search firm to assist in identifying and contacting candidates who meet the expertise, personal integrity, and diversity criteria established by the Committee. The Governance and Nominating Committee will also consider individuals recommended for Board membership by our stockholders, in accordance with our bylaws and applicable law.
Prospective candidates are interviewed by our Chairman of the Board, our Chief Executive Officer, and at least one member of the Governance and Nominating Committee. During the selection process, the full Board is kept informed of progress. The Governance and Nominating Committee will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Governance and Nominating Committee may consider many factors, as discussed above. The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not.
The Governance and Nominating Committee meets to consider and recommend final candidate(s) for approval by the Board. Once a candidate is selected for appointment to the Board, or to stand for election or re-election, as applicable, the Chairman extends the invitation to join the Board, or to stand for election or re-election, on the Board’s behalf.
Upon completion of its review and evaluation of the candidates in May 2023, our Governance and Nominating Committee recommended the candidates named in this Proxy Statement, which the full Board approved.
Stockholder Nominations and Recommendations
The Governance and Nominating Committee will consider any recommendations and nominations for candidates to the Board from stockholders, as required by its charter. When submitting candidates for nomination to be elected at an annual or special meeting of stockholders, stockholders must follow the notice procedures and provide the information required in our by-laws. The following is a partial summary of those procedures and requirements.
Stockholder recommendations for candidates to the Board must be sent in writing to our Secretary at the address of our principal executive offices, currently 675 Creekside Way, Campbell, CA 95008. To be timely, a stockholder’s notice proposing the nomination
8x8, Inc. | PROXY STATEMENT 11

CORPORATE GOVERNANCE
of a director at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. A timely notice for the nomination of a director by a stockholder at a special meeting of stockholders must be delivered to or mailed and received at our principal executive offices not later than the close of business on the later of (a) the 90th day prior to the special meeting, and (b) the 10th day following the day on which public disclosure of the date of the special meeting is first made.
The stockholder’s notice must include certain information about the stockholder (and all persons participating with the stockholder in any proxy solicitation for the proposal) and certain information about the candidate, as set forth in our by-laws, including, but not limited to, the candidate’s name, age, business address and residence address, the candidate’s principal occupation or employment for the past 5 years, the stockholder’s name and address, the class and number of shares of our stock and other securities, including derivatives, beneficially owned by the proposing stockholder and by such candidate, any short interest in any of our securities held by the proposing stockholder, all voting rights with respect to our stock beneficially owned by the stockholder and others joining in the proposal, and a description of all arrangements or understandings between the stockholder making such recommendation and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendations are to be made by the stockholder, as well as any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.
In addition, if requested, the proposed nominee must furnish additional information to determine whether he or she is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the proposed nominee, as set forth in our by-laws.
We encourage stockholders to refer to our by-laws for complete information regarding the requirements for submitting stockholder proposals and nominating director candidates. You may contact us at 8x8, Inc., Attn: Secretary, 675 Creekside Way, Campbell, CA 95008, for a copy of the relevant by-law provisions on this topic. Our by-laws also can be found where our filed reports are located on the SEC’s website at http://www.sec.gov.
BOARD SIZE AND STRUCTURE. The Board periodically reviews its size, assesses its ability to function effectively based on its size and composition, and determines whether any changes to the size of the Board are appropriate. As described above, the size of our Board decreased from seven to six members during our 2023 fiscal year with the departures of David Sipes and Vladimir Jacimovic, but was increased in May 2023 to seven members with the appointment of Samuel Wilson as CEO and a director. We believe that a seven-member Board is suited to the size of our current operations and allows the Board to function effectively.
Dr. Singh, formerly our Lead Independent Director, was appointed to the Chairman role in December 2020, replacing Bryan Martin, who did not stand for reelection. With Dr. Singh’s appointment, it was no longer necessary to have a Lead Independent Director. While our Corporate Governance principles do not require that the roles of Chairman and Chief Executive Officer be held by different individuals, the Board believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. In accordance with governance best practices, if, in the future, the Chairman role is held by a non-independent Director, then our Corporate Governance Principles require the appointment of a Lead Independent Director from among the independent members of the Board. These principles reflect our belief that it is important for the Board to retain flexibility to determine whether the two roles should be separate or combined, and whether the Chairman should be independent or not, based upon the Board’s assessment of the Company’s needs and leadership at a given point in time.
12 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Our Board of Directors determines director independence in compliance with the listing standards of the exchange our common stock is traded on, the rules and regulations of the SEC, and our Corporate Governance Principles.

Since our last annual meeting and prior to November 2022, the Company’s common stock was listed for trading on the NYSE, and our Board followed the NYSE’s requirements for determining director independence. In November 2022, the Company transitioned the listing of its common stock to the Nasdaq. Consequently, the Board is required to determine the independence of each director of the Board as required by Nasdaq.

The rules of the Nasdaq require that a majority of our directors be independent within the meaning of those rules. Additionally, our Corporate Governance Principles require that a substantial majority of our directors be independent.

For a director to be considered independent under the Nasdaq rules, our Board must affirmatively determine that the director:
▪does not hold an executive officer or employee position within the Company;
▪in the Board’s opinion, does not have a relationship that would interfere with the exercise of independent judgment in carrying out a director’s responsibilities; and
▪satisfies each of the requirements under rule 5605(a)(2) of the Nasdaq.
Board has adopted a definition of independence which conforms to the above independence requirements of the Nasdaq and further requires a director not to have any relationship (material or otherwise, and including social relationships) that would reasonably be expected to impair his or her exercise of independent judgment in carrying out the responsibilities of a director.
We believe it is important that, in making a determination of independence, our Board broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with us (whether commercial, consulting, charitable, familial or otherwise), our Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.
In addition, in affirmatively determining the independence of any director who will serve on our Compensation Committee, our Board must consider all factors specifically relevant to determining whether the individual has a relationship to us which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member.
These factors include:
▪the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and
▪whether such a director is affiliated with 8x8, a subsidiary of 8x8 or an affiliate of a subsidiary of 8x8.
In this context, the Board assesses the sources of a director’s compensation, considering whether the director receives compensation from any person or entity that would impair their ability to make independent judgments about the Company’s executive compensation. Additionally, when evaluating an affiliate relationship a director has with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company for purposes of Compensation Committee service, the Board determines whether the affiliate relationship places the director under the direct or indirect control of 8x8 or our senior management or creates a direct relationship between the director and members of senior management that would impair the director’s ability to make independent judgments about the Company’s executive compensation.
Our Board has determined that six of its seven current nominees for re-election, who are all current members, are “independent directors” within the meaning of Rule 5605(a)(2) of the Nasdaq rules and under our own definition of independence:

Independent	Not Independent
Jaswinder Pal Singh	Samuel Wilson
Monique Bonner
Todd Ford
Alison Gleeson
Eric Salzman
Elizabeth Theophille
In making these determinations, the Board affirmatively determined that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees.
8x8, Inc. | PROXY STATEMENT 13

CORPORATE GOVERNANCE
In making this determination with respect to Ms. Gleeson, the Board considered, among other factors, that Zoominfo, Inc. (“Zoominfo”), of which Ms. Gleeson is a current member of its Board of Directors, is a vendor to the Company (in that we made payments of approximately $538,603 to Zoominfo during fiscal 2023). The Board considered the materiality of this arrangement from the perspective of both the Company and Zoominfo, and took into account the fact that Zoominfo was a vendor of the Company several years before Ms. Gleeson joined the Board in 2021 and before she joined the Board of Zoominfo in 2022, in making its determination regarding Ms. Gleeson’s independence.
Each of the Board’s Audit Committee, Compensation Committee and Governance and Nominating Committee is composed solely of independent directors in accordance with the Nasdaq listing rules.
BOARD MEETINGS AND ATTENDANCE
The Board held a total of 13 meetings during fiscal 2023. None of the members of our Board standing for reelection attended less than 75% of the meetings of the Board during fiscal 2023.
Pursuant to our Corporate Governance Principles, members of the Board are encouraged, but are not required, to attend each annual meeting of stockholders. One of our directors attended last year’s annual meeting of stockholders held in July 2022.
COMMITTEES
The Board has four standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee and a Technology & Cybersecurity Committee.
The Board has adopted charters for each of these committees that are available on the investor relations section of our website under “Corporate Governance”, which can be found at http://investors.8x8.com. Each committee reviews its charter on an annual basis and makes recommendations to the Board for any changes based on its review. The composition of each standing committee is indicated in the table below.

Director	Independent	Audit	Compensation	Governance and Nominating	Technology & Cybersecurity	Other Role
Jaswinder Pal Singh	Yes					Chair(1)
Samuel Wilson	No
Monique Bonner	Yes
Todd Ford	Yes
Alison Gleeson	Yes
Eric Salzman	Yes
Elizabeth Theophille	Yes

= Committee Chair	= Committee Member	Chair = Chairman of the Board
(1)The information presented in this table is as of the date of this Proxy Statement, unless stated otherwise.
14 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE

Audit Committee
Current Members: Todd Ford Monique Bonner Eric Salzman Current Chair: Todd Ford Former Members Who Served During F2023: None	Purpose: The Audit Committee oversees our corporate accounting and financial reporting process and performs several functions in the execution of this role. Fiscal 2023 Meetings: 6
Responsibilities of the Audit Committee include:
▪Evaluates the performance of and assesses the qualifications of the independent auditors
▪Determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors. Reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services
▪Confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting
▪Discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements
▪Reviews and approves all business transactions between us and any director, officer, affiliate or related party, including transactions required to be reported in our Proxy Statement
▪Oversees the Company’s internal audit function, risk management processes, and system of internal controls
Independence: The Board has determined that each of the current members meets the requirements for membership to the Audit Committee, including the independence requirements under Nasdaq rule 5605(a)(2) and SEC Rule 10A-3(b)(i), and is financially literate in accordance with the additional audit committee requirements of Nasdaq rule 5605(a)(2). The Board has identified Mr. Ford as an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K, but that status does not impose duties, liabilities, or obligations that are greater than the duties, liabilities, or obligations otherwise imposed on him as a member of our Audit Committee or our Board.

Governance and Nominating Committee
Current Members: Monique Bonner Jaswinder Pal Singh Elizabeth Theophille Current Chair: Monique Bonner Former Members Who Served During F2022: None
Purpose: The Governance and Nominating Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company, advises the Board with respect to its committees’ composition, oversees the evaluation of the Board, and oversees other matters of corporate governance.
Fiscal 2023 Meetings: 4

Responsibilities of the Governance and Nominating Committee include:
▪Identifies, reviews and evaluates candidates to serve as directors of the Company, consistent with criteria approved by the Board and set forth in the committee’s charter
▪Recommends to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board
▪Reviews and evaluates the suitability of incumbent directors for continued service on the Board (including those recommended by stockholders)
▪Develops and recommends to the Board for approval Corporate Governance Principles and advises on succession plans for the CEO and other executive officers
▪Oversees and advises the Board on environmental, social and governance (ESG) matters
▪Reviews and formalizes proposals to amend our certificate of incorporation and by-laws
▪Adopts the procedures pursuant to which the Board and each Committee is to conduct an annual evaluation of its own performance and reviews the results of these evaluations and makes recommendations to the Board
▪Reviews CEO succession plan and unexpected absence event policy with CEO
Independence: Pursuant to the charter of the Governance and Nominating Committee, all members of the Governance and Nominating Committee must be qualified to serve under the Nasdaq listing rules and any other applicable law, rule regulation and other additional requirements that the Board deems appropriate. The Board has determined that each of the three current members meet these requirements.

8x8, Inc. | PROXY STATEMENT 15

CORPORATE GOVERNANCE

Compensation Committee
Current Members: Eric Salzman Jaswinder Pal Singh Todd Ford Alison Gleeson Current Chair: Eric Salzman Former Members Who Served During F2023: None
Purpose: The Compensation Committee reviews and recommends compensation arrangements for the Chief Executive Officer for approval by the independent members of the Board and approves the compensation arrangements for all other executives at the level of senior vice president and above.
Fiscal 2023 Meetings: 8

Responsibilities of the Compensation Committee include:
▪Recommends the compensation of the Chief Executive Officer to the independent members of the Board for approval
▪Reviews and approves corporate goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives
▪Approves, in consultation with the Chief Executive Officer, the compensation of all other executive officers
▪Oversees our human capital management efforts, including talent acquisition and retention
▪Administers our stock-based award and employee stock purchase plans, as well as our employee bonus plan
▪Reviews and approves all employment, severance and change-in-control agreements, and special or supplemental benefits applicable to executive officers
▪Engages independent compensation consulting firm to advise on executive compensation
Independence: The Board has determined that each of the current members meets the requirements for membership to the Compensation Committee, including the independence requirements of the SEC and the Nasdaq listing standards under rule 5605(a)(2).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board currently consists of Mr. Salzman, Mr. Ford, Dr. Singh and Ms. Gleeson. None of these individuals is currently an officer or employee of ours or was an officer or employee of ours at any time during fiscal 2023. None of our executive officers or directors served as a member of the board or compensation committee of any entity that had one or more executive officers serving as a member of the Board or our Compensation Committee at any time during fiscal 2023.
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Technology & Cybersecurity Committee
Current Members: Jaswinder Pal Singh Alison Gleeson Eric Salzman Elizabeth Theophille Current Chair: Elizabeth Theophille
Purpose: The Technology & Cybersecurity Committee oversees and advises the Board on matters involving the Company’s overall strategy, significant business risks and opportunities in the areas of technology, innovation, and research and development. The Committee also reviews and evaluates the Company’s risk assessment and risk management policies for data privacy, information and cybersecurity and related risks, internal controls for technology, information systems and security procedures, and considers emerging trends in these areas and their contributions to, and potential impact on, the Company’s business performance, growth, and competitive position.
Fiscal 2023 Meetings: None (committee first established in fiscal 2024)

Responsibilities of the Technology & Cybersecurity Committee include:
▪Reviews the Company’s approach to identification, research, development, and integration of technology and innovation, including strategic technology programs supporting the Company’s corporate strategy, and associated resource allocation and investment
▪Reviews strategic vendor partnerships relating to technology innovation that support the Company’s execution of its corporate strategy
▪Assesses trends or disruptions that could significantly benefit or otherwise affect the Company, including emerging technologies, economic trends, and/or commercial or political events that may influence the Company’s strategy and competitive position with respect to technology, innovation, security, data privacy, information and cybersecurity
▪Reviews the Company’s risk posture and exposures relating to its technology development and application activities, data privacy, information and cybersecurity and related risks
▪Monitors the quality and effectiveness of the Company’s prevention, identification, and mitigation of information systems and cybersecurity risks, as well as data privacy risks
▪Reviews the Company’s significant technology investments and expenditures related to cybersecurity, data privacy, and information security
▪Reviews the Company’s internal controls for matters related to technology, information systems, cybersecurity procedures, data privacy, and related risks
▪Reviews and reports the Committee’s activities, concerns, conclusions, and recommendations to the Board on a periodic basis
▪Conducts an annual evaluation of the Committee’s own performance
▪Reviews and evaluates the Committee’s charter periodically and recommends any changes to the Board as the Committee considers necessary or appropriate
Independence: The Board has determined that each of the current members of the Technology & Cyber Security Committee qualify as independent under the definitions promulgated by the Nasdaq and the SEC

CODE OF BUSINESS CONDUCT AND ETHICS
We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Ethics reflects the values and the business practices and principles of behavior that support this commitment. Our Board most recently updated our Code of Ethics in November 2022. The Code of Ethics is available on the investor relations section of our website under “Corporate Governance”, which can be found at https://8x8.gcs-web.com/corporate-governance/governance-overview. We will post any amendment to, or a waiver from, a provision of the Code of Ethics that are required to be disclosed by the rules of the SEC or the Nasdaq on our website at https://8x8.gcs-web.com/corporate-governance/governance-overview.
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CORPORATE GOVERNANCE
SHAREHOLDER ENGAGEMENT
We believe that effective corporate governance includes regular, constructive conversations with our stockholders on a broad range of governance and business topics, including our business strategy and execution, our executive compensation philosophy and approach, governance topics, and our culture and human capital management.
In fiscal 2023 (ended March 31, 2023), we participated in more than 200 in-person and virtual meetings with institutional stockholders representing approximately 40% of our total shares outstanding at year end. We met regularly with five of our top 10 stockholders (100% of non-index, non-broker holders in the top 10), who collectively represented approximately 31% of shares outstanding. Several of our large holders, including Sylebra Capital Management, Archon Capital Management, and Needham Asset Management, also met with members of our Board of Directors. The primary topics in these meetings were corporate performance (including revenue growth, profitability and cash flow), our capital structure (including the exchange transaction that resulted in retirement of the majority of our Convertible Senior Notes due in February 2024 and the issuance of new Convertible Senior Notes due in 2028 and a Term Loan due in 2027), executive compensation and retention, and the CEO and CFO transitions.
Engagement and Response on Executive Compensation
In response to our on-going engagement with our shareholders, we have been proactive in initiating changes to our executive compensation programs. Although our executive compensation practices received strong support in the fiscal 2022 executive compensation advisory votes (Say on Pay), we have continued to adjust our compensation practices to reflect interim investor feedback and align with our strategic priorities and performance objectives.
In Fiscal 2023, reflecting investor feedback and our own belief that increasing non-GAAP operating profit and cash flow was becoming a more significant driver of value in the near term than revenue growth, we prioritized operating profitability, cash flow generation and investment in innovation over incremental spending on sales and marketing programs. To reflect this shift, we added non-GAAP operating profit to the performance metrics to our first half cash employee bonus program. Targeted payouts were based on achievement of non-GAAP operating profit targets, service revenue and net new monthly recurring revenue (nnMRR) objectives.
In the second fiscal quarter, to reflect investors’ increased focus on profitability across our industry peer group and demonstrate our commitment to increasing non-GAAP operating profit, we adjusted the percentage weightings of the performance metrics to include a 10% weighting for achievement of the non-GAAP operating profit target for NEOs excluding our CEO. For the second half of the fiscal year, the weighting of non-GAAP operating profit target was increased to 60%, and achievement of service revenue and nnMRR targets were weighted at 20% each.
Engagement and Response on Stock-based Compensation
While investors have supported our executive compensation practices and recognized that the equity component of compensation was consistent with peers in the software industry, the level of stock-based compensation and new share issuance has been a frequent topic of discussion. Generally, stockholders provided positive feedback on our long-term objective of reducing the dilutive effect of our employee equity incentive programs and acknowledged our progress on reducing our gross and net burn rates, excluding equity awards related to the Fuze, Inc. acquisition – see below in the “Compensation Discussion & Analysis” section for further discussion of our stock based compensation historically relative to peers and the impact of grants to retain and incentivize former Fuze, Inc. employees as well as 8x8 management.
However, as stock prices for publicly traded companies in our industry declined in calendar 2022 and early 2023, several large investors conveyed their concern that the reduced compensation value of previously issued (but unvested) equity grants would impact employee retention. Many holders also voiced concern that new share issuance would accelerate and dilute the value of existing holdings as more shares were granted to offset the decline in price per share.
In response to these concerns, which we shared, we decided to fundamentally change our approach to equity compensation for non-executive employees. Beginning in fiscal 2024, the majority of our employees will be compensated entirely in cash and most new hires below the senior director level will receive a cash signing bonus instead of equity. Employees retain the opportunity to benefit from share price appreciation through our Employee Stock Purchase Plan. We believe this change will allow us to attract and retain talent across the organization, reduce new share issuance from employee equity programs over time, and maintain alignment of the long term objectives of management and investors.
Engagement and Response on Environmental, Social and Governance (ESG) Initiatives and Disclosures
While we have not received any inquiries regarding our environmental, social and governance practices from holders of our common stock to date, we recognize the importance of ESG initiatives for our employees, customers, and the investment community at large. We continue to adapt our governance framework to align with best practices and provide Board-level oversight on emerging issues and opportunities. We are also committed to expanding our social and environmental initiatives around the world, further reducing already low the carbon footprint of our operations, and increasing our disclosures on our progress going forward. To achieve these goals, in fiscal 2023 we
•Established a separate Technology and Cybersecurity Committee to oversee and advise the Board and management on matters involving the Company’s overall strategy and significant business risks and opportunities in the areas of
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technology, innovation, cybersecurity and data privacy. We also implemented a formal policy on the use of artificial intelligence by our employees and in our products.
•Formalized ESG oversight at the Board level under the Nominating and Governance committee and appointed a Global ESG Coordinator to track regional ESG initiatives and activities. We also engaged outside consultants to help us assess materiality and provide expert advice in defining a multi-year roadmap for our ESG programs.
•To support enhanced disclosure on ESG issues and metrics, we evaluated and began implementation of ESG program management software. The software allows us to collect, track, report, and audit ESG related metrics, including community engagement, DEI initiatives, and climate-related metrics, as well as align our disclosures to the most relevant global frameworks, including those from the Sustainability Accounting Standards Board (SASB), the Task Force on Climate-related Financial Disclosures (TCFD), and the EU Corporate Sustainability Reporting Directive (CSRD).
•Committed to Net Zero carbon emissions by 2050 in our UK operations, in compliance with UK Procurement Policy Note (PPN) 06/21.
Maintaining an active dialogue with our stockholders on these topics is consistent with our corporate values of transparency and accountability, and we intend to further expand our stockholder engagement efforts on ESG, as well as our financial performance, new product initiatives, and overall corporate strategy, in fiscal 2024.

CORPORATE GOVERNANCE PRINCIPLES
Our Board has adopted Corporate Governance Principles which address various matters relating to Board and Committee structure, composition, meetings and responsibilities. The Corporate Governance Principles are posted on our website at http://investors.8x8.com.
BOARD’S ROLE IN THE OVERSIGHT OF RISK
The full Board is involved in the oversight of our risk management program. The Board as a whole is consulted on any matters which might result in material financial changes, investments, or our strategic direction of the Company. The Board oversees these risks through its interaction with senior management, which occurs at formal Board meetings and committee meetings and through other periodic written and oral communications.
Additionally, the Board has delegated some of its risk oversight activities to its committees. For example, the Compensation Committee considers the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees compliance with our Code of Ethics, our financial reporting process, and our systems of internal controls, and reviews with management our major risk exposures and the steps taken to control such exposures. In fiscal 2024, we established the Technology & Cybersecurity Committee to enhance the Board’s risk oversight by reviewing risk policies related to cybersecurity, data privacy, technology, information systems, and security procedures.
COMPENSATION RISK ASSESSMENT
The Compensation Committee has reviewed our compensation programs to ensure that our incentive and other motivational elements of compensation are aligned with long-term value creation, taking into consideration prudent risk management. We do not believe any of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on us. In making this determination, the Compensation Committee considered the mix of fixed and variable compensation, our use of equity in our long-term incentive compensation arrangements, the time horizon of performance measurement in incentive opportunities, and the ability of the Compensation Committee and management to rely on judgment in determining compensation and assessing performance outcome.
COMMUNICATIONS WITH THE BOARD
The Board has implemented a process by which stockholders and other interested parties, including, without limitation, customers, vendors, and business partners, may send written communications directly to the attention of the Board, our non-management directors (as a group), our Chairman, or any other individual Board member. The process is explained on our website at http://investors.8x8.com in the Governance section under the heading “Contact the Board.”
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CORPORATE GOVERNANCE
SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY
We believe good corporate citizenship and sustainable business practices go hand-in-hand with our mission of enabling better customer and employee experiences through a unified communications platform and AI-enabled technology. As a leader and innovator in cloud-native UCaaS and CCaaS, we have embraced sustainable business practices from our inception and strive to have a positive impact on the environment and in our communities. We have embedded good corporate governance, diversity, equity and inclusion (DEI), and environmental awareness in the corporate values that define our culture and guide decision making within the organization.
In 2023, we took steps to create a structured corporate sustainability program and increase awareness internally and externally for our progress on ESG initiatives through enhanced disclosures. We formalized ESG oversight at the Board level under the Nominating and Governance Committee and appointed a Global ESG Coordinator to track our regional ESG initiatives. Board member Elizabeth Theophille helped drive numerous environmental and DEI initiatives while at Novartis and has agreed to serve as an expert advisor as we build out our program. We also engaged outside consultants to help us assess materiality and assist us in defining a multi-year roadmap.
To support enhanced disclosure on ESG issues, we evaluated and began implementation of software to collect, track, report, and audit ESG related metrics, including community engagement, DEI initiatives, and climate-related metrics. The software also allows us to align our disclosures to the most relevant global frameworks, including those from the Sustainability Accounting Standards Board (SASB), the Task Force on Climate-related Financial Disclosures (TCFD), and the EU Corporate Sustainability Reporting Directive (CSRD). A partial list of other actions during the past year includes:
•Establishment of a separate Technology and Cybersecurity Committee chartered with oversight of the Company’s overall strategy and risk management in the areas of technology, cyber security and data privacy.
•Creation of a policy for the use of artificial intelligence in our products and by our employees.
•Continued migration from private data centers to public cloud hosting partners with Net Zero policies to manage and reduce the carbon footprint of delivering our services.
•Commitment to improvements in the Accessibility in our products and website, consistent with Web Content Accessibility Guidelines (WCAG) 2.1 AA.
•Expanded employee wellness and educational opportunities.
•Formal policy giving every employee two paid days off to volunteer in their community.
•Regional roll-out of the On Hand volunteer and climate impact app allowing employees to source community involvement opportunities and track their activities. When employees complete a mission, On Hand partners with Eden Reforestation Projects to plant a tree that helps rebuild natural landscapes destroyed by deforestation.
•Formation of “Green Teams” in the UK and Romania to identify opportunities to reduce waste and emissions.
•Net Zero by 2050 commitment by our UK operations and publication of the initial carbon emission reduction plan.
•Regional e-waste drives and other activities to celebrate Earth Day, equipment donations to regional and global non-profits that support digital literacy and inclusion, and internal campaigns to honor and support women, veterans and other under-represented groups.
We view corporate sustainability as a journey rather than a destination. Next steps, which are already underway, include the formation of a management-level ESG Committee, formalization of Company-wide ESG plans and policies, and increased visibility and disclosure through our website and publication of the Company’s first Corporate Responsibility Fact Sheet.
Human Capital and Corporate Culture
At 8x8, we are committed to building a company culture and community rooted in equality, inclusion, and respect. Diverse identities, backgrounds, and perspectives serve to inspire creativity and foster innovation. Together we enable all people to connect, collaborate and build a brighter future.
We recently launched our employee team identity, Team8s. The new internal Team8s website serves as a central information hub for employee related news, co-worker recognition, personal development opportunities and community involvement.
Communication and engagement. We believe that communication and collaboration are essential to increasing employee engagement and satisfaction, and we have made both a priority. In addition to weekly “Notes over Coffee” from our CEO on a broad range of topics, we hold quarterly All Hands meetings where we review our results, celebrate our successes and recognize outstanding achievements. We also conduct “Ask Me Anything” sessions at the local and regional level, giving employees an opportunity to raise questions ranging from long term strategy to post-pandemic return to work policies, with the option of submitting questions anonymously. Functional leaders also conduct team All Hands to ensure Team8s are offered opportunity to align corporate messaging with their roles, and how their work aligns with corporate goals and objectives.
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As important as these formal channels of communication are, we place equal value on the ad hoc communication and collaboration enabled by our 8x8 Work app. Company-wide discussion rooms encourage all employees to engage with co-workers and leadership on a wide range of topics, including DEI, sustainability, accessibility, work-life balance, and more.
We are also revamping our annual Employee Engagement Survey, dividing it into quarterly “chunks” addressing timely and more specific topics. The first survey under the new format is scheduled for June 2024.
Diversity, equity and inclusion. We believe that diverse views, experiences and perspectives encourage creativity and innovation and enable better outcomes, and we strive to create an inclusive culture across the organization.
We recognize that increasing diversity requires a proactive approach that eliminates unconscious biases in recruiting and hiring practices, emphasizes career development and training for women and under-represented groups, and supports early (and ongoing) STEM education at the local level. To support these goals in the community, we provide financial support to organizations like Girls Who Code and donate equipment and in-kind services to increase digital literacy. We have also revamped our internal recruiting processes to attract a more diverse candidate pool. In early fiscal 2024, we established a DEI Steering Committee to provide strategic guidance to our DEI Council on a broad range of topics, including resource allocation, influence and accountability, and communications.
Flexible and remote work policies. Leveraging our 8x8 platform, we have embraced the agile workplace, supporting in-office, remote and hybrid work schedules since March 2020. At the same time, we recognize there is no replacement for in-person interaction, mentorship, and collaboration, especially for employees early in their careers. To this end, we request all local employees work in the office at least one day a week. To maximize the benefits from in-office work, we have established Wednesday as an in-office day and encourage managers to plan collaborative activities on these days.
Compensation and benefits. We believe in supporting our employees’ total well being with competitive compensation and generous benefits that include subsidized medical, dental, and vision coverage for employees and their families, 401K matching, commuter benefits, flexible time off programs, and paid parental leave. 8x8 also offers an Employee Assistance Program (EAP), Employee Discount Programs, Pet Insurance, and discounts on gym membership, as well as a monthly mobile device and data allowance. Employees working more than 30 hours per week are eligible to participate in our Employee Stock Purchase Plan and able to purchase 8x8 stock at a discount through payroll deductions.
Professional development and training. We support life-long learning for our employees and offer multiple options for personal development and education, as well as mandatory anti-harassment, cybersecurity, and compliance training for every employee. Following an extensive evaluation period, we are in the process of rolling out multiple self-paced educational platforms, including LinkedIn Learning. We also offer an extensive library of online webinars and courses on our products and services, as well as wellness seminars covering financial, physical and mental well-being.
Two major initiatives have been rolled out this year to support the growth of leaders and managers. A manager academy has been developed and will be rolled out beginning in Q2. The objective is to train managers on implementing the Company’s manager expectations, ensuring each employee has a productive relationship with their supervisor. For leadership development, all leaders will be included in behavioral assessments, coupled with a coach debrief. The objective is to enable leadership self-awareness and encourage personal growth.
Protecting Our Environment
Data center operations for our cloud-based solutions. We continue to migrate our services to public cloud platforms, partnering with industry leaders with aggressive timelines for achieving net zero carbon emissions, including Oracle, Amazon, Google and Microsoft. As we move traffic to the public cloud, we reduce our need to purchase resource-intensive appliance hardware and optimize our energy usage.
Commitment to energy efficiency and renewable resources in our leased facilities. We are also committed to managing the energy efficiency and carbon footprint in our facilities. We are working toward Energy Star certification in our U.S. headquarters in Campbell, CA. We have also limited water consumption with minimal, low water landscaping, limited flow faucets and signage reminding employees to conserve resources.
Where possible, we have instituted similar programs in leased facilities around the world.
Think globally, act locally. Collective action drives results, and we encourage employees to be active participants in achieving our net zero emissions goals by reducing waste, water usage, and electricity. To this end, we facilitate recycling in our offices, encourage employees to limit printing and paper waste, and deploy energy saving devices such as automatic off switches for our lights. We also recycle (or donate, when possible) electronic equipment, and hosted an electronics recycling drive for Earth Day.
We also encourage employees to make a difference in their communities through volunteer activities. We offer employees paid time off to volunteer, and organize 8x8 sponsored events throughout the world. Social Value Committees in the U.K. and Romania
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oversee efforts in those countries, and our proposals in the U.K. include a social value component. Activities have ranged from digital literacy training for seniors to the donation of Raspberry Pi single board computers to teach computer skills in schools.
Cybersecurity, Data Privacy, and Platform Reliability
Our platform supports business-critical communications and collaboration globally for millions of users daily, and maintaining the Confidentiality, Integrity and Availability (CIA) of our solutions is a top priority. In recognition of the materiality of security and data privacy to our business and our customers, we formed a separate Technology and Cybersecurity Committee of the Board to provide expert oversight of our strategies, opportunities and risks, and compliance related to these topics.
Reliability. 8x8’s cloud-based business communications solutions are delivered from mirrored, top-tier, secure, fully redundant, and geographically diverse state-of-the-art data centers that are "Statement on Standards for Attestation Engagements (SSAE) 16" audited. We offer our customers a financially backed 99.999% service level agreement that covers both uptime and call quality. For full transparency, we publish the current and historical service status of our solutions on our website.
Security and data protection. We have implemented an information security management system for our internal and external networks and IT systems, regularly reviewed by management and the board. The program includes vulnerability management, penetration testing, and regular cyber attack simulation exercises. Employees are required to complete training on cyber security and data privacy annually, and we test employees’ awareness levels with regular phishing training and testing. We achieved ISO 27001 certification in 2013, and our certification is current through October 30, 2024. Additionally, our Data Protection Office meets weekly to identify potential issues and monitor mitigation efforts and resolution. The security and data privacy profiles of our suppliers are evaluated by our Vendor Management Office (part of our Procurement department) as part of the on-boarding process.
The 8x8 service delivery platform conforms to stringent specifications for securing financial information, customer privacy, and computer networks. We are compliant with various frameworks, including Consumer Proprietary Network Information (CPNI), Secure Coding practices, including the Open Web Application Security Project (OWASP) and Common Weakness Enumeration (CWE) List, Fraud Detection and Secure Endpoint Provisioning. Our compliance is independently audited annually.
Our third-party verified security and compliance certifications include:
•FCC Consumer Proprietary Network Information (CPNI) compliance
•Health Insurance Portability and Accountability Act (HIPAA) compliant
•National Institute of Standards and Technology – NIST 800-53 R4
•Federal Information Security Management Act (FISMA) compliant
•U.S./EU Privacy Shield-certified
•ISO 27001:2013 and ISO 9001 certified
•Certified PCI-DSS 3.2.1 SAQ-D Solution Provider
•Data-in-motion encryption with Session Initiation Protocol (SIP) over Transport Layer Security (TLS) and Secure Real-time Transport Protocol (SRTP)
•Authority to Operate (ATO) by Her Majesty’s government
•G-Cloud 7
•Compliant with GDPR and the EU Privacy Shield Framework
•U.K. Cyber Essentials Plus accreditation
•Certified Cyber Safe and CyberTrust Advocate under the Singapore Cybersecurity Certification Scheme.
•HITRUST CSF Risk-based, 2-year (r2) Certified as part of securing our HIPAA environments
Business continuity. We have established formal business continuity procedures for our internal operations and our service delivery platform. Designed with no single point of failure, our highly secure infrastructure delivers service from mirrored, top-tier, secure, fully redundant, and geographically diverse state-of-the-art data centers that have been "Statement on Standards for Attestation Engagements (SSAE) 16" audited.
Internally, we have business continuity procedures and “run books” related to a variety of potential disruptions, including earthquakes, cyber attacks, and climate-related risk such as wildfires, flooding, and extreme temperatures. We conduct tests of the efficacy of our responses multiple times per year.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS
OUR APPROACH
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the amount of time that our directors expend in fulfilling their duties, the skill-level required of members of the Board and the practices of our peers, among other factors. Compensation of non-employee directors is reviewed at least once every two years by our Compensation Committee, which then makes its recommendation to the full Board, in accordance with our Corporate Governance Principles.
The key terms of our director compensation program for fiscal 2023 are summarized below. The program was first adopted in July 2015. The Compensation Committee has reviewed the program every two years since then.
There were no changes to our compensation program for non-employee directors in fiscal 2023. In connection with each of its reviews, the Compensation Committee engaged Compensia, Inc. (“Compensia”) to provide advice on the non-executive director compensation program. Compensia delivered a report to the Compensation Committee which included a benchmark analysis of the program. The Compensation Committee considered, among other factors, the total cost of our non-employee director compensation relative to that of a peer group.
In fiscal 2024, in connection with the establishment of the new Technology & Cybersecurity Committee, the Board, upon the recommendation of the Compensation Committee and the advice of Compensia, approved the establishment of fees for the members and Chair of the new committee in line with the fees paid for the Governance and Nominating Committee.
Directors who are also employees of 8x8 do not receive any additional compensation for serving as members of the Board.
CASH COMPENSATION. We pay non-employee directors the following cash fees for their annual service:
▪annual payment of $40,000 for service on our board of directors;
▪annual payment for service as a committee member (other than in the chair role) in the amounts of $12,500 for the Audit Committee, $7,500 for the Compensation Committee, $5,000 for the Governance and Nominating Committee and $5,000 for the Technology & Cybersecurity Committee (beginning in fiscal 2024);
▪annual payment for service as the chair of a committee in the amounts of $25,000 for the Audit Committee, $15,000 for the Compensation Committee, $10,000 for the Governance and Nominating Committee and $10,000 for the Technology & Cybersecurity Committee (beginning in fiscal 2024);
▪annual payment of $35,000 to our Lead Independent Director for service in that capacity (no individual currently serves as our Lead Independent Director); and
▪annual payment of $60,000 to our Chairman of the Board for services in that capacity.
In the event a director serves on our Board for less than a full term, or serves in a particular capacity for which he or she would receive an additional fee for less than a full term, the fees payable to that director are prorated accordingly. A director may elect to defer payment of all or a portion of the annual stipend and meeting fees payable to him or her in order to postpone taxation on such amounts. In addition to the above payments, we also reimburse our non-employee directors for certain expenses in connection with attendance at Board meetings.
EQUITY AWARDS. We pay the following equity-based compensation to our non-employee directors:
▪upon a new director’s election or appointment to the Board, that director is granted:
▪an initial award of restricted stock units (“RSUs") equal in value to $100,000, vesting in equal annual installments over two years from the date of grant, subject to the director’s continued service on our Board;
▪an award of RSUs equal in value to $175,000 (or a prorated portion of that amount, based on the length of the remaining term of service, in the event the director is appointed on a date other than the annual meeting), vesting in full on the date of the next annual meeting, subject to the director’s continued service on our Board; and
▪upon re-election to the Board, a director is granted an award of RSUs equal in value to $175,000, vesting in full on the earlier of (a) the date of the director’s completion of his or her year of Board service or (b) 12 months from the date of grant of such award, in each case subject to the director’s completion of his or her year of Board service.
In fiscal 2023, these awards were granted pursuant to our 2022 Equity Incentive Plan. Non-employee directors are also eligible to receive discretionary awards in recognition of exemplary service above and beyond the standard workload of a director.
In fiscal 2024, non-employee directors will each be granted an award of RSUs valued at $175,000. The number of RSUs will be determined by dividing $175,000 by the greater of $5 or the trailing 20-trading-day average of our closing stock price prior to the grant date. The Board elected this formula to align its own compensation with the equity grants being made to executives in fiscal year 2024.
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COMPENSATION OF NON-EMPLOYEE DIRECTORS
Change-in-Control. Upon a change-in-control, all unvested stock options and restricted stock units then held by non-employee directors will accelerate to become fully vested as of the date of such change-in-control. For this purpose, a change-in-control generally means (1) the liquidation or dissolution of the Company; (2) the sale of stock by stockholders representing more than 50% of our voting stock, or a sale, transfer, or other disposition of all or substantially all of our assets; or (3) a merger or consolidation after which the stockholders immediately before such transaction do not retain more than 50% of the outstanding voting stock.
FISCAL 2023 DIRECTOR COMPENSATION TABLE
The table below sets forth summary information concerning the compensation paid to each of our non-employee directors for their services as directors during fiscal 2023:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3)(4) ($)	Total ($)
Jaswinder Pal Singh(5)	112,500	174,998	287,498
Monique Bonner	62,500	174,998	237,498
Todd Ford	72,500	174,998	247,498
Alison Gleeson	47,500	174,998	222,498
Vladimir Jacimovic	20,000	174,998	194,998
Eric Salzman	67,500	174,998	242,498
Elizabeth Theophille	45,000	174,998	219,998
(1)Samuel Wilson does not receive additional compensation for serving as member of the Board, and his compensation from 8x8 is fully reflected in the Summary Compensation Table.
(2)As of March 31, 2023, each of our non-employee directors who served as directors in fiscal 2022, other than Mr. Jacimovic who resigned from the Board during the year, held outstanding options to purchase or RSUs representing the right to acquire, the number of shares indicated in the table below:

Name	Stock Options	RSUs(3)(4)
Jaswinder Pal Singh	75,000	38,461
Monique Bonner	—	38,461
Todd Ford	—	38,461
Vladimir Jacimovic	—	—
Eric Salzman	—	38,461
Elizabeth Theophille	—	38,461
Alison Gleeson		38,461
(3)On July 15, 2022, Mr. Ford, Mr. Salzman, Dr. Singh, Mr. Jacimovic (who has since resigned), Ms. Bonner, and Ms. Theophille each received a grant of a stock award in the form of RSUs representing the right to receive 38,461 shares of common stock upon the completion of the director’s board service year, subject to his or her continued service through such date.
(4)The amounts reported reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the grant date. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our Annual Report on Form 10-K for our fiscal year ended March 31, 2023, filed with the SEC on May 24, 2023.
(5)Dr. Singh was appointed Chairman of the Board on December 10, 2020. Prior to his appointment, Dr. Singh served as the Lead Independent Director.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS
NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP REQUIREMENT
The Board has adopted a policy requiring all non-employee directors to hold a number of shares of common stock with a value equal to $200,000, measured annually at the end of each fiscal year, beginning with the fiscal year end following the fifth anniversary of the director’s election to the Board. The shares counted towards satisfaction of the ownership requirement include shares held by the non-employee director and his or her immediate family members residing in the same household, and shares held in trust for the benefit of the non-employee director and his or her immediate family members residing in the same household.
Shares subject to vested RSUs that have not settled by the measurement date are counted for the purpose of this ownership requirement, but shares subject to unvested RSUs are excluded. For purposes of this requirement each share of common stock is valued based on the closing price of our common stock on the Nasdaq, as of the last trading day of the fiscal year. A non-employee director who has not met the applicable stock ownership guideline as of the specified measurement date will be required to retain an amount equal to 100% of the shares awarded to such director as compensation for service on the Board until the requirement has been met.
On March 31, 2023, two of our non-employee directors were subject to the minimum stock ownership requirement: Mr. Salzman and Dr. Singh. On March 31, 2023 (the last trading day of fiscal 2023), our stock price was $4.17, and, therefore, each non-employee director subject to the minimum stock ownership requirement was required to hold at least 47,962 shares of our common stock.
Based solely on our review of written representations from each non-employee director subject to the minimum stock ownership requirement, we believe that each such director complied with the minimum stock ownership requirement as of March 31, 2023.
8x8, Inc. | PROXY STATEMENT 25

PROPOSAL ONE — ELECTION OF DIRECTORS
NOMINEES
Our Board currently consists of seven directors, of whom seven have agreed to be named as nominees and stand for re-election at the 2023 Annual Meeting and serve as directors if elected. We believe that our director nominees, individually and together as a whole, possess the requisite skills, experience and qualifications necessary to carry out their duties and to serve the best interests of 8x8 and its stockholders. Set forth below is a brief biography of each nominee and a description of certain key attributes that the Board considered in recommending such nominee for election. All information is presented as of the date of this Proxy Statement.
Each of the directors elected at the 2023 Annual Meeting will hold office until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH BELOW.

JASWINDER PAL SINGH

Age 58 Director Since: 2013 INDEPENDENT Chairman of the Board Compensation Committee Governance and Nominating Committee Technology & Cybersecurity Committee
SKILLS AND ATTRIBUTES:
We believe Dr. Singh’s qualifications to serve as a director include his experience as an entrepreneur and executive who successfully managed the rapid growth of an online retail company; his expertise in software engineering, as a leading authority on scalable computing systems, infrastructure, and applications; and his experience managing and advising several other technology companies. Dr. Singh served as our Lead Independent Director prior to being appointed Chairman of the Board in December 2020.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Dr. Singh is currently a Full Professor of Computer Science at Princeton University, where he has served on the faculty for over 20 years.
▪Dr. Singh also served as an advisor to Right Media, Inc., a SaaS online advertising exchange that was acquired by Yahoo in 2007, and later led the development of Yahoo’s innovative next- generation advertising marketplace.
▪He is co-author of “Parallel Computer Architecture: A Hardware-Software Approach,” a leading textbook in parallel computing.
▪Dr. Singh is a named inventor under several patents and an author of over 75 published research papers.
▪He holds a BSE degree from Princeton University and MS and PhD degrees from Stanford University

26 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE

SAMUEL WILSON

Age 55 Director Since: 2023 Chief Executive Officer since 2023
SKILLS AND ATTRIBUTES:
Samuel (Sam) Wilson serves as Chief Executive Officer of 8x8. Mr. Wilson brings more than 25 years of experience in business strategy, financial analysis, investment management and sales leadership. He possesses in-depth knowledge of the growth and expense drivers of our business and has held multiple leadership positions within 8x8. He is an internationally recognized financial expert, Chartered Financial Analyst and former top-rated Wall Street analyst.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Mr. Wilson has served as 8x8’s Chief Executive Officer since May 2023.
•Mr. Wilson has held multiple leadership positions within 8x8, including Chief Financial Officer, Chief Customer Officer and Managing Director of EMEA, and Senior Vice President responsible for e-commerce, global small business and U.S. mid-market.
•Prior to 8x8, he served as VP Finance for MobileIron, an enterprise software security company, from 2011 until 2017, with responsibilities for financial planning and analysis, investor relations, and treasury functions, as well as e-commerce.
•Prior to MobileIron, he spent 14 years in technology banking, both as an analyst covering communications and as an institutional investor.
•He holds a Bachelor’s Degree in Electrical Engineering from Seattle University and an MBA from the University of California, Berkeley.
•Sam also served in the U.S. Army and was Airborne, Air Assault, and Ranger qualified.
•He is a Chartered Financial Analyst.

MONIQUE BONNER

Age 52 Director Since: 2018 INDEPENDENT Governance and Nominating Committee (Chair) Audit Committee
SKILLS AND ATTRIBUTES:
Ms. Bonner has been a global marketing executive with a track record of successfully building brands, developing customer-centric marketing strategies, driving strategic transformations, and motivating teams to exceptional performance. We believe that Ms. Bonner’s extensive experience in leadership positions within the marketing functions of several large, public technology companies makes her uniquely positioned among our Board members to provide strategic and operational guidance at a time when we are looking to reinvigorate our sales and marketing function.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Ms. Bonner was most recently Executive Vice President & Chief Marketing Officer at Akamai Technologies, Inc. until 2021, where she led Akamai’s marketing efforts globally, including brand, communications, and field and digital marketing, as well as the company’s sales and services training and enablement programs.
▪Prior to Akamai, Ms. Bonner spent 16 years at Dell Technologies Inc. in a variety of roles, including sales, operations, strategy, and marketing. She led the company’s first global brand strategy work and designed and developed their digital innovation roadmap for marketing. She was also based in Europe for seven years.
▪Ms. Bonner serves on the board of Agero, Inc., a privately held digital platform company for roadside assistance.
▪She earned a Bachelor of Arts from Middlebury College and Master of Business from the University of Michigan.
▪She was named 2018 Massachusetts Technology Leadership Council CMO of the Year.

8x8, Inc. | PROXY STATEMENT 27

PROPOSAL ONE

TODD FORD

Age 56 Director Since: 2019 INDEPENDENT Audit Committee (Chair) Compensation Committee
SKILLS AND ATTRIBUTES:
Mr. Ford’s qualifications to serve as a director include his 15+ years of experience as chief financial officer and in other executive roles at public technology companies. Mr. Ford has been part of the leadership teams that guided the rapid growth and scaling of several successful SaaS businesses, including most recently as President of Finance and Operations of Coupa Software, Inc., a business spend management SaaS business, overseeing the company’s expansion since its initial public offering. In light of his management experience, expertise with the SaaS business model and familiarity with go-to-market strategies used by companies in adjacent industries, we believe Mr. Ford can offer high-level strategic advice and day-to-day operational insights to help 8x8 manage our growth successfully.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Mr. Ford served as President of Finance and Operations at Coupa Software, Inc. from June 2021 until March 2022.
▪Mr. Ford served as the Chief Financial Officer of Coupa Software from May 2015 to June 2021.
▪Mr. Ford served as the Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises, from December 2013 to May 2015.
▪From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services.
▪From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007.
▪From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (subsequently named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems.
▪Mr. Ford has served on the board of directors of HashiCorp, Inc. since May 2020.
▪Mr. Ford holds a B.S. in Accounting from Santa Clara University.

ALISON GLEESON

Age 56 Director Since: 2021 INDEPENDENT Compensation Committee Technology & Cybersecurity Committee
SKILLS AND ATTRIBUTES:
Ms. Gleeson was former Senior Vice President of the Americas organization, the largest of Cisco Systems, Inc.'s four geographic regions, responsible for more than $25 billion in annual sales for the company and leading nearly 9,000 employees across 35 countries. In more than 20 years at Cisco, Alison has led several top-performing organizations by focusing on a customer-first mentality, building go-to-market and data-driven initiatives, and strengthening Cisco’s relationships with top partners. This includes theaters in Canada, Latin America, US Commercial, US Public Sector, as well as the Global Enterprise Segment which included Cisco’s top 28 customers. We believe that her extensive enterprise sales and marketing experience, gives her a valuable and unique perspective among our Board members, particularly as we continue to focus on our product innovation to meet our customers’ evolving needs and go-to-market strategies.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Ms. Gleeson has been Special Advisor and Portfolio Committee Member to Brighton Park Capital, an investment firm that specializes in software, information services, and technology-enabled services, since October 2019. From March 2014 to October 2018 she was Senior Vice President of Cisco. Prior to serving as Senior Vice President at Cisco, Ms. Gleeson held several senior management positions at Cisco, including Senior Vice President, Commercial Business from 2011 to 2014, Vice President US Commercial Sales from 2009 to 2011, Area Vice President from 2004 to 2009, Operations Director from 2000 to 2004, and Regional Sales Manager from 1996 to 2000.
▪Prior to Cisco, Ms. Gleeson served in management roles at Unisys Corporation.
▪Ms. Gleeson currently serves as a Board member of Elasticsearch B.V. and ZoomInfo Technologies, Inc.
▪Ms. Gleeson has received Connected World's "Woman of IoT" award, Diversity Best Practice's "Above and Beyond Legacy Award," and Michigan Council for Women in Technology's "Woman of the Year Award."
▪Ms. Gleeson received a B.A. in Marketing from Michigan State University where she currently serves on the Advisory Board of the Eli Broad College of Business.

28 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE

ERIC SALZMAN

Age 57 Director Since: 2012 INDEPENDENT Compensation Committee (Chair) Audit Committee Technology & Cybersecurity Committee
SKILLS AND ATTRIBUTES:
Mr. Salzman’s qualifications to serve as a director include his more than 20 years investing in and advising high-growth technology companies, his experience serving on the boards of directors of other public and private companies, and his current role as CEO of a publicly traded company. We believe Mr. Salzman is well-positioned to provide strategic advice on all aspects of our business, as well as in corporate governance and executive compensation matters.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Mr. Salzman has more than 20 years of experience investing in and advising technology companies with a focus on the communications and software sectors.
▪He has extensive M&A, capital markets, private equity, and board experience, having served on the boards of 10 companies, including as executive chairman, as well as chairman of the audit, compensation, and strategic committees.
▪Since 2020, Mr. Salzman has been the Chief Executive Officer of Safeguard Scientifics, Inc., a publicly traded company (NASDAQ: SFE) which provides capital and expertise to support the growth of technology driven businesses in healthcare, financial services, and digital media.
▪Since 2011, Mr. Salzman has been the Managing Member of SarniHaan Capital Partners LLC, a private boutique consulting firm that provides high impact strategic advice to public and private technology companies.
▪Prior to SarniHaan, he was employed by Lehman Brothers Holdings as a Managing Director in the Private Equity and Principal Investing Group as well as in the Global Trading Strategies Division.
▪Prior to Lehman Brothers, he served as a senior research analyst covering the technology and communications sectors in the hedge fund industry and was a private equity investment professional at two communications-focused private equity funds.
▪Mr. Salzman currently also serves as a Board member on Leonardo DRS, Inc. and Movella, Inc.
▪He began his career in the M&A Group at CS First Boston.
▪Mr. Salzman holds a B.A. Honors from the University of Michigan and an MBA from Harvard University.

ELIZABETH THEOPHILLE

Age 56 Director Since: 2019 INDEPENDENT Governance and Nominating Committee Technology & Cybersecurity Committee (Chair)
SKILLS AND ATTRIBUTES:
In various senior management roles within large multinational enterprises, Ms. Theophille has long been an evangelist for cloud-based IT services and an early adopter of innovative technologies. She has overseen the digital transformation of IT systems, an important part of the messaging behind our marketing and sales efforts. We believe that her extensive operational experience with IT systems, her familiarity with the implementation of cloud -based solutions and migration from legacy IT systems, and her experience with European markets, give her a valuable and unique perspective among our Board members, particularly as we continue to hone our go-to-market strategies.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Ms. Theophille is currently CEO of EHT Consulting GmbH since February 1, 2023 and was previously the Chief Technology Transformation Officer of Novartis AG from November 2020 until January 2023, and prior to that she was Chief Technology and Digital Officer of Novartis AG from November 2016 until October 2020. Prior to Novartis, Ms. Theophille worked at Alcatel-Lucent S.A. in France from 2011 to 2016, where she held several senior management positions, including:
▪Group Chief Information Officer (2016)
▪Chief Technology Officer (2013-2015)
▪Vice President, Service Delivery (2011-2012)
▪Prior to Alcatel-Lucent, Ms. Theophille served in management roles at Capgemini S.A. in Paris, France, B.P. International Ltd. in Uxbridge, UK, and Vivendi Universal S.A. and Seagram, both in Paris, France.
▪Ms. Theophille currently serves as a Board member of Software One, a leading global software and cloud solutions provider listed on the SIX Swiss Exchange.
▪Ms. Theophille received a B.A., Business Administration, from International Management Center, Buckingham, UK, and a Higher National Certificate, Computer Science, from Glasgow College of Commerce, Glasgow, Scotland.

8x8, Inc. | PROXY STATEMENT 29

PROPOSAL ONE
Vote Required and Recommendation

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of our seven nominees. In the event that any of our nominees become unable or declines to serve as a director at the time of the 2023 Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee listed will be unable or will decline to serve as a director.
The seven nominees receiving the most votes cast “FOR” their selection shall be elected as directors at the Annual Meeting. However, the Board has adopted a policy requiring each director nominee to agree that, if the nominee fails to receive more votes cast “FOR” his or her selection than “WITHHELD,” the nominee shall tender his or her resignation to the Governance and Nominating Committee of the Board, which is authorized to consider each resignation tendered under the policy and recommend to the Board whether or not to accept the resignation. Each nominee for director has agreed to abide by this policy.
TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS
One or more of our Board members serve as directors or executive officers of other organizations, including organizations with which we have commercial relationships. We do not believe there were any transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our director, officer, beneficial owner of more than 5% of our common stock, or any of his, her, or its affiliates, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest during fiscal 2023, other than compensation described in the sections titled “Compensation of Non-Employee Directors” above and “Executive Compensation” below.
The Audit Committee is responsible for reviewing and approving all business transactions between us and any of the persons described above, whom we refer to as a “related person.” It is our policy to require that all transactions between us and a related person also be approved by our Board, including a majority of independent directors who are disinterested in the transactions to be approved. Our Corporate Governance Principles further require that the Board determine or delegate to the Audit Committee to determine, on a case by case basis, whether a conflict of interest exists. Each director will advise the Board of any situation that could potentially be a conflict of interest and will not vote on an issue in which he or she has an interest.
30 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than ten percent of our common stock (collectively, the “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. The Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of such reports furnished to us during the fiscal year ended March 31, 2023 or written representations provided by each of the Reporting Persons, we believe that none of the Reporting Persons failed to file timely reports under Section 16(a), except for one late report on Form 4 for each of Samuel Wilson, Hunter Middleton, Matthew Zinn and Stephanie Garcia.
8x8, Inc. | PROXY STATEMENT 31

AUDIT MATTERS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for our internal controls, financial reporting process, and compliance with laws, regulations, and ethical business standards. Our independent registered public accounting firm is responsible for performing an integrated audit of our consolidated financial statements and of our internal control over financial reporting in accordance with standards of the public company accounting oversight board (United States) (the “PCAOB”), and to issue opinions thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this capacity, the Audit Committee provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.
The Audit Committee reviewed and discussed our fiscal 2023 audited consolidated financial statements with our management and Moss Adams LLP, our independent registered public accounting firm for fiscal 2023. The Audit Committee reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with Moss Adams LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees” and by the SEC, as currently in effect. The Audit Committee received written disclosures and a letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence.
Based upon the Audit Committee’s discussions with management and the auditors and the Audit Committee’s review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023.
THE AUDIT COMMITTEE
Todd Ford, Chair
Monique Bonner
Eric Salzman
32 8x8, Inc. | PROXY STATEMENT

PROPOSAL TWO — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed Moss Adams LLP, Independent Registered Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2024. The Board proposes that the stockholders ratify this appointment. The Audit Committee understands the need for Moss Adams LLP to maintain objectivity and independence in its audits of our financial statements.
The Audit Committee previously retained Moss Adams LLP to audit our consolidated financial statements for fiscal 2023 and also to provide other auditing and non-auditing services during fiscal 2023. The Audit Committee reviewed all non-audit services provided by Moss Adams LLP and concluded that the provision of such services was compatible with maintaining Moss Adams LLP’s independence in the conduct of its auditing functions.
To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting. All services rendered by Moss Adams LLP for our fiscal years ended March 31, 2023 and 2022 were pre-approved by our Audit Committee.
The following table sets forth the aggregate fees billed to us by Moss Adams LLP for the fiscal years ended March 31, 2023 and 2022:

Service Categories	Fiscal 2023	Fiscal 2022
Audit fees(1)(4)	$3,727,000	$1,657,989
Audit-related fees(2)	200,250	433,475
All other fees(3)	17,700	6,000
Total	$3,944,950	$2,097,464
(1)Audit fees consist of fees for professional services provided in connection with (i) the audit of our financial statements, including additional scope for the acquisition of Fuze, Inc. and issuance of convertible debt; (ii) audit of our internal control over financial reporting; (iii) reviews of our quarterly financial statements; and (iv) reviews and issuances of consents and comfort letters in connection with our filing of Form S-8 and S-3s registration statements and other documents with the SEC.
(2)Audit-related fees consist of fees for professional services provided in conjunction with the audit of our employee benefit plan, administrative fee and out of pocket expenses related to audit.
(3)All other fees consist of fees for all other services except those described above, including fees for certification work for an international subsidiary.
(4)Year-over-year increase due to unbilled fees for provisional services performed by Moss Adams LLP for fiscal year 2022 and additional audit services in Fiscal 2023 in connection with the acquisition of Fuze, Inc.

Vote Required and Recommendation

The ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal year 2024 will require the affirmative vote of holders of a majority of the shares entitled to vote on this matter. Abstentions are not counted as affirmative votes and therefore have the same effect as a vote against the proposal. In the event that stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.
Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
THE PROPOSAL TO RATIFY OUR AUDIT COMMITTEE’S APPOINTMENT OF MOSS ADAMS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2024.

8x8, Inc. | PROXY STATEMENT 33

EQUITY COMPENSATION PLANS
EQUITY COMPENSATION PLAN INFORMATION
The tables below provide information as of March 31, 2023 and May 25, 2023, respectively, concerning shares of our common stock that may be issued upon the exercise of outstanding stock options, warrants and other rights, and that remain available for future issuance, under all of our equity compensation plans that were in force as of such dates, including:
▪8x8, Inc. 2022 Equity Incentive Plan
▪8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan;
▪8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan;
▪8x8, Inc. Amended and Restated 2012 Equity Incentive Plan;
▪8x8, Inc. 2006 Stock Plan; and
▪8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan.

As of May 25, 2023: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table) (#)
Equity Compensation plans approved by security holders(1)(2)	12,153,559	9.76	8,853,906
Equity Compensation plans not approved by security holders(3)	1,253,391	11.57	1,619,764
Total	13,406,950	10.01	10,473,670

As of March 31, 2023: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table) (#)
Equity Compensation plans approved by security holders(1)(2)	12,924,386	9.76	8,768,451
Equity Compensation plans not approved by security holders(3)	1,377,771	13.87	1,560,258
Total	14,302,157	10.62	10,328,709
(1)The amounts in this row reflect shares issuable pursuant to awards that have been or could be granted under the 8x8, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan, as amended and restated as of July 27, 2020 (the “2012 Plan”), the 8x8, Inc. 2006 Stock Plan (the “2006 Plan”) or the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan. We are not authorized to grant any new awards under the 2012 Plan or the 2006 Plan, although we may continue to issue shares pursuant to outstanding awards under such plans. The 2022 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance units, and stock grants.
(2)As of March 31, 2023 and May 25, 2023, there were 4,643,500 shares reserved for issuance under the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan.
(3)The amounts in this row reflect shares issuable pursuant to awards that have been or may be granted under the 8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan (the “2013 Plan”) or the 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan (the “2017 Plan”). We ceased granting awards under the 2013 Plan in 2016 and we are not authorized to grant any new awards under the 2013 Plan, although we may continue to issue shares pursuant to outstanding awards under that plan.
Outstanding awards granted under the 2013 Plan or 2017 Plan prior to December 8, 2017 (the date on which we transferred the listing of our common stock from the Nasdaq to the NYSE) were granted in accordance with Rule 5635(c)(4) of the Nasdaq listing rules. Inducement awards granted on or after December 8, 2017 and on or before November 14, 2022 were granted in accordance with Section 303.08A of the NYSE listing rules. Awards granted under the 2017 Plan on or after November 15, 2022 (the date on which we transferred the listing of our common stock from the NYSE to the Nasdaq) and future awards thereunder were or will be granted in accordance with Rule 5635(c)(4) of the Nasdaq listing rules. In accordance with the applicable listing exchange rules, all awards granted under these two Plans were granted to new employees as inducements material to their entering into employment with us. Awards granted under the 2013 Plan or the 2017 Plan in reliance on the applicable listing exchange rules referenced above do not require stockholder approval. Those rules require, among other things, that all such awards be approved by the Compensation Committee or by a majority of the independent directors on our Board.
34 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the fiscal 2023 compensation program for our “named executive officers,” or “NEOs.” The following provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each material element of compensation that we provide our NEOs. In addition, we explain how and why the Compensation Committee and the Board arrived at the specific compensation policies and decisions involving our NEOs during fiscal 2023.

For fiscal 2023, our NEOs included:
▪Samuel Wilson, our interim Chief Executive Officer (our “interim CEO”)(1);
▪Hunter Middleton, our Chief Product Officer;
▪Suzy Seandel, our Chief Accounting Officer;(2)
▪Laurence Denny, our Chief Legal Officer (3);
▪Kevin Kraus, our interim Chief Financial Officer (our “interim CFO”)(4);
▪David Sipes, our former Chief Executive Officer (our “former CEO”)(1); and
▪Matthew Zinn, our former Chief Legal Officer(3).

(1)Mr. Sipes served as an executive officer in the role of CEO until November 30, 2022, at which time his employment relationship with 8x8 was terminated. Mr. Wilson assumed all of Mr. Sipes’ duties on an interim-basis on November 30, 2022 and served as interim CEO through the end of fiscal 2023. Mr. Wilson was subsequently appointed our permanent CEO on May 26, 2023.
(2)Ms. Seandel was hired as our Chief Accounting Officer on May 16, 2022 and was appointed to the role of principal accounting officer on July 21, 2022.
(3)Mr. Zinn served as an executive officer in the role of Chief Legal Officer until December 9, 2022, at which time he resigned from his position. Mr. Denny assumed all of Mr. Zinn’s duties on December 9, 2022 and served as an executive officer through the end of fiscal 2023.
(4)Mr. Kraus assumed the role of interim CFO on November 30, 2022, in connection with Mr. Wilson assuming the role of interim CEO, and served as interim CFO through the end of the fiscal year. Mr. Kraus was subsequently appointed our permanent CFO on June 5, 2023.

OVERVIEW
Digital transformation continues to drive increased adoption of cloud-based technologies. The migration from on-premise to cloud-based solutions for telephony and contact center software creates a large and expanding market opportunity for 8x8. We address this opportunity with our XCaaS solution, combining enterprise-grade unified communications as a service (UCaaS) and CCaaS (contact center as a service) on a unified, cloud-native platform. We believe continued innovation on our platform and XCaaS solutions is essential to generating durable growth and long-term value for our customers, employees and shareholders.
Our commitment to improving margins and generating cash flow, while increasing our investment innovation, led us to refine our XCaaS strategy in fiscal 2023. During the year, we restructured our business to target the market and customer segments where we believe we have the strongest competitive advantage. We also focused on improving efficiency in our operations, especially sales and marketing, and increasing customer retention. As a result, we reduced sales and marketing programs targeting small businesses, increased our investment in customer success initiatives, and centered our innovation investments on platform capabilities to enable tailored user experiences, AI-based features, enhanced data analytics, and high availability.
BUSINESS HIGHLIGHTS
In fiscal 2023, we achieved record service and total revenue, completed the integration of Fuze operations, extended the global coverage of our communications platform, and introduced platform-wide integration of generative AI from Open AI.
▪Total revenue increased 17% from fiscal 2022 to $743.9 million. Total service revenue grew approximately 18% year-over-year to $710.0 million.
▪We ended the year with total ARR of $703.0 million, an increase of 2% year-over-year. ARR from our targeted enterprise and mid-market customers was $535.1 million, an increase of 3% from the end of fiscal 2022. Enterprise and mid-market customers accounted for 76% of total ARR at the end of fiscal 2023, compared to 76% at the end of fiscal 2022.
▪ARR for our integrated XCaaS solution increased 17% year-over-year to $278.7 million.
▪We increased non-GAAP operating profit 489% compared with fiscal 2022 and generated $49 million in cash flow from operations in fiscal 2023.
▪We extinguished approximately $437 million in aggregate principal amount (out of $500 million outstanding) of our 2024 Senior Convertible Notes due in February 2024 through an exchange transaction for $202 million of Senior Convertible Notes due in 2028 and a Term Loan due in 2027. The exchange transaction extended the average maturity of our debt and increased our flexibility to reduce our total leverage in the future. Subsequent to the initial exchange transaction, we repurchased an additional $33 million in aggregate principal amount of the 2024 Notes, leaving approximately $63 million of aggregate principal amount outstanding in the 2024 Notes at year end.
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EXECUTIVE COMPENSATION
▪We restructured our business to focus on our target markets and reduced headcount by a total of approximately 14% in separate actions in September 2022 and January 2023.
▪We increased our investment in research and development in absolute dollars and as a percentage of revenue, allowing us to accelerate timelines for the introduction of new products, including our AI-based Intelligent Customer Assistant, and improve user experiences through enhanced workspaces and deeper integrations with third party CRM and analytics solutions.
▪We continued to enhance our enterprise-grade solutions for Microsoft Teams users, resulting in nearly 100% year-over-year growth to more than 300,000 users worldwide.
▪We expanded our global coverage to 58 countries and territories.
▪We were named a Leader in the 2022 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide7 for the eleventh consecutive year and included in the 2022 Gartner Magic Quadrant for Contact Center as a Service8 for the eighth consecutive year.
FISCAL 2023 COMPENSATION HIGHLIGHTS

EXECUTIVE COMPENSATION
Our fiscal 2023 executive compensation program was designed to incentivize our executive officers to drive performance in alignment with our long-term strategy. In line with our performance and compensation objectives, during fiscal 2023, we took the following compensation actions for our executives, including the named executive officers:

▪Key Talent Changes: In 2023 we continued to evaluate and build out our executive team to ensure that it could execute its aggressive long-term plans successfully.
▪In May 2022, we hired Suzy Seandel as Chief Accounting Officer, adding a layer of expertise to the Company’s accounting organization and leadership team.
▪In November 2022, the Company terminated its employment relationship with former Chief Executive Officer David Sipes, and appointed former Chief Financial Officer Samuel Wilson to the role of interim Chief Executive Officer. The board of directors initiated a process to identify the best candidate to fill the CEO role on a permanent basis. After an extensive search, the Board appointed Mr. Wilson to the role of Chief Executive Officer on May 30, 2023.
▪Kevin Kraus, most recently Senior Vice President of Finance at 8x8 was appointed interim Chief Financial Officer in connection with Mr. Wilson’s appointment as interim Chief Executive Officer. The board of directors then approved the permanent appointment of Mr. Kraus to the role of Chief Financial Officer on June 5, 2023.
▪In December 2022, we promoted Laurence Denny to the role of Chief Legal Officer from Deputy General Counsel following the departure of former Chief Legal Officer Matthew Zinn.
▪Base Salary: After evaluating the competitiveness of NEOs’ base salaries in the context of our overall compensation philosophy, the Compensation Committee determined to make modest adjustments to the base salary of some of our senior executives to reflect their performance and better align their compensation with the market.
▪Annual Cash Incentive Awards: In fiscal 2023, the Company took multiple actions to ensure that the Annual Cash Incentive Award program continued to drive our priorities while aligning pay to performance, including:
▪For NEOs other than the CEO, amending fiscal 2023 first half performance targets and metrics to reflect a profitability focus after the refinancing of the Company’s debt in August 2022; and
▪Reducing fiscal 2023 second half calculated payouts to ensure payouts were aligned to performance
▪Balancing Performance-Based Long-Term Incentives with Executive Retention: Our NEOs were granted long-term incentives in the form of time-vesting restricted stock units (“RSUs”) and performance-based stock units with vesting tied to our relative total shareholder return (referred to as “PSUs”). The Compensation Committee believes that a mix of time- and performance-vesting equity effectively balances the retention and motivational aspects of our compensation program. Approximately 25% of the total long-term incentive value awarded to our NEOs was delivered in the form of PSUs.
▪Special Compensation Arrangements: As the Company addressed changes in strategy and leadership, there were specific instances where the Compensation Committee believed that supplemental compensation was necessary and appropriate to deliver the best results. These included:
7 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide, Rafael Benitez, Megan Fernandez, Christopher Trueman, Pankil Sheth, November 28, 2022. This Magic Quadrant report name has changed from 2015 onwards- 2015-2021: Magic Quadrant for Unified Communications as a Service, Worldwide, 2014: Magic Quadrant for Unified Communications as a Service, North America With Additional Regional Presence, 2012-2013: Magic Quadrant for Unified Communications as a Service, North America.
8 Gartner Magic Quadrant for Contact Center as a Service, Drew Kraus, Steve Blood, Pri Rathnayake, Pankil Sheth, August 22, 2022. his Magic Quadrant report name has changed from 2015-2019: Magic Quadrant for Contact Center as a Service, North America.
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▪Interim Service Compensation - Special cash payments and equity awards issued to Mr. Wilson and Mr. Kraus for their service as interim CEO and interim CFO, respectively. These are more fully described in the “Interim Awards” section below.
▪Special Cash Awards - These are special cash awards made to NEOs either to retain them for a period of 1-year during the transition between leaders, or as special recognition of extraordinary efforts made during the refinancing of the Company’s debt. Such awards are more fully described in the “Refinancing Bonus” and “Interim Awards” sections below.
The Compensation Committee believes that the combination of base salary and incentive awards, including PSUs, effectively supports our compensation objectives.
PAY-FOR-PERFORMANCE PHILOSOPHY
To succeed in the rapidly evolving market for cloud-based communications and contact center software, we must attract and retain a highly talented executive team. Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program, particularly for the compensation of our CEO. To further this objective, in fiscal 2023 we weighted our compensation programs towards pay that is either “at risk” (PSUs and bonuses), or for which value is determined by stock price performance (RSUs and PSUs). In this way, we create a pay for performance environment that aligns the long-term interests of our executives with those of our stockholders, while remaining competitive with market values on a targeted total compensation basis.
During fiscal 2023, we continued to focus on performance-based incentives, while also ensuring that our compensation plans could be expected to retain the key talent we needed during a period of transition. The low share prices at the start of the fiscal year significantly impacted the retentive power of our outstanding equity awards, reducing the then-anticipated payout of outstanding PSUs to 0% and reducing the value of RSUs by 62% compared with their grant date. The low holding power and changing economic landscape, combined with the need to ensure stability of leadership during a year of transition, led the Compensation Committee to approve a number of the changes reflected in the “Fiscal 2023 Compensation Highlights” section above.
These actions, such as issuing special cash awards and adjusting the focus of the bonus plan during the first half of fiscal 2023, enabled the Company to focus performance on the highest priorities and bolster the short-term holding power of our compensation plans during a period of volatility, while both the newly issued and historically outstanding PSU awards continued to provide significant upside incentive for market-beating performance. NEOs received approximately 25% of their annual long-term equity compensation awarded in PSUs, with final payouts realized based on Company performance over a two-year and three year period.

(1)Fiscal 2023 CEO Targeted Compensation Mix reflects Mr. Wilson’s annualized base salary, target bonus opportunity and annual equity awards granted in June of fiscal 2023. Mr. Wilson’s long-term equity compensation value reflects the target award value, which was converted to a number of shares based on the 20 day trailing average closing price of 8x8 shares. Awards of PSUs will be measured based on performance of relative TSR against the S&P Software and Services Index (^SPSISS), as described in detail under “Long-Term Incentive Compensation” below. One-time awards and payments for interim service have been excluded from the chart above.
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EXECUTIVE COMPENSATION
(2)Fiscal 2023 average Targeted Compensation Mix for our other NEOs reflects the average annual base salary and the average value of annual equity awards granted in June of fiscal 2023. These values exclude any NEOs who were hired during 2023, promoted to NEO during 2023 or terminated employment during 2023. The NEO targeted long-term equity compensation value reflects the target award value, which was converted to a number of shares based on the 20 day trailing average closing price of 8x8 shares. Awards of PSUs will be measured based on performance of relative TSR against the S&P Software and Services Index (^SPSISS), as described in detail under “Long-Term Incentive Compensation” below. One-time awards and payments for interim service have been excluded from the chart above.

While we continued to meet or exceed guidance for the year, our stock price remained volatile, in line with the peers in our industry. Our reduced valuation has continued to impact the potential values of the outstanding PSUs and RSUs that our NEOs hold. As shown in the tables below, the decline in stock price has resulted in all TSR based PSUs tracking below the threshold required for payout and has reduced the cumulative value of outstanding RSU awards by 59% from their grant date fair value. This reduction in the realizable value of our long-term incentive awards, which continues to make up the majority of our NEOs’ compensation, is by design, reflecting alignment between the take-home pay of our executives, and the stockholder returns generated by the Company.
Pay For Performance: Current PSU Performance as of March 31, 2023

Grant Year	Recipients	# of Unearned PSUs	Grant Date Fair Value at Target Performance ($)	Comparator Index	Anticipated Payout % based on Current rTSR
2023	Samuel Wilson	122,036	702,927	S&P Software And Services Index	0%
	Sum of Other NEOs	158,324	856,199
2022	Sum of Other NEOs	87,313	2,219,881	S&P Software And Services Index	0%
2021	Sum of Other NEOs	107,927	1,657,759	S&P Software And Services Index	0%
We will continue to structure our Employee Bonus Plan to align with our annual financial performance, and will continue to focus our long-term incentive awards on creating meaningful alignment between the interests of our NEOs and our stockholders. For fiscal 2024, we have made additional changes including:
▪Increasing the portion of the long-term incentive award allocated to PSUs to continue to drive high performance.
▪Setting higher levels of threshold performance targets under the annual cash incentive plan to promote continued performance improvement.
▪Significantly reducing share-based compensation outside of leadership levels to better control burn rate and dilution.
The link between the compensation of our CEOs and the Company’s TSR is illustrated in the following graph, which shows how total targeted compensation for our CEO has varied over the past five years compared to the Company’s five-year TSR. The sharp rise in relative total targeted compensation in fiscal 2021 reflects new hire equity grants awarded to Mr. Sipes in December 2021, followed by a reversion to the approximate trend established from fiscal 2018 to fiscal 2020.

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EXECUTIVE COMPENSATION

CEO Pay and 5-Year Total Shareholder Return (TSR)(1)
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
Pay in Million $
600%
550%
500%
450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
EGHT TSR Performance
Fiscal Year End 2018
Fiscal Year End 2019
Fiscal Year End 2020
Fiscal Year End 2021
Fiscal Year End 2022
Fiscal Year End 2023
Indexed TSR
Verma - Total Pay
Sipes - Total Pay
Wilson - Total Pay

(1)The above chart illustrates CEO Total Pay for Mr. Verma (our former CEO) for fiscal 2019 — fiscal 2020, Mr. Sipes for fiscal 2021 – fiscal 2022, and Mr. Wilson for fiscal 2023. CEO Total Pay consists of salary earned, cash bonuses paid, equity award grants and all other compensation as reported in the “Total” column of the “Summary Compensation Table” for the applicable fiscal year.
FISCAL 2023 EXECUTIVE COMPENSATION POLICIES AND PRACTICES
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure our compensation policies and practices are consistent with our short- term and long-term goals given the dynamic nature of our industry and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2023:
▪Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.
▪Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2023 compensation reviews.
▪Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to be certain that our compensation policies do not seem reasonably likely to promote conduct that could have a material adverse effect on the Company.
▪Other Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:
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EXECUTIVE COMPENSATION

▪Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executives and stockholders.

▪No Special Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) Plan, which is open to all United States salaried employees.

▪Change-in-Control Arrangements. Under our Executive Change-in-Control and Severance Policy, our CEO, EVPs and SVPs are eligible to receive certain specified payments and benefits in the event of a constructive termination of employment in connection with a change-in-control of the Company (a double trigger arrangement).

▪No Special Health or Welfare Benefits. Our named executive officers participate in broad-based Company- sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

▪Executive Officer Stock Ownership Requirement. Each of our named executive officers is required to acquire and retain an ownership interest in shares of our common stock, at least equal in value to six times his current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, within five years of their appointment to the role.
▪No Perquisites. We generally do not provide any perquisites or other personal benefits to our named executive officers.
▪Multi-Year Vesting. The annual equity awards granted to our named executive officers generally vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
▪No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
▪Clawback. Our equity incentive plan includes a clawback provision allowing for the repayment of award proceeds earned by a plan participant if the Compensation Committee determines that the participant has intentionally committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements. The Company also plans to adopt a clawback policy to meet the requirements of any Nasdaq listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION PROGRAM OBJECTIVES
We have designed our executive compensation program to achieve the following objectives:
▪attract, develop, motivate and retain top talent and focus our executive officers on key business goals that enhance stockholder value;
▪ensure executive compensation is aligned with our corporate strategies and business objectives;
▪provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of stockholder value;
▪ensure fairness among our executives by recognizing the contributions each individual makes to our success, as well as the compensation history and prior experience of each executive officer; and
▪provide an incentive for long-term continued employment with us.
To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation program with the goal of setting compensation at levels it believes are aligned with our current financial and operational business objectives, as well as competitive with the pay of other companies with whom we compete for executive talent. A majority of the target total direct compensation opportunities of our named executive officers are equity incentive-based and the value realized from these awards will be primarily driven by 8x8’s stock price performance. In most years, compensation packages will also include an annual cash bonus opportunity that may be earned based on the level of achievement measured against pre-established performance goals related to the important financial objectives set forth in our annual operating plan. Target direct compensation opportunities also include long-term incentive compensation in the form of equity awards that are earned over time based on continued service or, in the case of PSUs, subject to achievement of performance goals and relative TSR performance over time. We believe the mix of time-based and performance-and-time based awards is important to retaining our named executive officers and aligning their interests with those of our stockholders.
COMPENSATION-SETTING PROCESS
Role of Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board, which is available on in the investor relations section on our website at https://investors.8x8.com/ under the “Governance” heading.
At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations for consideration and approval by the Board of the various elements of our named executive officers’ compensation, as well as any employment arrangements with our named executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our named executive officers is consistent with our executive compensation philosophy and objectives. The Compensation Committee also determines whether each compensation element provides appropriate incentives and motivation to our named executive officers and whether each such element adequately compensates our named executive officers relative to individuals holding comparable positions at the principal companies with which we compete for executive talent.
The Compensation Committee meets regularly during the fiscal year with and without the presence of our CEO and other named executive officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board between its formal meetings.
Role of Named Executive Officers and Other Employees
The Compensation Committee receives support from our human resources department and its compensation consultant in designing our executive compensation program and analyzing competitive market practices. Our CEO regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development and financial analysis of our performance. Our CEO also develops and provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our named executive officers and other executives, including recommendations on the use of incentive compensation to further our growth. Our CEO and other named executive officers are not present when their specific compensation arrangements are discussed.
Role of Compensation Consultant
In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2023, the Compensation Committee engaged Compensia to assist it with compensation matters. A representative of Compensia attended at least one meeting of the Compensation Committee during fiscal 2023, responded to inquiries from the Compensation Committee at meetings and throughout the fiscal year and provided its analysis with respect to these inquiries.
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EXECUTIVE COMPENSATION
The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2023 were as follows:
▪assisted in the review and updating of our compensation peer group;
▪analyzed executive compensation levels and practices of the companies in our compensation peer group;
▪provided advice on compensation best practices and market trends for named executive officers and directors;
▪assisted with the design of the annual cash incentive plan and long-term equity incentive compensation plan with appropriate performance goals and targets for our named executive officers and other executives; and
▪provided ad hoc advice and support throughout the year.
Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE and Nasdaq, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.
Competitive Positioning
To attract and retain executives with the abilities and experience necessary to deliver strong top-line growth and operating performance, we provide total direct compensation opportunities that are intended to be competitive with market practice. We generally target our compensation around market median values, though we do allow upper quartile positioning to reflect individual talent and/or criticality to the business or to address underlying retention concerns. In connection with its annual review of our executive compensation program for fiscal 2022, the Compensation Committee, with the assistance of Compensia, revised the compensation peer group to generate competitive market data appropriate for comparison with our current size and industry focus.
For fiscal 2023, the compensation peer group was updated to account for acquisitions and to reflect changes in the size and scope of the Company as well as the peer companies. The criteria used to identify peer companies was generally consistent with our approach in prior years, and targeted software companies falling within a revenue range of 0.5x to 2.0x of our rolling four quarter revenue for at the time of the review and a market capitalization range of 0.3x to 3.0x of our market capitalization at the time of the review. The relevance of each peer company was evaluated taking into consideration both industry comparability as well as financial metrics, and companies are not required to meet all selection criteria for inclusion in the peer group.
Our compensation peer group for fiscal 2023 was updated with assistance from Compensia to ensure that the companies in the peer group remained aligned to 8x8’s size and financial profile. Cornerstone OnDemand and Vonage were removed from the peer group to reflect the impact of acquisitions and Blackline, HubSpot, Paylocity Holding, Twilio and Zoom Video Communications were removed to align 8x8’s market capitalization with the peer group. We added Alteryx, Avaya Holdings, Blackbaud, Bottomline Technologies, Commvault Systems, Progress Software, Vertex and Zuora — all SaaS or companies comparable to 8x8’s size at the time of review — to provide the best possible insights into peer compensation programs. RingCentral, while outside the targeted revenue and market capitalization ranges, was included at the request of the Compensation Committee as it is a key direct competitor for both business and executive talent. The 2023 peer group consisted of the following companies:

Alteryx	Commvault Systems	PROS Holdings
Avaya Holdings	Everbridge	Q2 Holdings
Bandwidth	Five9	RingCentral
Blackbaud	LivePerson	SPS Commerce
Bottomline Technologies	New Relic	Vertex
Box	Progress Software	Yext
Zuora
For fiscal 2024, the compensation peer group was updated with the assistance of Compensia based on the same revenue and market capitalization criteria used in fiscal 2023. Bottomline Technologies was removed from the peer group to reflect the impact of an acquisition and Avaya Holdings, Box, New Relic, Progress Software, PROS Holdings, SPS Commerce and Vertex were removed to better align 8x8’s financial profile with the peer group. We added Domo, Edgio, Ooma, Rimini Street and Upland Software — all SaaS or companies comparable to 8x8’s size — to provide the best possible insights into peer compensation programs.
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EXECUTIVE COMPENSATION

Alteryx	Edgio	Q2 Holdings
Bandwidth	Everbridge	Rimini Street
Blackbaud	Five9	RingCentral
Commvault Systems	LivePerson	Upland Software
Domo	Ooma	Yext
Zuora
Our executive compensation benchmarking also included survey data provided by Radford Surveys and Consulting, a business unit of Aon Hewitt Consulting, Inc. (“Radford”), from publicly-traded software companies with revenue levels and market capitalization levels comparable to ours. Radford did not provide compensation consulting services to the Compensation Committee during fiscal 2023.
Results of 2022 Stockholder Advisory Vote on Executive Compensation
Stockholders are provided the opportunity to cast an annual advisory vote on executive compensation (commonly known as a “Say on Pay” vote). At our 2022 Annual Meeting of Stockholders held on July 12, 2022, our stockholders indicated their strong support for the compensation of our named executive officers, with approximately 97% of the votes cast in favor of the proposal.
We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the named executive officers. As part of our stockholder engagement program, we continuously engage our shareholders in substantive discussions on executive compensation, corporate governance and corporate performance and strategy with our institutional stockholders, including the majority of our top 20 active stockholders.
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EXECUTIVE COMPENSATION
FISCAL 2023 EXECUTIVE COMPENSATION ELEMENTS
The elements of our compensation program for our named executive officers during fiscal 2023 are summarized in the table below and discussed in more detail in the sections that follow.

Element	Responsive Actions	Example

Fixed Annual Cash Compensation / Base Salary	This compensation element provides our named executive officers with a competitive level of fixed annual cash compensation.	Salary

Annual Cash Incentive Awards	This compensation element provides our executive officers with a competitive variable annual cash performance incentive opportunity tied to the achievement of financial performance objectives in the current fiscal year.	Semi-annual cash payments under the EBP for the NEOs.

Long-term Incentive Compensation	This compensation element provides our named executive officers with a competitive long-term incentive compensation opportunity in the form of equity awards designed to incentivize them to meet or exceed our long-term strategic goals, serve our retention objectives, and align the interests of our executive officers and stockholders.	Time-based RSU and performance-based PSU awards.

Health and Welfare Benefits	This compensation element provides all employees with competitive health and welfare benefits, as well as participation in an employee stock purchase and other employee benefit plans. There are no special health or welfare benefits for NEOs that are not also provided to all employees.	Medical, dental, vision, 401(k) Plan (with corporate matching up to $3,000 per year), paid time off (including Company-wide days off, as applicable), parental leave, employee assistance programs (EAPs), and ESPP.

We believe that the total compensation opportunities provided to named executive officers for fiscal 2023 achieved the overall objectives of our executive compensation program.
BASE SALARY
Generally, the Compensation Committee reviews the base salaries of our executives, including the named executive officers, as part of its annual review of our executive compensation program and makes recommendations to the Board for adjustments to base salaries to take into account competitive market practices, corporate and individual performance from the prior fiscal year and promotions or changes in responsibilities. Typically, the Board sets the base salaries of our named executive officers at levels that are competitive with the market as reflected in our compensation peer group, after taking into consideration each named executive officer’s role and the scope of his or her responsibilities, his or her experience, and the base salary levels of the other executives. In fiscal 2023, the Company increased the base salaries of Messrs. Wilson, Zinn and Middleton to align their salaries to market levels.
The following table sets forth each NEO’s base compensation for fiscal 2023, as compared to their compensation in fiscal 2022.

Named Executive Officer	Fiscal 2022 Base Salary ($)	Fiscal 2023 Base Salary ($)	Percentage Adjustment (%)
Samuel Wilson	410,000	430,000	5
Kevin Kraus(1)	—	330,000	—
Laurence Denny(2)	—	340,000	—
Hunter Middleton	350,000	370,000	6
Suzy Seandel(3)	—	340,000	—
David Sipes(4)	525,000	546,000	4
Matthew Zinn(5)	370,000	385,000	4
(1)Mr. Kraus assumed the role of CFO on an interim basis, following Mr. Sipes departure, and Mr. Wilson assuming the role of CEO on an interim basis. Fiscal 2023 salary in the table reflects his salary at the time of his assumption of those responsibilities.
(2)Mr. Denny assumed Mr. Zinn’s former role in connection with Mr. Zinn’s departure. Fiscal 2023 salary in the table reflects his salary at the time of his assumption of those responsibilities.
(3)Ms. Seandel was hired on May 16, 2022. Fiscal 2023 salary in the table reflects her annual salary at the time of hire.
(4)Mr. Sipes terminated employment with the Company on November 30, 2022. Fiscal 2023 salary in the table reflects his salary at the time of termination.
(5)Mr. Zinn terminated employment with the Company on December 9, 2022. Fiscal 2023 salary in the table reflects his salary at the time of termination.
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EXECUTIVE COMPENSATION
For fiscal 2022, the Board approved the continuation of a popular compensation program that allowed full-time employees and executive officers to elect to receive up to 20% (and up to 50% for our CEO, Mr. Sipes) of each individual’s base salary in the form of shares of the Company’s common stock. While the program continued to be popular with employees, executive management determined that the program should not be continued for fiscal 2023 in order to continue to manage the Company’s burn-rate and share pool effectively in a period of lower share prices.
ANNUAL CASH INCENTIVE AWARDS
Employee Bonus Plan (EBP) Design
We have historically used annual cash incentive awards to motivate and incentivize our named executive officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and profitability goals. Consistent with our executive compensation philosophy, these annual cash incentive awards are targeted at a percentage of base salary and have historically constituted a significant percentage of the target cash compensation opportunity for our named executive officers. Typically, the Compensation Committee awards annual cash incentive bonuses based on achievement of our corporate financial objectives and an evaluation of individual performance during the fiscal year. Our plan is designed to pay above-target amounts when we exceed our financial objectives and below-target amounts when we do not achieve these objectives.
The objective of the EBP is to incentivize eligible employees to contribute to our overall success and achieve corporate and individual performance goals. The performance goals established under the EBP are designed to focus participants on current goals and strategies identified by the Board and senior management (such as revenue growth and profitability), and to complete individual objectives that support our overall business strategy.
Under the EBP, each of our NEOs is eligible to receive cash bonus awards during each fiscal year tied to the Company’s achievement of predetermined financial targets and, in certain cases, the NEO’s achievement of individual goals. Performance is evaluated, and bonuses are payable, on a semi-annual basis, based on performance over two discrete six-month performance periods. The maximum payout in any period is 200% of the targeted percentage. In the event the Company does not achieve minimum financial performance objectives for the relevant payout period, the incentive EBP awards for that period would be zero.
Target Annual Cash Incentive Award Opportunities for Fiscal 2023
The target annual cash incentive award opportunity for each of the named executive officers under the EBP is developed by the Compensation Committee for each fiscal year and expressed as a percentage of his or her annual base salary. The Compensation Committee sets the target annual cash incentive award opportunities for our named executive officers, other than our CEO’s target annual cash incentive award opportunity (which is approved by the full Board), after considering the job function of each named executive officer, his or her expected contributions to us for the upcoming fiscal year, the recommendations of our CEO (other than with respect to his own compensation) and the competitive market.
The table below shows the annual target bonus opportunity for each NEO as a percentage of his or her base salary:

Named Executive Officer	Fiscal 2022 Target Bonus Opportunity (as a % of base salary)	Fiscal 2023 Target Bonus Opportunity (as a % of base salary)
Samuel Wilson	65	65
Kevin Kraus	—	50
Laurence Denny	—	55
Hunter Middleton	55	55
Suzy Seandel	—	45
David Sipes	100	100
Matthew Zinn	55	55

2023 PERFORMANCE OBJECTIVES AND EBP STRUCTURE
For fiscal 2023, the Company’s EBP payouts were based on predetermined financial targets. The performance objectives for the EBP were developed by the Compensation Committee, in coordination with the Company’s compensation consultant, after taking into consideration the feedback from our large institutional holders and the recommendations of our CEO and CFO. The performance measurements for the fiscal 2023 EBP incorporated a mix of semi-annual performance measures tied to revenue and non-GAAP pre-tax income. For NEOs other than the CEO and CFO, individual performance was also considered in determining the final payout, but no payments were adjusted to reflect individual performance.
Reflecting the uncertain economic environment at the start of the fiscal year and our increased emphasis on profitability, the Compensation Committee elected to set first half fiscal 2023 goals at the beginning of the fiscal year and add a minimum non-GAAP operating profit threshold to be reached before any payout could be earned. Final payouts remained focused on top line performance, based 50% on service revenue and 50% on net new monthly recurring revenue (nnMRR), excluding the impact of the
8x8, Inc. | PROXY STATEMENT 45

EXECUTIVE COMPENSATION
Fuze acquisition. Net new monthly recurring revenue (nnMRR) is an internal operating metric that represents performance of important parts of our business, but is not a direct representation of our entire business. For example, nnMRR excludes usage revenue, revenue from acquired customers, and revenue from professional services and endpoint hardware.
During the first fiscal quarter of the year, the Federal Reserve began an aggressive program to increase interest rates in an effort to curb inflation. Given the rising rate environment, uncertain economic conditions, and our need to refinance convertible debt maturing in early calendar 2024, we determined operating profit and cash flow generation were the highest priority for the Company. In light of this, for executives other than the CEO, the committee approved adjusted performance goals for the second quarter of fiscal 2023. The committee retained the service revenue and nnMRR metrics, but increased the emphasis on non-GAAP operating profit by shifting from a threshold requirement to an achievement metric weighted at 10%. The remainder of the second quarter achievement payouts were weighted 45% on achievement of service revenue goals and 45% on achievement of nnMRR goals. The increased focus on profitability and cash flow generation reflected investor feedback, as well as our internal assessment of our cost structure and sales and marketing investments in the uncertain economic environment.
In the second half of the fiscal year, we reduced our cost structure through two actions that reduced our total headcount by approximately 14%. In establishing achievement metrics for the second half of the year, the committee sought to reflect the rationale and impact of these actions. For the second half of the year, the committee continued to use service revenue and nnMRR achievement metrics, but adjusted the weightings to 60% non-GAAP operating profit, 20% service revenue and 20% nnMRR, as we continued to prioritize efficiency and profitability.
The table below illustrates performance target and weightings under each semi-annual period of the fiscal 2023 EBP.
For the first half of fiscal 2023, the payouts under non-GAAP operating profit, service revenue and nnMRR metrics were set at 0% of target at threshold achievement, 100% of target at target achievement, and 200% of target at maximum achievement. For the second half payouts, nnMRR payout percentages remained the same, but the non-GAAP operating profit and service revenue metrics were adjusted so that they paid out 25% of target at threshold achievement, 100% of target at target achievement and 200% of target at maximum achievement. This resulted in potential payouts of 0% to 200% of targeted payout during each semi-annual EBP performance period. Payouts under all metrics are prorated on a linear basis for outcomes that fall between threshold, target and maximum.
The outcome of the fiscal 2023 EBP program is summarized in the chart below. Mr. Sipes’ EBP bonus paid out at 34% of target for the first half of fiscal 2023. Mr. Sipes’ service with 8x8 terminated before he was eligible for an EBP bonus during the second half of fiscal 2023. For executives other than Mr. Sipes, performance under the EBP resulted in payouts of 61% of target in the first half of fiscal 2023 and 144% of target in the second half of fiscal 2023.
At the close of fiscal 2023, Mr. Wilson requested that the Compensation Committee exercise its negative discretion to reduce bonus payouts to 110% of target. The committee approved of the recommendation, and final payouts for the second half of fiscal 2023 were made at 110% of target, resulting in an annual payout of 86% of target.
FY2023 SIPES CHART

		David Sipes - 2023 EBP Performance Targets
Performance Metric	Weight %	Minimum Threshold 0% Payout ($K)	Target 100% Payout ($K)	Maximum Threshold 200% Payout ($K)	2023 Performance ($K)	2023 Achievement %
FY23 1st Half
Q1 & Q2 (4/1/22 - 9/30/22)
Non-GAAP Operating Profit	Funding Threshold	6,200	—	—	19,208	Greater than threshold
Service revenue	50	332,262	369,180	461,475	357,717	69
Net New Monthly Recurring Revenue	50	2,035	2,713	3,391	1,940	—
FY23 1st half	100					34
46 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
FY2023 ALL OTHER NEOs CHART

		Other NEOs - 2023 EBP Performance Targets
Performance Metric	Weight %	Minimum Threshold Payout ($K)	Target Payout ($K)	Maximum Threshold Payout ($K)	2023 Performance ($K)	2023 Achievement %
FY23 1st Half
Q1 (4/1/22 - 6/30/22)
Non-GAAP Operating Profit	Funding Threshold	3,100	—	—	10,135	Greater than threshold
Service revenue	50	163,404	181,560	226,950	179,161	87
Net New Monthly Recurring Revenue	50	1,005	1,340	1,675	1,131	38
FY23 Q1	100					62
FY23 1st Half
Q2 (7/1/22 - 9/30/22)
Non-GAAP Operating Profit	10	3,950	4,937	5,924	9,073	200
Service Revenue	45	162,180	180,200	225,250	178,556	91
Net New Monthly Recurring Revenue	45	1,030	1,373	1,716	809	—
FY23 Q2	100					61
FY23 1st Half Final Payout	100					61
FY23 2nd Half
Q3 & Q4 (10/1/22 - 3/31/23)
Non-GAAP Operating Profit	60	25,000	34,802	50,000	43,150	155
Service Revenue	20	307,260	361,482	415,704	352,328	87
Net New Monthly Recurring Revenue	20	1,063	1,518	1,973	1,836	170
FY23 2nd Half Earned Payout	100					144
FY23 2nd Half Final Payout	(after impact of committee discretion)					110
Net new monthly recurring revenue (nnMRR) is an internal operating metric that represents performance of important parts of our business, but is not a direct representation of all our business. For example, nnMRR excludes usage revenue, revenue from acquired customers, and revenue from professional services and endpoint hardware.
In fiscal 2022, NEOs, along with other EBP participants, were permitted to elect to receive their semi-annual bonus payments in the form of fully-vested shares equal to the cash value of the bonus, calculated based on the closing stock price on the day prior to issuance. For fiscal 2023, in order to manage the Company’s burn rate and share usage during a period of low stock price, all employees received their EBP payments entirely in cash.
8x8, Inc. | PROXY STATEMENT 47

EXECUTIVE COMPENSATION

		FY 2023 EBP Target Achievement
		1H FY23		2H23		FY 2023
Named Executive Officer	Annual Target ($)	1st Half EBP Payout (%)	1st Half EBP Payout ($)	2nd Half EBP Payout (%)	2nd Half EBP Payout ($)	2023 Total Payout ($)	Total Payout as a % of Target

Samuel Wilson	279,500	61	85,248	110	153,725	238,973	86
Kevin Kraus(1)	82,500	—	—	110	90,750	90,750	110
Laurence Denny(2)	93,500	—	—	110	102,863	102,863	110
Hunter Middleton	203,500	61	62,068	110	111,925	173,933	86
Suzy Seandel(3)	153,000	61	35,622	110	84,150	119,772	78
David Sipes(4)	546,000	34	92,820	—	—	92,820	17
Matthew Zinn(5)	211,750	61	64,584	—	—	64,584	31
(1)The table above reflects targets and payouts that Mr. Kraus received under the EBP as an NEO. Prior to his appointment as an NEO he also received a bonus payment of $50,325 for the fiscal 2023 first half based on his performance as Sr. Vice President of Finance.
(2)The table above reflects targets and payouts that Mr. Denny received under the EBP as an NEO. Prior to his appointment as an NEO he also received a bonus payment of $61,208 for the fiscal 2023 first half based on his performance as Global Vice President, Deputy General Counsel and Chief Compliance Officer.
(3)Ms. Seandel started at 8x8 on May 16, 2022. Her annual target reflects a full-year target value, but her payout in the first half of fiscal 2023 was pro-rated based on the number of workdays she was employed by 8x8 during the performance period.
(4)Mr. Sipes terminated employment with the Company as of November 30, 2022 and was not eligible for a bonus payment in the second half of fiscal 2023.
(5)Mr. Zinn terminated employment with the Company as of December 9, 2022 and was not eligible for a bonus payment in the second half of fiscal 2023.

LONG-TERM INCENTIVE COMPENSATION
Our long-term incentive compensation consists of equity awards in the form of time-based RSU awards and performance-based PSU awards to ensure that named executive officers have a continuing stake in our long-term success.
Typically, we grant these equity awards to our named executive officers during the second or third fiscal quarter of the fiscal year in connection with our annual performance reviews. In determining the size of the long-term incentive compensation awards, the CEO makes recommendations for the other NEOs based on each NEO’s experience, performance, current equity holdings, retention risk and the operational complexity, strategic impact, and scope of responsibilities of their role, within the context of the Peer Group and broader market survey data comparisons. The Compensation Committee considers similar factors when determining the CEO’s long-term incentive compensation awards, which it then recommends to the Board for approval. The target award opportunities for each participant are expressed as a U.S. dollar value, with the final number of shares issued calculated based on the trailing 20 trading day average closing price. Further, the target award opportunity is structured to align pay and performance, as outlined in more detail under “Fiscal 2023-Executive Performance Plan (Total Shareholder Return),” and to drive shareholder value by placing a significant percentage of compensation “at risk” and dependent on achievement of predetermined performance.
To continue to incentivize above market shareholder returns, while also recognizing that the drop in share price had resulted in low retentive value of unvested RSUs and PSUs, we made adjustments to the design of our long-term incentive program to better reflect the Company’s position and ensure that we maintained the strong executive talent necessary to deliver on our long-term plan. As part of these changes, the portion of the long-term incentive award made up of RSUs was increased from 50% to 75% of target value for the grants to continuing NEOs made on June 15, 2022. For the 25% of the target award granted as PSUs, we also made three key changes: 1) We removed the gross profit margin metric we used in fiscal 2022 to allow the long-term awards to focus entirely on market performance, 2) we switched from three performance periods, covering one-year, two-year and three-year performance to two performance periods covering two-year and three-year performance, and 3) performance is measured by relative TSR percentile achievement against the S&P Software and Services Index, rather than how our absolute TSR performed against the index as a whole. These changes are intended to keep our executives focused on the Company’s long-term strategy while also aligning to more industry standard design.
During fiscal 2023, the Board approved awards of RSUs and PSUs to our named executive officers as set forth in the following table. Unless otherwise noted in the footnotes to the table, these equity awards were granted on June 15, 2022. These awards were determined based on the Board’s and Compensation Committee’s consideration of the above-described factors, in consultation with Compensia.
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EXECUTIVE COMPENSATION

Named Executive Officer	Restricted Stock Unit Awards (number of shares granted)(1) (#)	Performance Stock Unit Awards (number of shares granted at target) (#)	Aggregate Grant Date Fair Value of Equity Awards at target(2) ($)
Samuel Wilson(3)	595,993	122,036	3,912,859
Kevin Kraus(4)	87,033	13,685	535,538
Laurence Denny(5)	103,496	57,471	815,676
Hunter Middleton	261,506	87,168	2,008,362
Suzy Seandel(6)	243,445	—	1,107,675
David Sipes(7)	543,305	181,101	4,049,430
Matthew Zinn(7)	224,895	74,965	1,727,194
(1)With the exception of the interim awards further described in the “Interim Awards” section, the RSUs included in the table vest over a three-year period, with one-third (1/3) vesting on the first anniversary of grant and the remainder vesting in eight quarterly installments, subject to the recipient’s continuous service with us.
(2)The target aggregate grant date value of equity awards includes the value of the PSUs based on the closing price of our common stock on the date of grant. This value differs from the value reported in our Summary Compensation Table, which reflects the accounting grant date fair value of the award using the methodology required under FASB ASC 718 accounting standards.
(3)On December 15, 2022, Mr. Wilson received 229,885 RSUs valued at $1,101,149 that vest in equal quarterly installments over one year as part of his appointment as interim CEO. This award is discussed further below in the “Interim Awards” section.
(4)On December 15, 2022, Mr. Kraus received 45,977 RSUs valued at $220,230 that vest in equal quarterly installments over one year as part of his appointment as interim CFO. This award is discussed further below in the “Interim Awards” section.
(5)On December 15, 2022, Mr. Denny received 57,471 RSUs valued at $275,286 and 57,471 PSUs valued at $275,286 in relation to his appointment as Chief Legal Officer.
(6)Equity awards for Ms. Seandel reflect new hire awards issued on July 15, 2022 to induce her to join 8x8.
(7)Mr. Sipes’ employment with the Company terminated on November 30, 2022, and Mr. Zinn’s employment terminated on December 9, 2022. Due to the termination of their employment, their awards included in the table above were cancelled and did not vest. Mr. Sipes’ equity awards were granted on June 17, 2022.

Fiscal 2023 — Executive Performance Plan (Total Shareholder Return)
In fiscal 2023, each of our ongoing NEOs received a grant of performance stock units (PSUs) grant as part of the Executive Performance Plan (the “2023 EPP”). The Compensation Committee believes performance-based grants are important to balance shareholder value creation with core financial performance when building long-term value. Similar to PSUs issued in prior years, the 2022 EPP ties the payout of the PSUs to the Company’s TSR relative to the S&P Software & Services Index. We believe that measurement against the S&P Software and Services Index is a meaningful and challenging point of comparison when measuring our success against our competitors, and reflects the companies with which we compete for investor dollars. Any PSUs granted under the 2023 EPP are subject to be earned over a two-year and three-year period.
2023 PSU achievement is measured based on the following performance criteria:

FY 2023 Executive Performance Plan PSU Award Criteria and Payouts Percentages
Tranche	Weight (% of total grant)	Performance Period	Metric	Threshold	Target	Maximum
Year 2	50%	6/15/2022 - 6/15/2024	TSR relative to the S&P Software and Services Index	25th percentile (50% payout)	50th percentile (100% payout)	75th percentile (200% payout)
Year 3	50%	6/15/2022 - 6/15/2025
▪Earned PSU awards, if any, are subject to continued employment through each vesting date; otherwise shares are forfeited.
▪Achieving threshold performance results in a 50% payout under the TSR metric. Achieving maximum performance results in a 200% payout and achieving target performance results in a 100%. Payouts are interpolated on a linear basis for outcomes that fall between threshold, target and maximum.
8x8, Inc. | PROXY STATEMENT 49

EXECUTIVE COMPENSATION

Earned Performance Stock Units Under Prior Awards
During fiscal 2023, Messrs. Wilson, Middleton, Sipes and Zinn were eligible to earn shares from PSU awards granted during earlier fiscal years, based on the achievement of internal financial targets, or the performance of our stock relative to a benchmark during a period that ended during fiscal 2023, as set forth in the table below. Please note that achievement numbers in the table are rounded for clarity.

Earned Performance Stock Units Under Prior Awards - Relative Share Performance PSUs

NEO	Grant Date	Performance Period	Comparator Index Total Return (%)	8x8 Total Stock Return (TSR) (%)	8x8 Relative Performance (rTSR) (% over/under)	Target Shares (#)	Performance Achievement (%)	Earned Shares (#)
Samuel Wilson	6/29/2020	6/15/2020 - 6/15/2022	15.93	-52.50	-68.42	30,343	0	0
	9/17/2019	9/17/2019 - 9/17/2022	26.40	-79.78	-106.18	10,377	0	0
Hunter Middleton	6/29/2020	6/15/2020 - 6/15/2022	15.96	-52.50	-68.42	10,354	0	0
	9/17/2019	9/17/2019 - 9/17/2022	26.40	-79.78	-106.18	7,264	0	0
David Sipes(1)	12/10/2020	6/15/2020 - 6/15/2022	12.46	-52.37	-64.84	234,864	0	0
Matt Zinn	6/29/2020	6/15/2020 - 6/15/2022	15.93	-52.50	-68.42	13,267	0	0
	9/17/2019	9/17/2019 - 9/17/2022	26.4	-79.78	-106.18	7,264	0	0
(1)Mr. Sipes’ PSU award granted on December 10, 2020 had the same performance period and comparator group as the PSU awards granted to other NEOs on June 29, 2020, but used a different averaging period to measure performance, resulting in slightly different final performance.

As captured in the table above, PSU awards granted in fiscal 2020 and 2021 are eligible to be earned 33% on each of the first, second and third-year anniversaries of the performance period’s start date, in each case subject to the applicable performance metrics. For the listed awards, the TSR portion of PSU performance is measured against the S&P Software & Services index.
Earned Performance Stock Units Under Prior Awards - Non-GAAP Gross Profit
For PSUs granted in fiscal 2022, the first tranche was eligible to vest based on achievement on Non-GAAP Gross Profit compared to internal targets. Based on 8x8’s Non-GAAP Gross Profit achievement of $395,300 in fiscal 2022, the first tranche of the PSUs granted during fiscal 2022 was earned at 111% of target. These awards vested on June 15, 2022. The remaining tranches of these PSU awards are eligible to earned based on relative TSR performance measured against the S&P Software & Services index over a two-year and three-year period.

NEO	Grant Date	Performance Period	Non-GAAP Gross Profit Target ($k)	8x8 Non-GAAP Gross Profit ($k)	Performance vs. Target (% of Target)	Target Shares (#)	Performance Achievement (%)	Earned Shares (#)
Samuel Wilson	6/15/2021	4/1/2021 - 3/31/2022	391.2	395.3	101	17,981	111	19,890
Hunter Middleton(1)	6/15/2021	4/1/2021 - 3/31/2022	391.2	395.3	101	8,645	111	9,563
	8/15/2021	4/1/2021 - 3/31/2022	391.2	395.3	101	4,579	111	5,065
David Sipes	6/15/2021	4/1/2021 - 3/31/2022	391.2	395.3	101	34,578	111	38,250
Matt Zinn(2)	6/15/2021	4/1/2021 - 3/31/2022	391.2	395.3	101	6,051	111	6,693
	9/15/2021	4/1/2021 - 3/31/2022	391.2	395.3	101	2,742	111	3,033
(1)On August 15, 2021, Mr. Middleton received a supplemental grant of PSUs in relation to succession planning for the Chief Product Officer Role.
(2)On September 15, 2021, Mr. Zinn received a supplemental grant of PSUs in relation to his service as interim Chief Human Resources Officer.
50 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
SPECIAL PAYMENT ARRANGEMENTS
Debt Refinancing Bonuses
In recognition of the extraordinary effort put forward by key members of 8x8’s executive leadership over an extended period of time related to the exchange of the majority of outstanding convertible debt due in 2024 for a combination of new convertible debt due in 2028 and a term loan due in 2027, as well as the repurchase of more than 10 million of 8x8’s outstanding shares, the Compensation Committee approved one-time cash bonuses for certain NEOs. Reflecting the importance and complexity of the exchange transaction, the effort put forth in executing the multiple aspects of the transaction, and the expected contributions of the recipients to the long-term success of the Company during a period of change, the final value of the awards approved approximated two-thirds of the annual bonus targets of each recipient at such time. These awards were approved in September of 2022, and were paid, subject to continued employment, on January 15, 2023.

Named Executive Officer	Refinancing Bonus Value ($)
Samuel Wilson	200,000.00
Laurence Denny(1)	100,000.00
Kevin Kraus(1)	125,000.00
Matthew Zinn(2)	150,000.00
(1)Mr. Denny and Mr. Kraus were not NEOs at the time the refinancing bonuses were approved, but were NEOs when the awards were paid on January 15, 2023.
(2)Mr. Zinn did not receive his award, as his employment with 8x8 terminated prior to the award vesting date.
Interim Awards
In connection with the termination of Mr. Sipes’ employment, 8x8 entered into interim employment arrangements with Mr. Wilson, upon his appointment as interim CEO, and Mr. Kraus, upon his appointment as interim CFO. Interim position awards consisted of two key elements: a supplemental award of RSUs vesting quarterly over a one-year period and a supplemental cash award vesting monthly over the same period. These awards were intended to ensure continuity of leadership during a period of transition and align with market compensation rates during the interim period, while also providing sufficient time to perform a comprehensive evaluation of 8x8’s long-term leadership needs, as well as the available talent in the marketplace. The RSU awards were granted on December 15, 2022.

Named Executive Officer	Interim Position Cash Payment ($)	Value of Interim Position RSU Award ($)
Samuel Wilson	300,000	1,000,000
Kevin Kraus	80,000	200,000
If the employment of Mr. Wilson or Mr. Kraus is terminated by the Company without cause or either resign with good reason, then any unvested portion of the Interim Position RSU Awards and Interim Position Cash Payments accelerates and would be paid out in full promptly following such termination or resignation.
As part of Mr. Sipes’ leadership transition, Mr. Middleton also received a cash retention award of $350,000 that vests 50% in June 2023, and 50% in January 2024, subject to Mr. Middleton’s continuing employment.

Executive Stock Ownership Guidelines
Our NEOs are required to acquire and retain an ownership interest in shares of our common stock, equal in value to six times his current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, by the fifth anniversary of their appointment as executive officers. Shares counted for this purpose include all shares acquired and held by the NEO, regardless of how acquired, but do not include shares issuable pursuant to unvested RSUs and PSUs.
As of the date of this Proxy Statement, all of our active NEOs are within the five-year accumulation period of the guidelines and are expected to satisfy their ownership requirement by the time the accumulation period expires.
Health, Welfare, and Other Benefits
We offer health and welfare benefits to all our employees, including our executive officers, that are designed to be competitive with overall market practices and to attract, retain, and motivate the talent needed by us to achieve our strategic and financial goals. All
8x8, Inc. | PROXY STATEMENT 51

EXECUTIVE COMPENSATION
United States salaried employees, including our named executive officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off, and paid holidays.
In addition, we provide our employees, including our named executive officers, with the opportunity to purchase shares of our common stock through our employee stock purchase plan at 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or the exercise date. Such employee stock purchase plan is intended to be a qualified plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Perquisites and Other Personal Benefits
Currently, although we do not have a formal policy relating to perquisites and other personal benefits, we do not view them as a significant component of our executive compensation program. During fiscal 2023, we did not provide any perquisites or other personal benefits to our named executive officers.
In the future, we may provide other perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Tax and Accounting Considerations
Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year for certain executive officers. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for remuneration that is deductible in tax years commencing after December 31, 2017. However, certain remuneration is specifically exempt from the deduction limit under a transition rule to the extent that it is “performance-based” as defined in Section 162(m) of the Code and subject to a “written binding contract” in effect as of November 2, 2017 that is not later modified in any material respect. On December 30, 2020, the Internal Revenue Service published final Section 162(m) regulations that generally implement amendments made to Section 162(m) by the Tax Cuts and Jobs Act.
The Compensation Committee periodically reviews the impact of Section 162(m) on the various elements of our executive compensation program. Further, the Compensation Committee believes that, at this time, achieving our compensation objectives is more important than the benefit of tax deductibility. Consequently, the Compensation Committee has, from time to time, awarded incentive compensation that is not exempt from the deduction limit of Section 162(m). Nevertheless, when not inconsistent with these objectives, the Compensation Committee has endeavored to award compensation intended to be deductible for federal income tax purposes.
Policy Prohibiting Derivatives Trading, Hedging and Pledging of Equity Securities
8x8’s Insider Trading Compliance Program prohibits our employees, including our executive officers and members of our Board, from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.
ASC Topic 718 requires us to compute and recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to our executive officers and other employees, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an award recipient is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).
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EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023.
THE COMPENSATION COMMITTEE
Eric Salzman, Chair
Jaswinder Pal Singh
Todd Ford
Alison Gleeson
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EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth certain summary information for the fiscal year indicated with respect to the compensation earned by each of the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(5) ($)	Stock Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(3)(4)(6) ($)	Total ($)
Samuel Wilson Chief Executive Officer	2023	440,444	300,000	4,025,897	238,973	39,501	5,044,815
	2022	411,053		3,046,171	28,206	440,288	3,925,718
	2021	422,163		2,492,546		650,902	3,565,611
Kevin Kraus Chief Financial Officer	2023	334,906	151,667	602,805	141,075	35,911	1,266,364
	2022
	2021
Laurence Denny Chief Legal Officer	2023	340,083	100,000	881,254	164,071	36,718	1,522,126
	2022
	2021
Hunter Middleton Chief Product Officer	2023	378,846		2,090,011	173,993	36,999	2,679,849
	2022	338,247		2,200,467	20,376	15,820	2,574,910
	2021
Suzanne Seandel Chief Accounting Officer	2023	300,769		1,107,675	119,772	23,984	1,552,200
	2022
	2021
David Sipes Chief Executive Officer (former)	2023	367,944		4,272,104	92,820	356,682	5,089,550
	2022	536,491		6,070,605	55,576	8,194	6,670,866
	2021	142,906		26,915,414		794	27,059,115
Matthew Zinn Chief Legal Officer (former)	2023	276,027		1,813,513	64,584	25,168	2,179,292
	2022	372,940		1,536,679	21,536	20,805	1,951,960
	2021	349,914		1,020,580		6,629	1,377,123
(1)During fiscal years 2021 and 2022, amounts earned under the Management Incentive Plan (MIP) and Executive Bonus Plan (EBP) were in some cases settled by the issuance of fully-vested shares of our common stock rather than payment of cash to our NEOs. The number of shares of common stock was determined based on the per share closing price of our common stock on the payment date. Earned amounts paid to the NEOs under the MIP and EBP are reported under the “Non-Equity Incentive Plan Compensation” column of this table, even if settled in stock, except PSUs granted in lieu of EBP bonuses for fiscal 2022 and fully vested shares granted with respect to the fiscal 2022 EBP on May 15, 2022 are reported in the “Stock Awards” column.
(2)The amounts reported in this column represent the aggregate grant date fair value of all stock awards computed in accordance with FASB ASC Topic 718, are based upon the probable outcome of any applicable performance conditions, exclude the impact of estimated forfeitures related to service-based vesting conditions and are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The stock awards may include for each NEO any or all of the following: (a) restricted stock unit (RSU) awards; (b) performance unit (PSU) awards; and (c) stock grants. For RSUs, PSUs and stock grants, fair value is computed by multiplying the total number of shares subject to the award (or target number, in the case of PSUs) by the closing price of our common stock on the date of the grant. For a more detailed discussion of the assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our 2023 Annual Report on Form 10-K for our fiscal year ended March 31, 2023. The following sets forth the fair value in accordance with FASB ASC Topic 718 principles of performance stock units granted in fiscal 2023 based upon achieving the maximum level of performance as of the grant date: Mr. Wilson-$1,405,854; Mr. Sipes-$2,024,710; Mr. Middleton-$1,004,176; Mr. Denny-$550,572; Mr. Zinn-$863,596; and Mr. Kraus-$157,652. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the actual amount reported.
(3)Fiscal 2023 amounts listed in the “All Other Compensation” column for Messrs. Kraus, Denny, Middleton, and Zinn and Ms. Seandel, include Company contributions of 401(k) Match, Health Savings Account, Group Term Life Insurance benefits, and ESPP discount amounts in fiscal 2023.
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(4)Fiscal 2023 amounts listed in the "All Other Compensation" column for Mr. Wilson include Company contributions of 401(k) Match, Health Savings Account and Group Term Life Insurance benefits in fiscal 2023 and are not reduced to reflect a tax equalization reduction of Mr. Wilson’s compensation of $386,421 related to fiscal 2022. The expat reduction reported corresponds with services performed in fiscal 2021 and 2022 as our Chief Customer Officer in the United Kingdom and Mr. Wilson's relocation back to California upon his appointment as CFO.
(5)Amounts listed in the "Bonus" column include cash bonuses in connection with extraordinary NEO efforts refinancing outstanding convertible debt and executing the repurchase of a significant portion of 8x8’s outstanding shares (collectively, the “Refinancing Activities) and certain executive leadership changes. Mr. Wilson received $200,000, Mr. Kraus received $125,000 and Mr. Denny received $100,000 as a one time payment for their performance with respect to the Refinancing Activities. In connection with executive leadership changes on November 30, 2022, Interim Position Cash Payments were approved in the amount of $300,000 for Mr. Wilson and $80,000 for Mr. Kraus, payable in 12 equal monthly installments in accordance with the Company's normal payroll procedures and subject to continued employment through each applicable payment date. One-third of such Interim Position Cash Payments were earned in fiscal 2023.
(6)Fiscal 2023 amounts listed in the "All Other Compensation" column for Mr. Sipes includes Severance Pay $273,000, COBRA Premium Pay $51,163 and Company contributions of 401(k) Match, Health Savings Account and Group Term Life Insurance benefits in fiscal 2023.
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EXECUTIVE COMPENSATION
FISCAL 2023 GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2023.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of shares of stock or Units(2)(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Samuel Wilson Interim Chief Executive Officer	5/15/2022	—	—	—	—	—	—	13,652	113,039
	6/15/2022	—	—	—	—	—	—	366,108	2,108,782
	6/15/2022	—	—	—	48,814	122,036	244,072	—	702,927
	12/15/2022	—	—	—	—	—	—	229,885	1,101,149
		—	279,500	559,000	—	—	—	—	—
Kevin Kraus Interim Chief Financial Officer	5/15/2022	—	—	—	—	—	—	8,124	67,267
	6/15/2022	—	—	—	—	—	—	41,056	236,483
	6/15/2022	—	—	—	5,474	13,685	27,370	—	78,826
	12/15/2022	—	—	—	—	—	—	45,977	220,230
		—	165,000	330,000	—	—	—	—	—
Laurence Denny Chief Legal Officer	5/15/2022	—	—	—	—	—	—	7,920	65,578
	6/15/2022	—	—	—	—	—	—	46,025	265,104
	12/15/2022	—	—	—	—	—	—	57,471	275,286
	12/15/2022	—	—	—	22,988	57,471	114,942	—	275,286
		—	161,509	323,018	—	—	—	—	—
Hunter Middleton Chief Product Officer	5/15/2022	—	—	—	—	—	—	9,861	81,649
	6/15/2022	—	—	—	—	—	—	261,506	1,506,275
	6/15/2022	—	—	—	34,867	87,168	174,336	—	502,088
		—	203,500	407,000	—	—	—	—	—
Suzanne Seandel Chief Accounting Officer	7/15/2022	—	—	—	—	—	—	243,445	1,107,675
		—	134,897	269,794	—	—	—	—	—
David Sipes Chief Executive Officer (Former)	5/15/2022	—	—	—	—	—	—	26,893	222,674
	6/17/2022	—	—	—	—	—	—	543,305	3,037,075
	6/17/2022	—	—	—	72,440	181,101	362,202	—	1,012,355
		—	546,000	1,092,000	—	—	—	—	—
Matthew Zinn Chief Legal Officer (Former)	5/15/2022	—	—	—	—	—	—	10,425	86,319
	6/15/2022	—	—	—	—	—	—	224,895	1,295,395
	6/15/2022	—	—	—	29,986	74,965	149,930	—	431,798
		—	211,750	423,500	—	—	—	—	—
(1)The amounts reported in the “Estimated Future Payments under Equity Incentive Plan Awards” column represent the number of shares of our common stock subject to performance-based restricted stock unit awards, or PSUs, granted to the named executive officers during fiscal 2023. Such awards may, in the discretion of the Compensation Committee, include the right to the equivalent of any dividends on the shares of common stock covered by the award; provided, however, any such dividends would be paid only if and when the awards vest. The number of shares that can be earned pursuant to the awards ranges from zero to two times the number of shares listed in the “Target” column, depending on the performance of our common stock in relation to the S&P Software & Services Index during the relevant performance period (which generally runs from the date of grant until the second or third
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anniversary of such date) with threshold performance at 40% of target. The performance conditions and other terms applicable to these PSU awards are described in more detail under “Compensation Discussion and Analysis-Long-Term Incentive Compensation” above.
(2)Awards granted on June 15, 2022, June 17, 2022 (Sipes), July 15, 2022 (Seandel) and December 15, 2022 for each NEO include restricted stock units (reported under the “All Other Stock Awards — Number of shares of stock or units” column) and PSUs (reported under the “Estimated Future Payouts Under Equity Incentive Plan Awards (#)” column).
(3)The amounts reported in this column for June 15, 2022, June 17, 2022 (Sipes), July 15, 2022 (Seandel) and December 15, 2022 are for shares issuable upon vesting of time-based RSU awards that vest over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient’s continued employment or other qualifying association with the Company. The amounts reported in this column for May 15, 2022 are fully vested shares granted in lieu of cash EBP payouts for performance during fiscal 2022.
(4)Represents the aggregate grant date fair value of the stock-based compensation awards granted to the named executive officers during fiscal 2023, excluding the impact of estimated forfeitures related to service-based vesting conditions, as computed in accordance with ASC 718. For PSUs, fair value is computed by multiplying the target number of shares subject to the award by the closing price of our common stock on the date of the grant, and assumes target performance is the probable outcome.
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EXECUTIVE COMPENSATION
FISCAL 2023 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at March 31, 2023.

			Stock Awards(2)
Name	Date of Grant	Grant Type(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Samuel Wilson	6/8/2020	12A/RSU	5,948(4)	24,803
	6/29/2020	12A/PSU			30,343(3)	126,530
	6/15/2021	12A/PSU			35,960(5)	149,953
	6/15/2021	12A/RSU	22,475(4)	93,721
	6/15/2022	12A/RSU	366,108(4)	1,526,670
	6/15/2022	12A/PSU			122,036(6)	508,890
	12/15/2022	2022/RSU	172,413(7)	718,962
Kevin Kraus	7/15/2020	12A/RSU	2,718(4)	11,334
	6/15/2021	12A/RSU	4,322(4)	18,023
	2/15/2022	12A/RSU	8,912(4)	37,163
	6/15/2022	12A/RSU	41,056(4)	171,204
	6/15/2022	12A/PSU			13,685(6)	57,066
	12/15/2022	2022/RSU	34,482(7)	143,790
Laurence Denny	7/15/2020	12A/RSU	4,131(4)	17,226
	6/15/2021	12A/RSU	6,484(4)	27,038
	6/15/2022	12A/RSU	46,025(4)	191,924
	12/15/2022	2022/PSU			57,471(6)	239,654
	12/15/2022	2022/RSU	57,471(4)	239,654
Hunter Middleton	6/29/2020	12A/RSU	3,352(4)	13,978
	6/29/2020	12A/PSU			10,354(3)	43,176
	6/15/2021	12A/PSU			17,288(5)	72,091
	6/15/2021	12A/RSU	10,805(4)	45,057
	8/15/2021	12A/RSU	6,868(4)	28,640
	8/15/2021	12A/PSU			9,157(5)	38,185
	6/15/2022	12A/RSU	261,506(4)	1,090,480
	6/15/2022	12A/PSU			87,168(6)	363,491
Suzanne Seandel	7/15/2022	2017/RSU	243,445(8)	1,015,166

(1)The vesting of any unvested equity awards is subject to the recipient’s continuous service.
(2)The market value of unvested awards is calculated by multiplying the number of shares subject to unvested awards held by the applicable named executive officer by the closing market price of our common stock on the Nasdaq on March 31, 2023, which was $4.17.
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(3)PSU award granted June 29, 2020. Number of shares shown is the number of unvested shares that would be earned at 100% of target. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over the remaining performance period ending June 15, 2023 relative to the Russell 2000 Index (^RUT).
(4)Time-based RSU awards that vest over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient’s continued employment or other qualifying association with the Company.
(5)PSU award, with the number of shares shown as the number that would be earned at 100% of target. Between 0% and 200% of the target number of shares could be earned, based on Non-GAAP Gross Profit performance over the first performance period (which was April 1, 2021 through March 31, 2022 for the grants dated June 15, 2021) and TSR of our stock relative to the S&P Software & Services Index over the second two performance periods (which is June 15, 2021 through June 15, 2023 and June 15, 2021 through June 15, 2024 for the grants dated June 15, 2021). Vesting of such PSUs is subject to the recipient’s continued employment or other qualifying association with the Company through the end of the applicable performance period.
(6)PSU award, with the number of shares shown as the number that would be earned at 100% of target. Between 0% and 200% of the target number of shares may be earned based on TSR of our stock relative to the S&P Software & Services Index over two performance periods (June 15, 2022 through June 15, 2024 and June 15, 2022 through June 15, 2025 for the grants dated June 15, 2022 and December 15, 2022 for Mr. Denny). Vesting of such PSUs is subject to the recipient’s continued employment or other qualifying association with the Company through the end of the applicable performance period. The terms and conditions applicable to PSUs of the type referenced in this footnote are described in more detail above under “Executive Compensation — Long-Term Incentive Compensation.”
(7)The award granted to each of Mr. Wilson and Mr. Kraus on December 15, 2022 is a time-based RSU award that vests at 25% each quarter following the grant date, subject to the recipient’s continued employment or other qualifying association with the Company.
(8)The award granted to Mrs. Seandel on July 15, 2022 is a time-based RSU award that vests over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient’s continued employment or other qualifying association with the Company.
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EXECUTIVE COMPENSATION
FISCAL 2023 OPTION EXERCISES AND STOCK VESTED TABLE
The following table presents, for each of the named executive officers, the number of shares of common stock acquired upon the exercise of stock options and the vesting of stock awards during the fiscal year ended March 31, 2023, and the aggregate value realized upon the exercise or vesting of such awards.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Samuel Wilson	149,728	818,838
Kevin Kraus	47,757	287,950
Laurence Denny	28,887	188,900
Hunter Middleton	55,607	335,268
Suzanne Seandel	—	—
David Sipes	850,364	4,075,113
Matthew Zinn	43,960	270,905
(1)The value reported is the closing market price of a share of our common stock on the Nasdaq on the date of vesting multiplied by the number of shares that vested on that date.

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EMPLOYMENT ARRANGEMENTS
We extended written employment offer letters or employment agreements to all of our named executive officers when they joined us as employees. The material terms of such offer letters or employment agreements were approved by the Board, in most cases, based on the recommendation of the Compensation Committee. Each of our named executive officers is also subject to our Executive Change-in-Control and Severance Policy, as described below in more detail. In addition, our named executive officers are subject to other general employment policies and procedures and other policies adopted from time to time by the Board, including our Code of Ethics. Each named executive officer’s offer letter, Messrs. Wilson’s and Mr. Kraus’ promotion letters and Mr. Sipes’ employment agreement specify that his or her employment is “at will,” and each named executive officer is entitled to standard employee benefits, such as the right to participate in medical and dental plans and paid time-off.
Each of our named executive officers who was employed as of the Record Date has agreed by the fifth anniversary of their employment commencement date that he or she has become subject to requirements to acquire and retain an ownership interest in our common stock which is equal in value to one times the amount of his or her initial base salary at the time he or she is subject to these guidelines. As of the date of this Proxy Statement, none of our named executive officers are subject to this requirement.

Mr. Sipes’ Employment Agreement and Separation Agreement

Mr. Sipes entered into an employment agreement with us on December 9, 2020 (the “Sipes Employment Agreement”), which set forth his initial base salary of $525,000 per year, target cash bonus of 100% of his annual base salary, and entitlement to be granted certain equity awards prior to fiscal 2023. Pursuant to the Sipes Employment Agreement, beginning in fiscal 2023, future annual equity awards would have reasonable and appropriate target values as determined by the Board in its sole discretion. Pursuant to the Sipes Employment Agreement, Mr. Sipes agreed to maintain the confidentiality of the Company’s confidential information and be bound by the Company’s standard form of Confidentiality Information and Inventions Assignment Agreement.
Under the Sipes Employment Agreement, Mr. Sipes was also eligible to receive benefits under the Prior Policy (as defined below) as a “Tier 1” participant, subject to several modifications as described in our fiscal 2022 proxy statement, including without limitation that, in the event of a constructive termination that was not in connection with a change-in-control, including a termination of employment by the Company without “Cause” (as defined in the Prior Policy), Mr. Sipes would receive 50% of his base salary and all of his outstanding time-based equity awards would accelerate by twenty-four (24) months.
Effective as of November 30, 2022, Mr. Sipes’ employment was terminated by the Company without Cause. On December 5, 2022, Mr. Sipes entered into a Separation Agreement and General Release with the Company (the “Sipes Separation Agreement”), which provided that, subject to Mr. Sipes’ execution and non-revocation of the Sipes Separation Agreement and supplemental release of claims and Mr. Sipes’ agreement to be bound by and to adhere to the Company’s Confidential Information, Non-Disclosure and Invention Assignment Agreement, Mr. Sipes would receive the severance benefits that he would be eligible to receive under the terms of the Sipes Employment Agreement and the Prior Policy. Specifically, Mr. Sipes was eligible to receive 50% of his base salary and a prorated percentage of his earned bonus for fiscal year 2023, payable as a lump sum in December 2022, eighteen (18) months’ of continued benefits coverage (including reimbursement with respect to any premium amounts that are charged to Mr. Sipes for the continuation of his group health insurance coverage), and twenty-four (24) months acceleration with respect to all of his outstanding time-based equity awards.
Mr. Wilson’s Promotion Letters

In connection with Mr. Wilson’s promotion from Chief Financial Officer to interim Chief Executive Officer, Mr. Wilson received a promotion letter from us dated November 30, 2022, which set forth his entitlement to continue to receive an annual base salary of $430,000 per year and target cash bonus of 65% of his annual base salary, eligibility to receive benefits under the Prior Policy as a “Tier 1” participant while interim Chief Executive Officer and entitlement to the following awards: (i) an award of RSUs granted on December 15, 2022, representing the right to acquire shares of our common stock valued at $1,000,000, vesting over a one-year period in substantially equal quarterly installments, commencing on the effective date of Mr. Wilson's promotion to interim Chief Executive Officer, subject to Mr. Wilson’s continued employment or qualifying association with the Company or any of its affiliates and (ii) a cash bonus of $300,000, payable in 12 substantially equal monthly installments, subject to Mr. Wilson’s continued employment through each applicable payment date, provided that, in each case, such awards would accelerate and vest in full if Mr. Wilson’s employment were terminated by the Company without Cause, Mr. Wilson resigned for Good Reason (in each case, as defined in the Prior Policy) or if Mr. Wilson were removed from his position of Interim Chief Executive Officer in connection with the Company’s hiring of a permanent Chief Executive Officer other than Mr. Wilson.
On May 26, 2023, in connection with Mr. Wilson’s promotion from interim Chief Executive Officer to Chief Executive Officer, Mr. Wilson received another promotion letter from us, which increased his annual base salary from $430,000 to $500,000 and his target cash bonus from 65% to 100% of his annual base salary, established his eligibility to receive benefits under the Prior Policy as a "Tier 1” participant and set forth his entitlement to the following awards to be granted on or about June 15, 2023: (i) an award of RSUs, representing the right to acquire shares of our common stock valued at $2,475,000 vesting over a three-year period, with one-third vesting on the first anniversary of the effective date of his promotion and the remainder vesting in eight substantially equal
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quarterly installments, subject to Mr. Wilson’s continued employment or other qualifying association with the Company or any of its affiliates through each applicable vesting date, provided that such award would accelerate and vest in full if Mr. Wilson’s employment is terminated by the Company without Cause or he resigns for Good Reason (the “Wilson Promotion RSU Award”) and (ii) an award of PSUs representing rights to acquire shares of our common stock upon vesting equal to the number shares subject to the Wilson Promotion RSU Award. The vesting of such PSU award is subject to both time-based vesting conditions over a three year period and performance-based vesting conditions based on achievement of share appreciation goals within a four year performance period.
The actual number of shares subject to the promotion RSU and PSU awards (at maximum) granted to Mr. Wilson in June 2023 will be determined by dividing the value of the award by the greater of $5 or the trailing 20-trading-day average of our closing stock price prior to the grant date.
Mr. Wilson continues to be an at-will employee of the Company. He is required to continue to comply with Company policies, including those set forth in the Company’s Employee Handbook and his Confidentiality Information and Inventions Assignment Agreement.
Mr. Kraus’ Promotion Letters

In connection with Mr. Kraus’ promotion from Senior Vice President, Finance to interim Chief Financial Officer, Mr. Kraus received a promotion letter from us dated November 30, 2022, which set forth his entitlement to continue to receive an annual base salary of $330,000 per year and target cash bonus of 50% of his annual base salary, eligibility to receive benefits under the Policy (as defined below) and entitlement to the following awards: (i) an award of RSUs granted on December 15, 2022, representing the right to acquire shares of our common stock valued at $200,000, vesting over a one-year period in substantially equal quarterly installments, commencing on the effective date of Mr. Kraus' promotion to interim Chief Financial Officer, subject to Mr. Kraus’ continued employment or qualifying association with the Company or any of its affiliates and (ii) a cash bonus of $80,000, payable in 12 substantially equal monthly installments, subject to Mr. Kraus’ continued employment through each applicable payment date, provided that, in each case, such awards would accelerate and vest in full if Mr. Kraus’ employment were terminated by the Company without Cause, Mr. Kraus resigned for Good Reason (in each case, as defined in the Policy) or if Mr. Kraus were removed from his position of interim Chief Financial Officer in connection with the Company’s hiring of a permanent Chief Financial Officer other than Mr. Kraus.
On June 5, 2023, in connection with Mr. Kraus’ promotion from interim Chief Financial Officer to Chief Financial Officer, Mr. Kraus received another promotion letter from us, which increased his annual base salary from $330,000 to $420,000 and his target cash bonus from 50% to 65% of his annual base salary, established his eligibility to receive benefits under the Policy and set forth his entitlement to the following awards to be granted on or about June 15, 2023: (i) an award of RSUs, representing the right to acquire shares of our common stock valued at $1,105,500 vesting over a three-year period, with one-third vesting on the first anniversary of the effective date of his promotion and the remainder vesting in eight substantially equal quarterly installments, subject to Mr. Kraus’ continued employment or other qualifying association with the Company or any of its affiliates through each applicable vesting date, provided that such award would accelerate and vest in full if Mr. Kraus’ employment is terminated by the Company without Cause or he resigns for Good Reason (the “Kraus Promotion RSU Award”) and (ii) an award of PSUs representing rights to acquire shares of our common stock upon vesting equal to the number shares subject to the Kraus Promotion RSU Award. The vesting of such PSU award is subject to both time-based vesting conditions over a three year period and performance-based vesting conditions based on achievement of share appreciation goals within a four year performance period.
The actual number of shares subject to the promotion RSU and PSU awards (at maximum) granted to Mr. Kraus in June 2023 will be determined by dividing the value of the award by the greater of $5 or the trailing 20-trading-day average of our closing stock price prior to the grant date.
Mr. Kraus continues to be an at-will employee of the Company. He is required to continue to comply with Company policies, including those set forth in the Company’s Employee Handbook and his Confidentiality Information and Inventions Assignment Agreement.
Indemnification Arrangements
We have entered into indemnification agreements with each of our current and former directors and the members of our executive management team, including our named executive officers, in addition to the indemnification provided in our certificate of incorporation and by-laws and the 2022, 2017, 2013, 2012 and 2006 Stock Plans. Such indemnification agreements require us to indemnify the directors and executive officers to the fullest extent permitted by Delaware law. These agreements, among other things, provide for indemnification of our directors and executive officers for any expenses, including attorneys’ fees, judgments, fines, penalties and settlement amounts reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer.
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EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Executive Change-in-Control and Severance Policy
Each of our named executive officers is subject to the Executive Change-in-Control and Severance Policy, as adopted by our Board in October 2017, as amended and restated as of January 31, 2019 (the “Prior Policy”) and most recently amended, effective as of May 13, 2021 (the “Policy”). With limited exceptions, the Policy is the sole document governing all aspects of benefits payable to or realizable by our named executive officers eligible to receive benefits under it.
Under the Policy, each named executive officer is entitled to specific benefits upon the following events:
▪a change-in-control;
▪a constructive termination in connection with a change-in-control; and
▪a constructive termination not in connection with a change-in-control
The Policy supersedes and replaces the Prior Policy, except for those named executive officers, including Messrs. Wilson and Middleton, who were participants under the Prior Policy as of May 13, 2021 who will continue to receive the greater of the benefits offered under the Prior Policy or the Policy.
The table below sets forth the benefits payable to or realizable by the named executive officers in each of the three scenarios above. “Severance” as used in the column headings refers only to the constructive termination scenario not in connection with a change-in-control, where a named executive officer is terminated without cause or resigns for good reason.
As the table indicates, the Policy does not provide for any “single trigger” change-in-control benefits.

Performance-Based Equity Awards	Change-in- Control Benefits	Change-in-Control Severance Benefits	Non-Change-In-Control Severance Benefits
	Performance criteria deemed satisfied as of Change-in- Control date.(1) No acceleration in vesting.	100% acceleration for shares for which performance criteria are deemed satisfied as Change-in-Control benefit.	None.
Time-Based Equity Awards	None.	100% acceleration.(2)	None.(3)
Cash	None.	100% of base salary + 100% target bonus.(4)	50% of base salary.(5)
Benefits	None.	Continuing medical and other benefits for 12 months after date of termination	COBRA benefits for 6 months after termination.(6)
(1)The Policy provides for performance to be assessed at the time of the change-in-control (i.e., as if the date of the change-in-control were the last day of the performance period). Any time-based service vesting conditions continue to apply after the change-in-control.
(2)The Policy provides that, in the event that the change-in-control occurs within 12 months of the executive’s employment start date, only 50% of the shares subject to the award shall vest. Ms. Seandel is subject to this limitation; all of the other named executive officers have been employed for more than 12 months.
(3)Under the Prior Policy, the CEO was entitled to 12 months acceleration Non-Change-In-Control Severance Benefits.
(4)Under the Prior Policy, only the CEO was entitled to 100% of their target bonus Change-In-Control Severance Benefits.
(5)Under the Prior Policy, executives were entitled to the following percentages of their base salary + prorated % of earned bonus: CEO — 150%; EVP — 100%; and SVP — 75%.
(6)Under the Prior Policy, executives were entitled to the following number of months of continuing medical, life insurance and other benefits for the following post-termination periods: CEO — 18 months; EVP — 12 months; and SVP — 9 months.
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EXECUTIVE COMPENSATION
Our executive officers are not eligible to receive any severance payments or benefits for any termination of employment other than a constructive termination or upon death or disability.
Potential Payments
The tables below quantify the potential payments and other benefits that would be received by our named executive officers under the Prior Policy or the Policy (as applicable) upon (a) a constructive termination of employment in connection with a change-in-control and (b) a constructive termination of employment not in connection with a change-in-control or upon death or disability at any time. The calculations assume:
▪that the triggering event took place on March 31, 2023, the last business day of our last completed fiscal year; and
▪the closing price of our common stock on the Nasdaq as of March 31, 2023 was the value of the consideration paid for each share of our common stock in the change-in-control, which we refer to as the “Transaction Price,” for purposes of determining the satisfaction of performance requirements under the outstanding PSU awards.
As described above, the occurrence of a change-in-control would not by itself result in any payment or the provision of any benefits to a named executive officer. However, the satisfaction of the performance targets under the named executive officer’s PSU awards will be determined as of the date of such change-in-control, based on the Transaction Price. The shares subject to such PSU awards will be deemed earned as of such date to the extent the performance targets as computed on this basis have been satisfied, but the awards will remain subject to any remaining service, or time-based vesting, requirements, unless and until the employment of the named executive officer is terminated in connection with the change-in-control.
Scenario #1: Constructive Termination In Connection With a Change-in-Control

Name	Cash Severance Payment ($)	Target Bonus Payment(1) ($)	Value of Accelerated Stock Awards(2) ($)	Health Care and Miscellaneous Benefits(3) ($)	Total Payout ($)
Samuel Wilson	430,000	504,500	2,364,156	34,401	3,333,057
Kevin Kraus	330,000	225,000	381,514	34,401	970,915
Laurence Denny	340,044	187,024	475,842	28,076	1,030,986
Hunter Middleton	370,000	203,500	1,178,155	28,076	1,779,731
Suzy Seandel	340,000	153,000	507,583	28,076	1,028,659
(1)For Mr. Wilson and Mr. Kraus, the value also includes any unvested portions of their Interim Position Cash Payments.
(2)Represents the value of unvested stock awards held by each named executive officer on March 31, 2023, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $4.17 per share of our common stock on the Nasdaq on March 31, 2023.
(3)The value represented in this column includes the estimated costs of extending medical, dental and life benefits (including converting group to individual policies, where applicable) for the period of time specified in the Executive Change-in-Control and Severance Policy for the tier of benefits corresponding to the named executive officer.
Scenario #2: Constructive Termination Not In Connection With a Change-in-Control

Name	Cash Severance Payment ($)	Bonus Payment(1) ($)	Value of Accelerated Stock Awards(2) ($)	Health Care and Miscellaneous Benefits(3) ($)	Total Payout ($)
Samuel Wilson	645,000	504,500	1,709,296	51,602	2,910,398
Kevin Kraus	165,000	60,000	143,790	17,201	385,991
Laurence Denny	170,022	—	—	14,038	184,060
Hunter Middleton	277,500	203,500	—	21,057	502,057
Suzy Seandel	170,000	—	—	14,038	184,038
(1)For named executive officers who are eligible for severance under the Prior Policy, amounts are based on their bonus targets and their bonus entitlements under the Prior Policy. For Mr. Wilson and Mr. Kraus, the value also includes any unvested portions of their Interim Position Cash Payments.
(2)Represents the value of unvested stock awards held by the respective named executive officer on March 31, 2023, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $4.17 per share of our common stock on the Nasdaq on March 31, 2023. For Mr. Kraus, also includes any unvested portions of his Interim Position RSU award.
(3)Includes employer and employee share of medical insurance premiums, 401k match, and other miscellaneous employer provided benefits.

As described above under the heading “Mr. Sipes’ Employment Agreement and Separation Agreement”, Mr. Sipes’ employment was terminated by the Company without cause in fiscal 2023. The Sipes Separation Agreement provided that, subject to Mr. Sipes’ execution and non-revocation of a release of claims and the Sipes Separation Agreement and adherence to his restrictive
64 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
covenants, Mr. Sipes would be eligible to receive severance under the terms of the Sipes Employment Agreement and the Prior Policy, including 50% of his base salary and a prorated percentage of his earned bonus for fiscal year 2023, payable as a lump sum in December 2022 (which amounted to $273,000), eighteen (18) months’ of continued benefits coverage, including reimbursement with respect to any premium amounts that are charged to Mr. Sipes for the continuation of his group health insurance coverage, valued at $51,163 as of March 31, 2023, and twenty-four (24) months acceleration with respect to all of Mr. Sipes’ outstanding time-based equity awards (valued at $2,840,683 as of November 30, 2022).
Mr. Zinn terminated employment with the Company on December 9, 2022 and did not receive any severance in connection with his termination of employment.
8x8, Inc. | PROXY STATEMENT 65

EXECUTIVE COMPENSATION
CEO PAY RATIO
This section includes a comparison of the annual total income of our Chief Executive Officer, Mr. Wilson, against the median of the annual total compensation of all of our employees (other than Mr. Wilson), for our fiscal 2023, determined in accordance with SEC rules. The methodology we used to calculate the pay ratio is described below.

(A) Annual Total Compensation of Mr. Wilson(1)	$5,044,815
(B) Annual Total Compensation of Median 8x8 Employee	$101,666
(C) Ratio of A/B	49.62
(1)This amount equals Mr. Wilson’s compensation as reported in the Summary Compensation Table, consistent with the applicable SEC guidance.
The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.
Methodology
The annual total compensation of Mr. Wilson for fiscal 2023, as set forth in the table above, is the same amount as we reported for Mr. Wilson in the Summary Compensation Table above and was calculated in accordance with Item 402(c) of Regulation S-K.
For fiscal 2023, we identified our median employee in the following manner which reflects changes in our employee population and continued international expansion:
▪We determined the pool of qualifying employees (i.e., employees whose compensation data would be considered in our analysis) by identifying each individual who was a full-time, part-time, seasonal or temporary worker for 8x8 or any of our consolidated subsidiaries as of March 31, 2023. We identified 1,938 such qualifying employees, of which 673 were based in the United States and 1,265 were based outside of the United States, including 339 in the United Kingdom, 429 in Romania, 216 in Asia and the remainder in Australia, Canada and elsewhere. For purposes of this analysis, we excluded consultants and other service-providers who were employed by an unaffiliated third party as of March 31, 2023.
▪We calculated their total target compensation by combining their annual base salary as of March 31, 2023 plus their annual variable compensation for fiscal year 2023.
▪For employees who were paid in currency other than U.S. dollars, we converted the cash portion of their compensation into U.S. dollars based on the average (mean) exchange rate for the month ending March 31, 2023.
▪We then made de-minimis exclusions of employees in countries where 8x8 did not have a significant presence, excluding a total of 41 employees. Such employees are based in the following jurisdictions: Indonesia - 21 employees, India - 7 employees, Thailand - 5 employees, Bulgaria - 5 employees, New Zealand - 1 employee, Hong Kong - 1 employee, Vietnam - 1 employee. All employees based in the jurisdictions listed in the previous sentence were excluded from the pay ratio calculation.
▪We did not make any cost-of-living adjustments.
Next, we ordered all of the qualifying employees based on their notional annual total compensation (calculated as described above) and identified the median as the employee in the middle of the ordered list.
Once we identified our median employee, we determined the median employee’s total annual compensation, for purposes of the disclosure in the table above, in accordance with the Item 402(c) of Regulation S-K.

66 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
PAY VERSUS PERFORMANCE
Pay Versus Performance Table
Our executives’ pay and our performance are strongly linked by the purposeful design of our executive compensation program. As the tables and charts below show, when our share price performance is low, the value that is delivered to executives is significantly impacted, resulting in some years of negative “compensation actually paid” (calculated in accordance with Item 402(v) of Regulation S-K) and some years of meaningfully reduced value. This is true even when our net income and non-GAAP operating profit performance is significantly increased year-over-year, due to the central role that equity and shareholder return-based awards play in our executive compensation program.
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and Non-PEO named executive officers (“Non-PEO NEOs”) and Company performance for the fiscal years listed below.

	Summary Compensation Table Total for PEO			Compensation Actually Paid to PEO			Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:			Non-GAAP Operating Profit ($k)

Year	Vikram Verma ($)	David Sipes ($)	Samuel Wilson ($)	Vikram Verma ($)	David Sipes ($)	Samuel Wilson ($)			Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($k)

2023	—	5,089,550	5,044,815	—	(1,816,449)	2,935,365	1,839,966	929,226	32.40	159.34	(73,143)	62,400
2022	—	6,670,866	—	—	(28,882,064)	—	2,757,663	(2,549,356)	97.82	190.46	(175,383)	10,600
2021	3,139,200	27,059,115	—	10,113,170	40,028,710	—	2,023,181	5,454,065	252.06	203.27	(165,585)	(11,100)
(*) Our PEOs were as follows: (1) Vikram Verma and David Sipes were our PEOs for fiscal 2021; (2) Mr. Sipes was our PEO for fiscal 2022; and (3) Mr. Sipes and Samuel Wilson were our PEOs for fiscal 2023. Specifically, Mr. Verma served as our CEO in fiscal 2021 until he resigned in December 2020 and was replaced by Mr. Sipes. Mr. Sipes served as CEO until November 30, 2022, when he was succeeded by Samuel Wilson, who served as interim CEO for the remainder of fiscal 2023 and is currently our permanent CEO.

8x8, Inc. | PROXY STATEMENT 67

EXECUTIVE COMPENSATION
The following are the adjustments made to the summary compensation table totals to determine the amounts shown as compensation actually paid for the PEO:

	Vikram Verma 2021 ($)	David Sipes			Samuel Wilson 2023 ($)

		2021 ($)	2022 ($)	2023 ($)

(A) Pension Plans—Present Value: Deduct the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans	N/A	N/A	N/A	N/A	N/A
(B) Pension Plans—Service Costs: Add the aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans	N/A	N/A	N/A	N/A	N/A
(C) Equity Awards
(1) Deduct the amounts reported in the Summary Compensation Table under “Stock Awards” and “Option Awards”:	—	(26,915,414)	(6,070,605)	(4,272,104)	(4,025,897)
(i) Add the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the year:	—	39,885,009	2,335,035	—	2,682,179
(ii) Add the amount equal to the change as of the end of the year (from the end of the prior year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the year:	6,867,968	—	(29,161,912)	—	(627,708)
(iii) Add, for awards that are granted and vest in the same year, the fair value as of the vesting date:	—	—	499,152	2,035,951	113,039
(iv) Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the year:	495,916	—	(3,154,600)	(3,059,630)	(211,779)
(v) Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the year, the amount equal to the fair value at the end of the prior year:	(389,913)	—	—	(1,610,216)	(39,283)
(vi) Add the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in the total compensation for the year:	N/A	N/A	N/A	N/A	N/A
Total	6,973,970	12,969,595	(35,552,930)	(6,905,999)	(2,109,450)
(*) The non-PEO NEOs for each fiscal year shown in the table were as follows: 2021 - Steve Seger, Matthew Zinn, Dejan Deklich, Bryan Martin, Steven Gatoff, Samuel Wilson; 2022 - Dejan Deklich, Stephanie Garcia, Matthew Zinn, Hunter Middleton, Samuel Wilson; 2023 - Kevin Kraus, Matthew Zinn, Laurence Denny, Suzy Seandel and Hunter Middleton

68 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
(*) The following are the adjustments made to the summary compensation table totals to determine the amounts shown as compensation actually paid for the non-PEO NEOs:

	Non-PEO NEOs

	2021 ($)	2022 ($)	2023 ($)

(A) Pension Plans—Present Value: Deduct the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans	N/A	N/A	N/A
(B) Pension Plans—Service Costs: Add the aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans	N/A	N/A	N/A
(C) Equity Awards
(1) Deduct the amounts reported in the Summary Compensation Table under “Stock Awards” and “Option Awards”:	(1,507,760)	(2,333,715)	(1,299,052)
(i) Add the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the year:	4,149,125	835,039	702,123
(ii) Add the amount equal to the change as of the end of the year (from the end of the prior year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the year:	965,512	(1,526,867)	(134,185)
(iii) Add, for awards that are granted and vest in the same year, the fair value as of the vesting date:	88,388	95,331	60,162
(iv) Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the year:	170,462	(866,788)	(149,192)
(v) Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the year, the amount equal to the fair value at the end of the prior year:	(434,842)	(1,510,019)	(90,596)
(vi) Add the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in the total compensation for the year:	N/A	N/A	N/A
Total	3,430,884	(5,307,020)	(910,740)
Equity values are calculated in accordance with FASB ASC Topic 718.
(*) The peer group used for this data is the S&P Software and Services index, which is the peer group used as the basis of relative TSR measurement in the PSUs granted in fiscal 2023. The comparison assumes $100 was invested for the period starting March 31, 2020, through the end of the listed fiscal year in our common stock and in the S&P Software and Services index, respectively.
(*) We determined non-GAAP Operating Profit to be the most important financial performance measure used to link Company performance to compensation actually paid to our PEOs and Non-PEO NEOs for our fiscal year ended March 31, 2023. See Appendix A to this proxy statement for an explanation of the Company-selected measure “non-GAAP Operating Profit.”

Financial Performance & Compensation Actually Paid (CAP)
While the Company considers many elements of financial performance in establishing the design of the executive compensation program, the key performance measures which link 8x8’s performance with the compensation actually paid to the NEOs are as follows:

Measure	Explanation
Total shareholder return	The total shareholder return of the Company’s stock over a specified period.
Non-GAAP operating profit	See Appendix A for an explanation of Non-GAAP operating profit.
Service revenue	Service revenue consists of communication services subscriptions, platform usage revenue, and related fees from our UCaaS, CCaaS, and CPaaS offerings.
Net new monthly recurring revenue	Net new monthly recurring revenue (nnMRR) is an internal operating metric that represents performance of important parts of our business, but is not a direct representation of our entire business. For example, nnMRR excludes usage revenue, revenue from acquired customers, and revenue from professional services and endpoint hardware.

8x8, Inc. | PROXY STATEMENT 69

EXECUTIVE COMPENSATION
The charts below illustrate how our compensation programs are designed to maintain strong links between the performance of the Company, the returns earned by our shareholders, and the compensation that is paid to our executives. While 8x8 has delivered significant gains on many of our key financial measures, the positive impact these achievements have had on bonus payouts have been significantly overshadowed by the impact of the negative shareholder returns over this same period. This has resulted in either significantly lower, or negative, compensation actually paid to executives for fiscal 2022 and 2023.

70 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
8x8, Inc. | PROXY STATEMENT 71

PROPOSAL THREE
PROPOSAL THREE  —  ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are providing stockholders with an advisory vote to approve executive compensation as required by Section 14A of the Exchange Act.
This vote is advisory, and, therefore, not binding on us, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the compensation of our named executive officers, as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to develop, motivate and retain high quality executive officers, align executive compensation with our strategies and business objectives and the long-term creation of stockholder value, and provide meaningful equity ownership by our executive officers.
Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program. To further this objective in fiscal 2023:
▪We realigned the Company and the annual cash incentive plan to focus on driving increased profitability.
▪Our CEO’s compensation in fiscal 2023 was weighted heavily to pay elements tied directly to shareholder returns, or those with ultimate value determined by stock price  — 83% of the CEO’s target compensation package was delivered in the form of equity with long-term vesting requirements.
▪We actively managed our burn rate and dilution by significantly reducing the employee population eligible for equity awards.
The foregoing is only a brief summary of a few select aspects of our fiscal 2023 executive compensation program. The Board encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and to cast a vote to approve our executive compensation programs and the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal year 2023 Summary Compensation Table and the other related tables and disclosure.”
Vote Required and Recommendation

The proposal to approve our executive compensation programs and the foregoing resolution on an advisory basis will require approval by the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such proposal.
The Board encourages you to vote to approve our executive compensation programs and the foregoing resolution.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION AS EXPRESSED IN THE FOREGOING RESOLUTION.
72 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR – ADVISORY VOTE
TO APPROVE FREQUENCY OF THE COMPANY’S FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION
Every six years, we are required by SEC rules to include in our proxy statement an advisory (non-binding) vote as to whether the Company should hold an advisory vote to approve executive compensation every one, two or three years. This vote is commonly referred to as “say-on-frequency.”
As explained in Proposal Three above, our stockholders are given the opportunity to cast an advisory vote on the compensation of our named executive officers at the 2023 Annual Meeting. This vote is commonly referred to as “say-on-pay.” This Proposal Four gives our stockholders the opportunity to cast an advisory vote on how frequently we should conduct future say-on-pay votes.
Stockholders may vote to have the say-on-pay vote conducted once every year, every two years or every three years, or may abstain from voting.
After careful consideration, it is the opinion of the Board that the frequency of the say-on-pay vote should continue to be once every year. The Board recommends a frequency of once per year because an annual vote will allow stockholders to provide feedback on our compensation policies and practices, and the compensation for the relevant named executive officers, each time we disclose this information to our stockholders along with a discussion and analysis from our Compensation Committee in connection with our annual meetings - i.e., once per year. An annual stockholder vote gives our stockholders the opportunity to provide more timely feedback on any compensation decisions we may have made during the period covered by the proxy statement, whereas a vote every two or three years might require a lag between a change in policy and an opportunity for stockholder feedback in the form of the advisory vote. We held our last “say-on-frequency” vote in 2017 and a majority of our stockholders voted for an annual say-on-pay vote at such time.
While the Board recommends an annual vote, stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders have the opportunity to cast an advisory vote on whether the frequency should be every one year, every two years or every three years. A plurality of the votes cast for one of the three frequency options presented by this Proposal Four will determine the stockholders’ preferred frequency for the say-on-pay advisory vote.
Although the vote is advisory and non-binding, and although our Board has recommended a frequency of once per year, our Board and Compensation Committee value our stockholders’ opinions and will consider the outcome of the vote, along with other relevant factors, when making future decisions regarding the frequency of conducting a say-on-pay vote.
Vote Required and Recommendation

Generally, advisory approval requires approval by the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. However, because this vote is advisory in nature, if no one single choice (one, two or three years) receives a total majority of the votes, the option receiving the highest number of votes will be considered the option chosen by the stockholders due to the plurality voting requirement. Although this vote is advisory in nature and does not require any action by us, we strongly encourage all stockholders to vote on this matter.
Stockholders may vote “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR 1 YEAR” FOR THE FREQUENCY OF THE COMPANY’S ADVISORY VOTES ON EXECUTIVE COMPENSATION.
8x8, Inc. | PROXY STATEMENT 73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 2, 2023 by:
▪each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock;
▪each of our directors and nominees for election as directors;
▪each of the named executive officers; and
▪all directors and officers as a group.
Ownership information is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within 60 days of the date as of which the beneficial ownership determination is made. Applicable percentages are based upon 116,364,248 voting shares issued and outstanding as of June 2, 2023, and treating any shares that the holder has the right to acquire within 60 days as outstanding for purposes of computing their percent ownership. Unless otherwise noted, the address of the beneficial owner is c/o 8x8, Inc. 675 Creekside Way, Campbell, CA 95008.
Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Named Executive Officers & Directors(1):
Samuel Wilson	369,313	*
Kevin Kraus	65,303	*
Laurence Denny	22,161	*
Hunter Middleton	101,791	*
Suzy Seandel	88,086	*
Monique Bonner	76,887	*
Todd Ford	69,226	*
Alison Gleeson	47,259	*
Eric Salzman	130,094	*
Jaswinder Pal Singh	228,487	*
Elizabeth Theophille	52,377	*
All officers and directors as a group (11 persons)(2)	1,250,984	1.08
5% Stockholders:
BlackRock, Inc.(3)	19,974,694	17.90
The Vanguard Group, Inc.(4)	18,056,572	16.17
Sylebra Capital Limited(5)	14,389,476	12.37
ArrowMark Colorado Holdings, LLC(6)	12,778,721	11.44
(Footnotes to the table appear on the following page)
* Indicates less than 1%

74 8x8, Inc. | PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(1)Includes the following number of shares (rounded) issuable upon the exercise of stock options or the vesting of restricted stock units that were expected to be exercisable or to vest within 60 days of May 31, 2023:

Samuel Wilson	189,949	Monique Bonner	38,461
Kevin Kraus	27,403	Todd Ford	38,461
Larry Denny	18,705	Alison Gleeson	38,461
Hunter Middleton	91,005	Eric Salzman	38,461
Suzy Seandel	81,148	Jaswinder Pal Singh	113,461
		Elizabeth Theophille	38,461
		All officers and directors as a group (11 persons)(2)	713,976
(2)Includes (a) each of the directors listed in this table and (b) each of the named executive officers as of June 02, 2023.
(3)This information is based solely on Form 13G/A filed with the SEC by BlackRock, Inc. (“Blackrock”) on January 26, 2023 reporting share ownership as of December 31, 2022. Blackrock reported that it had sole dispositive power over 17,067,853 of the shares beneficially owned and sole voting power over 19,974,694 of the shares beneficially owned. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(4)This information is based solely on Form 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 9, 2023 reporting share ownership as of December 30, 2022. Vanguard reported that it had shared voting power over 183,288 of the shares beneficially owned; sole dispositive power over 17,767,405 of the shares beneficially owned; and shared dispositive power over 289,167 of the shares beneficially owned. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)This information is based solely on Form 13G/A filed with the SEC by Sylebra Capital Limited, (“Sylebra”) on May 26, 2023 reporting share ownership as of May 25, 2023. Sylebra reported that it had shared voting power and shared dispositive power over all 14,389,476 of the shares beneficially owned. The principal business address of Sylebra is 28 Hennessy Road, Floor 20, Wan Chai, Hong Kong, K3 00000.
(6)This information is based solely on Form 13G filed with the SEC by ArrowMark Colorado Holdings, LLC (“ArrowMark”) on February 15, 2023 reporting share ownership as of December 31, 2022. ArrowMark reported that it had sole voting power and sole dispositive power over all 12,778,721 of the shares beneficially owned. The principal business address of ArrowMark is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

8x8, Inc. | PROXY STATEMENT 75

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
NOMINATIONS FOR DIRECTORS
Stockholders may present proper proposals for nominations of candidates for election as directors at the 2024 annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. Our Secretary must receive the written proposal at our principal executive offices not later than March 30, 2024. Such stockholder proposals should be addressed to: 8x8, Inc., Attention: Secretary, 675 Creekside Way, Campbell, CA 95008.
To be timely, a stockholder proposal relating to a nomination of a candidate for election as a director to be presented at an annual meeting must be received by our Secretary at our principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders. For our 2024 annual meeting of stockholders, a timely stockholder notice must contain the information specified in our by-laws and be received by our Secretary at our principal executive offices not earlier than March 30, 2024 and not later than the close of business on April 29, 2024. In the event that we hold the 2024 annual meeting of stockholders more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice of such stockholder proposal must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly disclosed.
OTHER STOCKHOLDER PROPOSALS
Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal regarding matter(s) other than a nomination of a candidate for election as a director, to be considered for inclusion in our Proxy Statement for the 2024 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than February 16, 2024. In addition, such stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Such stockholder proposals should be addressed to: 8x8, Inc., Attention: Secretary, 675 Creekside Way, Campbell, CA 95008.
Our by-laws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our Proxy Statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our by-laws. To be timely, a stockholder proposal to be presented at an annual meeting (relating to matter(s) other than a nomination of a candidate for election as a director) must be received by our Secretary at our principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the date our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. For our 2024 annual meeting of stockholders, a timely stockholder notice must be received by our Secretary at our principal executive offices not earlier than February 16, 2024 and not later than the close of business on March 17, 2024. In the event that we hold the 2024 annual meeting of stockholders more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice of such stockholder proposal that is not intended to be included in our Proxy Statement must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly disclosed. If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
76 8x8, Inc. | PROXY STATEMENT

VOTING RIGHTS, QUORUM, AND REQUIRED VOTE
GENERAL
The accompanying proxy is solicited by the Board of 8x8 for use at the 2023 Annual Meeting of Stockholders to be held July 28, 2023, at 9:00 a.m., Pacific time, or at any adjournments or postponements thereof. The 2023 Annual Meeting will be held virtually via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/8x82023. Our telephone number is (408) 727-1885.
You will not be able to attend the 2023 Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/8x82023. Our Board annually considers the appropriate format of our annual meeting. We will only be hosting the 2023 Annual Meeting via live webcast on the Internet. Hosting the Annual Meeting via the Internet provides expanded access, improved communication, reduced environmental impact, and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded similar opportunities to participate at the virtual 2023 Annual Meeting as they would at an in person annual meeting of stockholders.
On or about June 15, 2023, we expect to mail to our stockholders as of the record date of June 2, 2023 (the “Record Date”) the Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 (the “Annual Report”), and proxy card. On the Record Date, we had 116,364,248 shares of common stock issued and outstanding, including shares held in street name and shares held by registered stockholders.
In addition, stockholders who wish to view our Annual Report, as filed with the SEC, including our audited financial statements, will find it available on the Investor Relations section of our website at http://www.8x8.com/. To request a printed copy of our Proxy Statement and Annual Report, which we will provide to you free of charge, either: write to 8x8’s Investor Relations Department at 8x8, Inc., 675 Creekside Way, Campbell, CA 95008; call us at (408) 495-2524; or email us at investor.relations@8x8.com.
The information in this Proxy Statement relates to the proposals to be voted on at the 2023 Annual Meeting, the voting process, our corporate governance, the compensation of our directors and named executive officers in fiscal 2023, and other required information.
VOTING
Each holder of one or more shares of 8x8 common stock issued and outstanding as of the Record Date is entitled to vote on all proposals presented at the 2023 Annual Meeting. Each such holder is entitled to one vote for each share of common stock held as of the Record Date. You may vote all shares that you owned as of the Record Date, whether held directly in your name as the stockholder of record or held for you (for example, by a broker, trustee, or nominee) in street name as the beneficial owner. Please vote using each 16-digit control number and proxy card that you receive.
WAYS TO VOTE. If you are a stockholder of record, there are four ways to vote:
▪by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on July 27, 2023 (have your proxy card in hand when you visit the website);
▪by toll-free telephone until 11:59 p.m. Eastern Time on July 27, 2023 at 1-800-690-6903 (be sure to have your proxy card in hand when you call);
▪by completing and mailing your proxy card so it is received prior to the Annual Meeting; or
▪by attending and voting at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/8x82023, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your proxy card in hand when you visit the website).
If you have questions or require assistance with voting, you may contact 8x8’s proxy solicitor as follows:
Morrow Sodali LLC
333 Ludlow St – 5th Floor – South Tower
Stamford, CT 06902
Shareholders Call Toll Free: (800) 662-5200
8x8, Inc. | PROXY STATEMENT 77

VOTING RIGHTS, QUORUM AND REQUIRED VOTE
Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/8x82023. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.
Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting. If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
REVOCABILITY OF PROXIES. Your proxy is revocable, and you may change your vote at any time prior to the vote at the 2023 Annual Meeting. If you are the stockholder of record, you may change your vote by:
▪granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, at any time before the deadline for submitting proxies under that method;
▪providing a written notice of revocation to 8x8, Inc., Attn: Secretary, 675 Creekside Way, Campbell, CA 95008, prior to your shares being voted; or
▪attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
QUORUM. The quorum requirement for holding and transacting business at the 2023 Annual Meeting is that holders of a majority of the voting power of the issued and outstanding shares of our common stock as of the Record Date must be present virtually or represented by proxy. Abstentions, withhold votes, and broker non-votes are counted for the purpose of determining the presence of a quorum.
COUNTING VOTES. An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate stockholder votes by proxy instructions submitted by beneficial owners over the Internet, by telephone, or by proxy cards mailed to Broadridge. Broadridge will also tabulate stockholder votes submitted by proxies submitted by stockholders of record. The inspector of the election will tabulate votes cast virtually at the 2023 Annual Meeting.
Broker Non-Votes. Brokers holding shares in street name for customers have discretionary authority to vote on some matters when they have not received instructions from the beneficial owners of shares. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter due to a lack of discretionary voting power and instructions from the beneficial owner. Under listing rules governing voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. At the Annual Meeting, only Proposal Two (Ratification of Independent Public Accountants) is considered a routine matter. Therefore, absent your instructions, the shares held for you in street name will not be voted on any other matter at the Annual Meeting. Broker non-votes are excluded from the tabulation of votes cast on each proposal and will not affect the outcome of the vote on any of the proposals at the Annual Meeting.
Abstentions. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum at the Annual Meeting. An abstention will have no effect on the election of directors under Proposal One (Election of Directors) because directors are elected by plurality vote. However, an abstention will have the same effect as a vote “against” Proposal Two (Ratification of Independent Public Accountants) because the required approval is a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting. Additionally, an abstention will have the same effect as a vote “against” Proposal Three (Advisory Vote to Approve Executive Compensation) because we will consider our executive compensation approved on an advisory basis based on a majority of the votes present and entitled to vote at the Annual Meeting. For Proposal Four (Advisory Vote to Approve Frequency of the Company’s Future Advisory Votes to Approve Executive Compensation), abstentions will have no effect because such vote will be determined on an advisory basis by the plurality of votes cast for the alternative frequency periods (one, two, or three years) at the Annual Meeting.
INSPECTOR OF ELECTIONS. The inspector of elections will be a representative from the Company.
78 8x8, Inc. | PROXY STATEMENT

VOTING RIGHTS, QUORUM AND REQUIRED VOTE
VOTING REQUIREMENTS
The voting requirements for the proposals that we will consider at the Annual Meeting are:

PROPOSAL		VOTING REQUIREMENT
1.	Election of seven directors to serve until 2024 Annual Meeting.	The seven nominees receiving the most votes cast “FOR” their election shall be elected as directors.(1)
2.	Ratification of appointment of Moss Adams LLP as independent registered public accounting firm for fiscal 2024.	An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal.
3.	To vote, on an advisory and non-binding basis, to approve the Company’s executive compensation for the fiscal year ended March 31, 2023.
An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal on an advisory basis.(2)

4.	To vote, on an advisory and non-binding basis, to approve the frequency (every one, two or three years) of future advisory votes to approve executive compensation.
The plurality of votes cast for the alternative frequency periods (one, two, or three years) will be considered by the Board to represent the preference of stockholders for the frequency of non-binding advisory votes to approve executive compensation on an advisory basis.(3)

(1)Pursuant to a policy adopted by the Board, any director nominee who fails to receive more votes cast “FOR” his or her election than “WITHHELD” is expected to tender his or her resignation to the Governance and Nominating Committee of the Board, which is responsible for considering each resignation tendered under the policy and recommending to the Board whether or not to accept the resignation.
(2)This is an advisory vote. Neither we nor the Board will be bound by the results of the vote on this proposal.
(3)This is an advisory vote. Neither we nor the Board will be bound by the results of the vote on this proposal.
SOLICITATION OF PROXIES
PERSONS INVOLVED IN SOLICITATION. 8x8 is making this solicitation.
MANNER AND COST OF SOLICITATION. Proxies may be solicited by mail, in person, by telephone, and via the Internet. 8x8 will pay the costs of this solicitation, including the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. 8x8 has retained Morrow Sodali LLC as proxy solicitor for a fee of $10,000, plus out-of-pocket expenses. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.
8x8, Inc. | PROXY STATEMENT 79

OTHER MATTERS
The Board knows of no other matters to be presented for stockholder action at the 2023 Annual Meeting. However, if other matters do properly come before the 2023 Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.
BY ORDER OF THE BOARD
Jaswinder Pal Singh, Chairman
San Jose, California
June 15, 2023
80 8x8, Inc. | PROXY STATEMENT

APPENDIX A
Non-GAAP Financial Information and Reconciliations
The rationale for management’s use of non-GAAP information in the Compensation Discussion and Analysis and Proxy Statement is as follows:
The Company has provided, in this proxy statement, financial information that has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Management uses these Non-GAAP financial measures internally to understand, manage, and evaluate the business, and to make operating decisions. Management believes they are useful to investors, as a supplement to GAAP measures, in evaluating the Company's ongoing operational performance. Management also believes that some of 8x8’s investors use these Non-GAAP financial measures as an additional tool in evaluating 8x8's ongoing "core operating performance" in the ordinary, ongoing, and customary course of the Company's operations. Core operating performance excludes items that are non-cash, not expected to recur, or not reflective of ongoing financial results. Management also believes that looking at the Company’s core operating performance provides consistency in period-to-period comparisons and trends.
These Non-GAAP financial measures may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which limits the usefulness of these measures for comparative purposes. Management recognizes that these Non-GAAP financial measures have limitations as analytical tools, including the fact that management must exercise judgment in determining which types of items to exclude from the Non-GAAP financial information. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measures below. Detailed explanations of the adjustments from comparable GAAP to Non-GAAP financial measures are as follows:
NON-GAAP GROSS PROFIT AND NON-GAAP OPERATING INCOME
Non-GAAP Gross Profit and Non-GAAP Operating income excludes: amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, acquisition and integration expenses, certain legal and regulatory costs, and certain severance, transition and contract termination costs from Gross Profit and Operating Profit (Loss). Non-GAAP Gross Margin is Non-GAAP Gross Profit divided by Revenue. Non-GAAP Operating Margin is Non-GAAP Operating Income divided by Revenue. Management believes that these exclusions provide investors with a supplemental view of the Company’s ongoing operating performance.
Management evaluates and makes decisions about its business operations based on Non-GAAP financial information by excluding items management does not consider to be “core costs” or “core proceeds.” Management believes some of its investors also evaluate our "core operating performance" as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Management excludes the amortization of acquired intangible assets, which primarily represents a non-cash expense of technology and/or customer relationships already developed, to provide a supplemental way for investors to compare the Company’s operations pre-acquisition to those post-acquisition and to those of our competitors that have pursued internal growth strategies. Stock-based compensation expense has been excluded because it is a non-cash expense and relies on valuations based on future conditions and events, such as the market price of 8x8 common stock, that are difficult to predict and/or largely not within the control of management. The related employer payroll taxes for stock-based compensation are excluded since they are incurred only due to the associated stock-based compensation expense. Acquisition and integration expenses consist of external and incremental costs resulting directly from merger and acquisition and strategic investment activities such as legal and other professional services, due diligence, integration, and other closing costs, which are costs that vary significantly in amount and timing. Legal and regulatory costs include litigation and other professional services, as well as certain tax and regulatory liabilities. Severance, transition and contract termination costs include employee termination benefits, executive severance agreements, cancellation of certain contracts, and lease impairments. Debt amortization expenses relate to the non-cash accretion of the debt discount.

8x8, Inc. | PROXY STATEMENT 81

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands)
	Years Ended
	March 31, 2023	March 31, 2022	March 31, 2021	March 31, 2020
Gross profit:
Gross profit	$502,463	$390,572	$302,194	$245,009
Amortization of acquired intangible assets	8,752	5,127	5,117	6,727
Stock-based compensation and related employer payroll taxes	12,953	14,209	13,969	8,571
Acquisition and integration costs	—	—	—	6
Legal and regulatory costs	85	—	290	—
Severance, transition and contract termination costs	2,473	2,609	1,666	3,460
Non-GAAP gross profit	$526,725	$412,517	$323,236	$263,773
Operating income (loss):
GAAP loss from operations	$(66,292)	$(154,141)	$(146,149)	$(159,819)
Amortization of acquired intangible assets	21,078	8,317	6,886	8,842
Stock-based compensation expense and related employer payroll taxes	90,636	138,226	112,505	72,096
Acquisition and integration costs	(4,553)	9,717	198	2,613
Legal and regulatory costs	771	(2,722)	4,637	(730)
Severance, transition and contract termination costs	20,717	11,191	10,816	16,117
Non-GAAP operating profit (loss)	$62,357	$10,588	$(11,107)	$(60,881)

82 8x8, Inc. | PROXY STATEMENT

SCAN TO
VIEW MATERIALS & VOTE

8X8, INC.
ATTN: INVESTOR RELATIONS
675 CREEKSIDE WAY
CAMPBELL, CA 95008

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 27, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/8X82023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 27, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V18726-P94818

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

8X8, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jaswinder Pal Singh
02) Monique Bonner
03) Todd Ford
04) Alison Gleeson
05) Eric Salzman
06) Elizabeth Theophille
07) Samuel Wilson

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on proposal 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V18727-P94818

8X8, INC.
Annual Meeting of Stockholders
July 28, 2023 at 9:00 AM PDT
This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Samuel Wilson and Laurence Denny, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of 8x8, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on July 28, 2023, live via the Internet at www.virtualshareholdermeeting.com/8X82023.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND IN THE BEST JUDGMENT OF THE PROXIES ON ALL OTHER MATTERS AS MAY BE PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side

Your **Vote** Counts!

8X8, INC.

2023 Annual Meeting
Vote by July 27, 2023
11:59 PM ET

8X8, INC.
ATTN: INVESTOR RELATIONS
675 CREEKSIDE WAY
CAMPBELL, CA 95008

V18729-P94818

You invested in 8X8, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on July 28, 2023.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to July 14, 2023. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

July 28, 2023
9:00 AM PDT

Virtually at:
www.virtualshareholdermeeting.com/8X82023

*Please check the meeting materials for any special requirements for meeting attendance.

V1.2

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 01) Jaswinder Pal Singh 02) Monique Bonner 03) Todd Ford 04) Alison Gleeson 05) Eric Salzman 06) Elizabeth Theophille 07) Samuel Wilson	For
2. To ratify the appointment of Moss Adams LLP as 8x8, Inc.'s independent registered public accounting firm for the fiscal year ending March 31, 2024.	For
3. To approve, through an advisory vote, 8x8, Inc.'s executive compensation for the fiscal year ended March 31, 2023.	For
4. To vote, on an advisory basis, to approve the frequency (every one, two or three years) of future advisory votes to approve executive compensation.	1 Year

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V18730-P94818